As filed with the Securities and Exchange Commission on March 4, 1999
                                                      Registration No. 333-69577
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                 Amendment No. 2
                                       to
                                    Form S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                             DENBURY RESOURCES INC.
             (Exact name of Registrant as specified in its charter)



             Canada                      1311                  Not Applicable
(State or other jurisdiction of (Primary standard industrial  (I.R.S. employer
incorporation or organization)   classification code number) identification no.)

                                                     PHIL RYKHOEK, C.F.O.
                                                    Denbury Resources Inc.
17304 Preston Road, Suite 200                    17304 Preston Road, Suite 200
Dallas, Texas 75252                                  Dallas, Texas 75252
(972) 673-2000                            (972)673-2000; Facsimile:(972)673-2051
(Address and telephone number of          (Name, address and telephone number of
Registrant's principal executive offices)             Agent for Service)

                                   Copies to:

                               DONALD W. BRODSKY
                                  KAREN BRYANT
                              Jenkens & Gilchrist,
                           A Professional Corporation
                           1100 Louisiana, Suite 1800
                               Houston, TX 77002
                     (713)951-3300; Facsimile:(713)951-3314


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after (a) the effectiveness of this Registration Statement and (b) the effective date of the continuance of Denbury Resources Inc., a Canadian corporation, as a domestic corporation under Delaware law which, as continued under Delaware law, is the "Registrant".

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


Preliminary Proxy Statement/Prospectus                    Subject to Completion,
                                                            dated March 4, 1999

                               [GRAPHIC OMITTED]

                             DENBURY RESOURCES INC.
                            31,976,538 Common Shares

     We are calling a special meeting of stockholders of Denbury Resources Inc. to vote on:

          o the move of our domicile from Canada to the United States as a Delaware corporation;

          o the sale of 18,552,876 of Denbury's common shares to an affiliate of the Texas Pacific Group, referred to as "TPG," our largest shareholder, for U.S. $100 million, or $5.39 per share; and

          o the increase in the number of common shares available for issuance under our employee stock purchase and stock option plans.


          Our common shares are listed on the New York Stock Exchange and The Toronto Stock Exchange under the symbol "DNR."


          CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE __ OF THIS DOCUMENT. You should read this entire document carefully. It explains the proposals, particularly the move of our domicile from Canada to the United States and the sale of common shares to TPG.


          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL OF THE PROPOSALS. The special meeting will be held on April __, 1999 in Calgary, Alberta. Whether or not you plan to attend the meeting, please vote and mail in your proxy card by following the instructions on page __ under "The Meeting" and on the proxy card.


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



            This Proxy Statement/Prospectus was first mailed to stockholders on March __, 1999.

                             DENBURY RESOURCES INC.
                          17304 PRESTON ROAD, SUITE 200
                               DALLAS, TEXAS 75252

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          to be held on April __, 1999


TO:       THE SHAREHOLDERS OF DENBURY RESOURCES INC.

          TAKE NOTICE that a Special Meeting of the shareholders of Denbury Resources Inc., "Denbury", will be held in the Viking Room at The Calgary
Petroleum Club, 5th Avenue and 3rd Street S.W., Calgary, Alberta on ________, the ____ day of April, 1999 at 10:00 o'clock in the morning (Calgary time) for the following purposes:

1. To consider and vote upon a Special Resolution approving the move of Denbury's corporate domicile from Canada to the United States as a Delaware corporation;

2. To consider and vote upon an Ordinary Resolution granting to the board of directors of Denbury the authority to postpone or abandon the move of the corporate domicile from Canada to the United States, even if approved by the shareholders, if the board of directors in its discretion determines such move or the timing thereof not to be in Denbury's best interests;

3. To consider and vote upon an Ordinary Resolution approving the sale of 18,552,876 common shares of Denbury to an affiliate of the Texas Pacific Group, "TPG", Denbury's largest shareholder, for U.S. $100,000,000 or U.S. $5.39 per share;

4. To consider and vote upon an Ordinary Resolution approving an increase in the number of common shares reserved for issuance under Denbury's Employee Stock Purchase Plan;

5. To consider and vote upon an Ordinary Resolution authorizing an increase in the number of common shares reserved for issuance under Denbury's Stock Option Plan, as amended; and

6. To transact such other businesses as may properly be brought before the meeting or any adjournment thereof.

          The text of the special and ordinary resolutions of Denbury to be voted upon at the meeting are set forth as Exhibit "G" to the accompanying Proxy Statement/Prospectus.

          The Special Resolution approving the move of the corporate domicile of Denbury requires the approval of at least two-thirds (2/3) of the votes cast by Denbury's shareholders present in person or represented by proxy at the meeting. The Ordinary Resolution approving the sale of common shares to TPG requires the approval of a simple majority of the shareholders present in person or represented by proxy and voting at the meeting, excluding any votes cast by TPG or its affiliates. Each of the remaining Ordinary Resolutions to be voted upon at the meeting require the approval of a simple majority of the shareholders present in person or represented by proxy and voting at the meeting. THE BOARD OF DIRECTORS OF DENBURY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOUR OF EACH OF THE RESOLUTIONS TO BE PUT BEFORE THE MEETING.

          REGISTERED SHAREHOLDERS HAVE THE RIGHT TO DISSENT WITH RESPECT TO THE SPECIAL RESOLUTION APPROVING THE MOVE OF DENBURY'S CORPORATE DOMICILE FROM CANADA TO THE UNITED STATES AND, IF THE MOVE IS MADE EFFECTIVE, TO BE PAID THE FAIR VALUE OF THEIR SHARES IN ACCORDANCE WITH THE PROVISIONS OF SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT. A DISSENTING SHAREHOLDER MUST SEND TO

DENBURY A WRITTEN OBJECTION TO THE SPECIAL RESOLUTION AT OR BEFORE THE MEETING. A SHAREHOLDER'S RIGHT TO DISSENT IS MORE PARTICULARLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE TEXT OF SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT IS SET FORTH AS EXHIBIT "B" TO THE PROXY STATEMENT/PROSPECTUS. FAILURE TO STRICTLY COMPLY WITH THE REQUIREMENTS SET FORTH IN SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT MAY RESULT IN A LOSS OF ANY RIGHT OF DISSENT. PERSONS WHO ARE BENEFICIAL OWNERS OF COMMON SHARES REGISTERED IN THE NAME OF A BROKER, CUSTODIAN, NOMINEE OR OTHER INTERMEDIARY WHO WISH TO DISSENT SHOULD BE AWARE THAT ONLY THE REGISTERED HOLDERS OF SUCH SHARES ARE ENTITLED TO DISSENT. ACCORDINGLY, A BENEFICIAL HOLDER OF COMMON SHARES OF DENBURY DESIRING TO EXERCISE HIS OR HER RIGHT MUST MAKE ARRANGEMENTS FOR THE COMMON SHARES BENEFICIALLY OWNED BY THEM TO BE REGISTERED IN THEIR NAME PRIOR TO THE TIME THE WRITTEN OBJECTION IS REQUIRED TO BE SENT OR, ALTERNATIVELY, MAKE ARRANGEMENTS FOR THE REGISTERED HOLDER OF SUCH COMMON SHARES TO DISSENT ON THEIR BEHALF.

          SHAREHOLDERS OF DENBURY WHO ARE UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED INSTRUMENT OF PROXY AND TO MAIL IT TO OR DEPOSIT IT WITH THE SECRETARY OF DENBURY, C/O CIBC MELLON TRUST COMPANY, CORPORATE TRUST DEPARTMENT, 600 DOME TOWER, 333 - 7TH AVENUE S.W., CALGARY, ALBERTA, T2P 2Z1. IN ORDER TO BE VALID AND ACTED UPON AT THE MEETING, FORMS OF PROXY MUST BE RETURNED TO THE ABOVE ADDRESS NOT LESS THAN 48 HOURS, EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS, BEFORE THE TIME SET FOR THE HOLDING OF THE MEETING OR ANY ADJOURNMENT THEREOF.

          SHAREHOLDERS ARE CAUTIONED THAT THE USE OF THE MAIL TO TRANSMIT PROXIES IS AT EACH SHAREHOLDER'S RISK.

          The Board of Directors of Denbury has fixed the record date for the meeting at the close of business on March __, 1999. Only shareholders of record of Denbury as at that date are entitled to receive notice of the meeting. Shareholders of record will be entitled to vote those shares included in the list of shareholders entitled to vote at the meeting prepared as at the record date, unless any such shareholder transfers his shares after the record date and the transferee of those shares establishes that he owns the shares and demands, not later than the close of business on April __, 1999, that the transferee's name be included in the list of shareholders entitled to vote at the meeting, in which case such transferee shall be entitled to vote such shares at the meeting.

    DATED this ____ day of March, 1999.

                                           BY ORDER OF THE BOARD OF
                                           DIRECTORS


                                           Phil Rykhoek
                                           Chief Financial Officer and Secretary


          IF YOU ARE UNABLE TO ATTEND THE  MEETING  IN PERSON,  IT IS  IMPORTANT
THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE. THIS PROXY CARD MUST BE RECEIVED AT LEAST TWO BUSINESS DAYS BEFORE THE MEETING TO BE INCLUDED IN THE VOTE. YOU MAY VOTE BY RETURNING THE PROXY CARD EVEN IF YOU PLAN TO ATTEND THE MEETING.

                                TABLE OF CONTENTS

                                                     Page

QUESTIONS AND ANSWERS ABOUT
     VOTING.....................................................................

SUMMARY.........................................................................
     Moving the Corporate Domicile..............................................
        The Move................................................................
        Right to Dissent........................................................
        Background to and Principal Reasons for
          the Move of Corporate Domicile........................................
        Differences in Shareholder Rights in Canada
          and Delaware..........................................................
        Income Tax Considerations of the
          Move of Corporate Domicile............................................
        Directors and Officers Afer the Move....................................
        Stock Exchange Listings After the Move;
          Recent Prices.........................................................
     Granting the Board of Directors Authority to
       Abandon or Postpone the Move of Domicile.................................
     Sale of Shares to TPG......................................................
     Increase of Authorized Shares Under Employee
       Stock Purchase Plan......................................................
     Increase of Authorized Shares Under Stock
       Option Plan..............................................................
     Intent of Management and TPG to Vote in
       Favor of the Proposals...................................................
     Summary Historical Condensed Consolidated
       Financial Data...........................................................

RISK FACTORS....................................................................
     Risks Arising Out of the Proposed Move of
       Domicile.................................................................
       Possibility of Taxes Being Incurred by you
         or Denbury.............................................................
       Effects of the Move of Domicile on
          Shareholder Rights....................................................
     Risks of Selling Common Shares to TPG......................................
       TPG Will Become Denbury's Controlling
         Shareholder............................................................
       Your Ownership Will Be Diluted...........................................
Risks Inherent in an Investment in Denbury......................................
       1998 Losses; Volatility of Oil and Natural Gas Prices....................
       Questions About Ability to Repay Debt and Meet Debt
          Covenants.............................................................
       Future Acquistions May Not Be Profitable.................................
       Could Be Hurt By Future TPG Sales Using
          Registration Rights...................................................

THE COMPANY.....................................................................
     Corporate Overview.........................................................
     Recent Events..............................................................
     Business Strategy..........................................................
     Acquisitions of Oil and Natural Gas Properties.............................
     Change to United States GAAP...............................................

THE MEETING.....................................................................
     General....................................................................
     Record Date................................................................
     Vote Required to Approve the Proposals.....................................
     Solicitation and Revocation of Proxies.....................................
     Security Ownership of Certain Beneficial
       Owners and Management....................................................

MOVING THE CORPORATE DOMICILE...................................................
     The Move...................................................................
     The Merger.................................................................
     Effects of the Move of Corporate Domicile and
       Merger...................................................................
     Background to and Principal Reasons for the
       Move of Corporate Domicile and Merger....................................
     Material Canadian Federal Income Tax
       Consequences of the Move of Corporate
       Domicile and Merger......................................................
     Material United States Federal Income Tax
       Consequences to Shareholders of the Move of
       Corporate Domicile and Merger............................................
     Material United States Federal Income Tax
       Consequences to the Company of the Move of
       Corporate Domicile and Merger............................................
     Comparison of Shareholders' Rights.........................................
       Dissenting Shareholders' Rights..........................................

GRANTING THE BOARD OF DIRECTORS
     AUTHORITY TO ABANDON OR POSTPONE
     THE MOVE OF DOMICILE.......................................................

SALE OF SHARES TO TPG...........................................................
     Opinion of Credit Suisse First Boston......................................
     Use of Proceeds............................................................
     Capitalization Adjusted For TPG Share Purchase.............................

INCREASE OF AUTHORIZED SHARES UNDER
     EMPLOYEE STOCK PURCHASE PLAN...............................................

INCREASE OF AUTHORIZED SHARES UNDER
     STOCK OPTION PLAN..........................................................

MANAGEMENT......................................................................
     Compensation of Directors and Officers.....................................

DESCRIPTION OF CAPITAL STOCK....................................................
     Denbury Canada and Denbury Delaware Common
       Stock....................................................................
     Denbury Delaware Preferred Stock...........................................

NATURE OF THE TRADING MARKET....................................................

LEGAL MATTERS...................................................................

EXPERTS.........................................................................

WHERE YOU CAN FIND MORE
      INFORMATION...............................................................
     Available Information......................................................
     Incorporation of Documents by
       Reference................................................................
     Forward-Looking Statements.................................................

INTERESTS OF CERTAIN PERSONS AND
     COMPANIES AND MATTERS TO BE ACTED
     UPON.......................................................................

OTHER MATTERS...................................................................

SERVICE AND ENFORCEMENT OF LEGAL
     PROCESS....................................................................

APPROVAL AND CERTIFICATION......................................................

GLOSSARY........................................................................

EXHIBIT A - OPINION OF CREDIT SUISSE
     FIRST BOSTON CORPORATION................................................A-1

EXHIBIT B - SECTION 190 OF THE CBCA..........................................B-1

EXHIBIT C - CERTIFICATE OF
     DOMESTICATION...........................................................C-1

EXHIBIT D - CERTIFICATE OF
     INCORPORATION...........................................................D-1

EXHIBIT E - BYLAWS...........................................................E-1

EXHIBIT F - LIQUIDITY OPINION................................................F-1

EXHIBIT G - FULL TEXT OF RESOLUTIONS.........................................G-1

FORM OF PROXY...................................................................

                     QUESTIONS AND ANSWERS ABOUT THE VOTING


Q:   Should I send in my stock certificates?

A: No, unless you are exercising your dissent rights. In that case, you should carefully read pages __ through __ and follow those instructions.
     Otherwise, you should keep your stock certificates as the move will not require surrender of stock certificates at any time.

Q:   Who is entitled to vote?

A: Shareholders as of the close of business on the record date, March __, 1999.

Q:   How do I vote?  What do I need to do
     now?

A: After carefully reading and considering the information contained in this document, please fill out and sign your proxy card.
     Then mail your signed proxy card in the
     enclosed prepaid return envelope as soon as possible so that your shares will be represented at the special meeting. Your proxy card will instruct the persons named on the card to vote your shares at the special meeting as you direct on the card. If you do not vote or you abstain on any proposal, the effect will be a vote against that proposal.
     THE BOARD OF DIRECTORS RECOMMENDS THAT
     YOU VOTE IN FAVOR OF ALL OF THE PROPOSALS.

Q.   May I change my vote after I have mailed my signed proxy card?

A. You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of three ways:

     o  notifying the Corporate Secretary in
        writing;
     o  voting in person at the meeting; or
     o  returning a later-dated proxy card.

     If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to the attention of the Corporate Secretary at Denbury Resources Inc., 17304 Preston Road, Suite 200, Dallas, Texas 75252.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions to them on how to vote. However, brokers who hold shares as nominees will have discretionary authority to vote on the increase in common shares authorized for issuance under our employee stock purchase plan and stock option plan.
     If you fail to provide instructions, your shares will not be voted. Shares that are not voted will not be counted in the vote totals.

Q: What vote is required for the proposals to pass?

A: The vote required for approval varies for the proposals:

     o The proposal to move the corporate domicile must receive 2/3 of all votes cast.

     o The proposed sale of stock to TPG must be voted on by at least 50% of the outstanding shares. TPG's shares will be included to determine whether 50% have voted, but a majority of the voting shareholders excluding TPG must approve the proposed sale.

     o The other proposals must be approved by a simple majority of the shares voting.

Q: How will voting on any other business be conducted?

A: If business other than the proposals described in this document is presented at the meeting, your signed proxy card gives authority to Ronald
     G. Greene, Chairman of the Board, or Phil Rykhoek, Chief Financial Officer and Secretary, to vote on such matters at their discretion.

Q:   Who can answer my questions?

A:   If you have more questions about the
     proposals, you should contact:

     Denbury Resources Inc.
     Attn: Investor Relations
     17304 Preston Road., Suite 200
     Dallas, Texas  75252
     (972) 673-2000

                                     SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To better understand the proposals, you should read this entire document carefully, as well as the additional documents we refer you to. See "Where You Can Find More Information" (pages __ through __). We have also included a glossary on page __ of oil and gas related abbreviations and definitions that are used in this document. All of the dollar amounts used in this document are expressed in U.S. dollars unless otherwise noted.

                          MOVING THE CORPORATE DOMICILE

THE MOVE

          We will move our corporate domicile from Canada to the United States if shareholders approve this proposal. Specifically, Denbury will become a Delaware corporation. To keep the Canadian and the Delaware corporations separate in this document, we will refer to the proposed new Delaware corporation as "Denbury Delaware" and to the existing Canadian corporation as "Denbury Canada".

         The move will happen on the same day shortly after the shareholder meeting. Each common share of Denbury Canada will automatically become one share of common stock of Denbury Delaware. The move itself will not change your ownership percentage in Denbury, although there could be a slight change resulting from shareholders who exercise their dissent rights. However, dilution of your percentage interest of our stock will result if the sale of stock to TPG is approved.

         For example:

          o If you currently own 100 common shares, then after the move you will own 100 shares of common stock in Denbury Delaware.

          o If you currently own 10% of Denbury Canada's common stock, then after the move and sale of stock to TPG, you will own approximately 5.9% of Denbury Delaware's common stock. Such percentage may be slightly higher if shareholders exercise their dissent rights and sell their shares to Denbury.

         If you hold stock options or warrants to purchase our common shares, the options will continue in existence on essentially the same terms and apply to shares of Denbury Delaware. These changes in our legal structure will not change our business or operations.

RIGHT TO DISSENT

         Under Canadian law, you may dissent with respect to the proposal to move the domicile of Denbury and be paid the fair value of your shares. TO DISSENT AND BE PAID, YOU MUST FOLLOW THE PROPER PROCEDURES SET OUT ON PAGES __ THROUGH __. IF YOU DO NOT FOLLOW THE PROPER PROCEDURES, YOU WILL LOSE YOUR RIGHT TO DISSENT. You can lose your right to dissent, for example, by:

          o    voting in favor of the resolution on moving  Denbury's  domicile;
               or

          o failing to send in a dissent notice prior to the special shareholder meeting; or

          o failing to make a payment demand within a twenty-day period after the special shareholder meeting.

To dissent, please refer to Exhibit "B" to this document and read the section "Moving the Corporate Domicile--Comparison of Shareholders' Rights" for more details. The board of directors may postpone or abandon the proposal to move our corporate domicile if the holders of more than 5% of the outstanding common shares exercise their dissent rights and request payment for the fair value of their shares; although the board may also make such decision if it believes that the amount anticipated to be paid as the fair value to dissenting shareholders is likely to exceed $5 million.

BACKGROUND TO AND PRINCIPAL REASONS FOR THE MOVE OF CORPORATE DOMICILE

         Our board of directors believes it is advantageous for us to move our corporate domicile from Canada to the United States for the following reasons:

          o There are Canadian withholding taxes that impose an extra cost on some types of financial arrangements. For example, there is a Canadian withholding tax on interest and dividend payments transferred between the United States and Canada. This withholding tax discourages Denbury's issuance of convertible debt or convertible preferred stock.

          o We believe that being a United States corporation will give us more opportunities to make acquisitions. For example, United States companies are more likely to accept common stock from us in exchange for their oil and gas assets if we are a United States corporation rather than a Canadian corporation. We also anticipate that being an United States corporation will give us better access to the United States capital markets.

          o United States laws and regulations permit more flexibility on corporate matters. For example, Canadian law requires that at least 1/3 of our board members be Canadian residents. No similar requirement exists in the United States. Additionally, we are unable to take advantage of selected benefits of the North American Free Trade Act because we are a Canadian corporation that is more than 50% owned by United States residents. We expect the move to save us administrative time and money in the future.

          o Our financial results are prepared following Canadian accounting rules. As a United States company, we would use United States accounting rules. Although the United States and Canadian accounting rules are similar, they are not quite the same. Since we are normally compared to United States companies, it will eliminate some confusion if we were to report our results based on the United States accounting principles. We also believe that the United States accounting rules are currently more favorable in the case of mergers, which may be beneficial to us.

          o All of our operations are now in the United States and almost 80% of our shareholders are United States residents.

DIFFERENCES IN SHAREHOLDER RIGHTS IN CANADA AND DELAWARE.

         While many rights and privileges of stockholders of a Delaware corporation are comparable to those of shareholders of a Canadian corporation, there are material differences. These differences between the current charter and bylaws of Denbury Canada and the proposed certificate of incorporation and by-laws for Denbury Delaware, are discussed under "Moving the Corporate Domicile-Comparison of Shareholders' Rights" and "Risk Factors--Effects of the Move of Domicile on Shareholder Rights."

         You should read this section carefully regarding these differences.

INCOME TAX CONSIDERATIONS OF THE MOVE OF CORPORATE DOMICILE

         We expect the move to be tax-free to you and Denbury for both United States and Canadian federal income tax purposes. To discuss this in greater detail and other federal income tax considerations, we have prepared the following summary. As summary information is by its nature less precise and detailed, you are encouraged to carefully read the discussions under the tax section "Moving the Corporate Domicile." In addition, although this summary and the more detailed discussion under the tax section "Moving the Corporate Domicile" does address the material tax considerations to shareholders and Denbury in general, it does not address all aspects of taxation that may be relevant to your individual circumstances. You are encouraged to consult with your own tax advisor for information on how the move of the corporate domicile and the merger will impact you individually based on your individual circumstances.

         This transaction may also have tax consequences to shareholders who are neither Canadian nor United States taxpayers. If you are one of these shareholders, you are urged to consult your own tax advisor.

         TAX TREATMENT OF SHAREHOLDERS AS A RESULT OF THE MOVE OF CORPORATE DOMICILE. We have structured the continuance and merger to be tax free for shareholders in the United States and Canada who receive only shares of common stock in Denbury Delaware in the deemed exchange for their common shares in Denbury Canada. Under our proposed structure, the tax basis and holding period of these shareholders in their new Delaware common stock will be the same as their tax basis and holding period of their current Denbury Canada common shares.

         TAX TREATMENT OF THE COMPANY AS RESULT OF THE MOVE OF CORPORATE DOMICILE. There are circumstances where the move of our legal domicile from Canada to the United States could result in taxation of Denbury under either Canadian or United States federal income tax laws. Taxation could result if either the Canadian or United States taxing authorities determine that there is a gain from the move. Each jurisdiction computes this differently, but based on our valuation of the Company assets and our interpretation of the Canadian and United States federal income tax laws, we do not believe that we will owe any federal income tax as a result of this move in either country.

          TAX TREATMENT OF THE MERGER. If the move of the corporate domicile is approved, we plan to merge Denbury and its wholly owned subsidiary, Denbury Management, Inc. Denbury should not recognize any gain or loss on the merger and should have a tax basis and holding period in the assets of its subsidiary equal to the subsidiary's tax basis and holding period in those assets before the merger. You should not recognize any gain or loss for United States income tax purposes on your Denbury Delaware common stock as a result of the merger.

         TAX TREATMENT OF DEFERRED INCOME PLANS AFTER THE MOVE OF CORPORATE DOMICILE. After the move, our shares will still be a qualified investment for trusts governed by registered savings plans, deferred profit sharing plans and registered retirement income funds, as long as the shares remain listed on the TSE, the NYSE or another prescribed stock exchange. However, following the move, if you are a Canadian deferred income plan or similar tax-exempt entity, our shares will be treated as foreign property. Therefore, if you hold our shares you may be subject to certain penalty taxes. If you are a current holder of our shares, you will have a two year grace period before these penalty taxes will take effect.

DIRECTORS AND OFFICERS AFTER THE MOVE.

         The directors and officers of Denbury Delaware will be identical to the current directors of Denbury Canada. Additionally, after the move the individuals who have been officers of Denbury's operating subsidiary will be elected to a similar position with Denbury. See "Moving the Corporate Domicile - Effects of the Move of Corporate Domicile and Merger" and "Management."

STOCK EXCHANGE LISTINGS AFTER THE MOVE; RECENT PRICES.

         Our common shares are listed on the NYSE and the TSE and we plan to maintain both listings following the move. The closing sales price of the our common shares on March 3, 1999, was $3.8125 on the NYSE and Cdn. $6.10 on the TSE. Please also see the section "Nature of the Trading Market."

         THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MOVE OF DOMICILE.


                  GRANTING THE BOARD OF DIRECTORS AUTHORITY TO
                    ABANDON OR POSTPONE THE MOVE OF DOMICILE

         You are being asked to approve a separate proposal which grants authority to the board of directors to postpone or abandon the move, even if approved by the shareholders, if the board determines such a move or its timing would not be in the best interests of you or us. The following are the two most likely situations that could cause the board to decide to postpone or abandon the move:

         o if it appeared that there would be adverse tax consequences to our shareholders or Denbury because of a significant increase in the market value of Denbury between the date of this document and the date of the move; or

         o if the holders of more than 5% of the outstanding common shares exercise their dissent rights and request payment for the fair value of their shares; although the board may make such decision if it believes that the amount anticipated to be paid as the fair value to dissenting shareholders is likely to exceed $5 million.

         THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THIS PROPOSAL.

                              SALE OF SHARES TO TPG

         The third proposal asks you to approve the sale of 18,552,876 common shares to TPG, our largest shareholder, for $100 million, or $5.39 per share. If you approve this sale, it will take place whether or not the move does.

         REQUIRED SHAREHOLDER APPROVAL. The NYSE and TSE require shareholders to approve a substantial sale of shares to a significant shareholder. The NYSE requires that holders of at least 50% of the outstanding shares vote on the proposed sale. TPG's shares will be included to determine whether 50% have voted, but a majority of the votes cast by shareholders other than TPG and its affiliates must approve this proposal.

         PURPOSE OF THE SALE OF SHARES TO TPG. The sale of shares to TPG will raise funds for acquisitions. Because of the downturn in the United States oil and gas industry during 1998 as a result of decreases in oil and gas prices, we believe this is an excellent time to make attractive acquisitions. This additional equity will give us greater flexibility to pursue such opportunities. It is doubtful that we could make any meaningful acquisitions without this additional equity, especially with our current debt levels.
Additionally, this stock sale improves our debt ratios.

         We will initially use the estimated $98.5 million of net proceeds from the sale to reduce our outstanding debt, although we ultimately plan to use these funds primarily for acquisitions. Because of the low oil and gas prices and the reduced cash flows we have scaled back our capital expenditures. Accordingly, we do not plan to use any significant portion of these funds for development or exploration activities.

         CONFLICTS  OF  INTEREST  AND  CREATION  OF  THE  SPECIAL   TRANSACTIONS
COMMITTEE. The sale of shares to TPG is subject to a number of conflicts of interest:

          o    TPG is our largest shareholder.

          o Three of the officers and directors of TPG's controlling entity are members of our board.

          o TPG has historically had the right to maintain its pro rata interest in our common shares by buying a portion of any shares we issued on the same terms and conditions. However, this right will terminate if this transaction is consummated.

         Therefore, our board created a Special Transactions Committee, referred to herein as the "Committee". None of the members of this Committee are members of our management or affiliated in any way with TPG. Mr. Greene, the Chairman of the Board and the Chairman of the Committee, and Messrs. Wettstein and Matthews, are the members of this Committee.

         NEGOTIATION OF TPG PURCHASE PRICE. The Committee negotiated the price with TPG taking into account discussions with management and financial information prepared by Credit Suisse First Boston Corporation, Denbury's financial advisor. Negotiations were concluded on December 1, 1998.

         FACTORS CONSIDERED BY THE SPECIAL TRANSACTIONS COMMITTEE. The factors considered by the Committee in negotiating the sale of shares to TPG were:

          o The $5.39 per share price was the midpoint of a November 24, 1998 preliminary financial analysis of our per share value prepared by Credit Suisse First Boston.

          o The $100 million provides us with substantial funds to make acquisitions at a time when attractive opportunities may be available to us if we have sufficient capital. If we make successful acquisitions, we can continue to grow. However, no acquisitions by Denbury were proposed at the time of the purchase agreement, and therefore, no consideration was given to any proposed acquisitions by Denbury at the time when the sale price of the shares was set.

          o Credit Suisse First Boston has provided our board of directors with its opinion regarding the fairness, from a financial point of view, to Denbury of the consideration to be received for the common shares to be sold to TPG. The full text of Credit Suisse First Boston's opinion dated December 16, 1998 is attached to this document as Exhibit A and should be reviewed carefully. Credit Suisse First Boston's opinion does not constitute a recommendation to any shareholder as to how to vote on the stock purchase by TPG.

          o The $5.39 per share price represented a 41% premium over the closing market price for our common shares at the time of pricing on December 1, 1998. However, there have been brief periods since the pricing date that our common stock has traded above $5.39, meaning the price to be paid by TPG could be a discount to market price. Even if this were to be the case on the closing date of the sale, the Committee still believes that the price to be paid by TPG is fair to Denbury and is in the best interests of its shareholders. As of March __, 1999, this price was _____% higher than the closing market price for the common shares on the NYSE. It should be noted that the premium was only one factor considered by the board and was not determinative of the board's fairness conclusions. Therefore, Denbury does not intend to request an updated opinion from Credit Suisse First Boston, even if our shares sell at a discount to TPG.

          o The Committee considered other alternatives discussed below. Because of TPG's current interest in Denbury, it is unlikely that another entity would be willing to pay a premium over market price substantially higher than the price TPG is willing to pay.

     ALTERNATIVES CONSIDERED. During the course of negotiations with TPG, the Committee considered several other alternatives:

          o The first alternative would have been to sell non-voting common stock to TPG. TPG responded that it would expect to purchase such non-voting shares at a discount from the price paid for voting shares. The Committee determined that it would not benefit us to forego any premium in order to sell TPG non-voting stock since TPG currently nominates three of seven board members and is our largest shareholder.

          o The Committee also considered seeking out other private investors with the goal of obtaining a higher price. However, the Committee was not confident that a better price could be obtained from another party. TPG agreed to pay a 41% premium over the market price at the time of pricing, December 1, 1998. The attractiveness to another investor of making a substantial purchase would have been substantially reduced because of TPG's significant ownership interest in Denbury. The search for an interested third party would have only only resulted in delays.

          o The Committee also considered a rights offering to existing shareholders. However, rights offerings are typically sold at a discount to current market. If stock were to be offered at a premium in a rights offering, few if any shareholders other than TPG, would be likely to acquire additional shares. Thus, in a rights offering, TPG would have been able to acquire control with a smaller premium than the price you are being asked to approve.

         BENEFITS TO TPG FROM THE SALE. The main benefit TPG gains from the transaction is control of Denbury. The sale will increase TPG's ownership of our issued and outstanding common shares from approximately 32% to approximately 60%. Currently, we do not expect this transaction to result in any changes to our board of directors, management or operations. After the sale, TPG will be able to control the election of directors, determine the corporate and management policies of Denbury and effect the shareholder approval of a merger, consolidation or sale of all or substantially all of the assets of Denbury.

         FAIRNESS OF THE TRANSACTION. Given the large number of common shares being purchased, the Committee believes that TPG is paying a fair price for the shares, even if fluctuations in the market price ultimately could result in TPG purchasing the shares at a discount. The transaction must also be approved by a majority of disinterested shareholders. In addition, Credit Suisse First Boston has issued an opinion to the board regarding the fairness, from a financial point of view, to Denbury of the consideration to be received for the common shares to be sold to TPG. You are urged to read this opinion, which is Exhibit "A" to this document, in its entirety.

         CONDITIONS OF THE SALE. Under the stock purchase agreement dated December 16, 1998, the consummation of the sale is conditioned upon the following items:

          o    the   approval   of  the  sale  by  a  majority  of  the  non-TPG
               shareholders;

          o the approval of the purchase price by The Toronto Stock Exchange, which has been obtained as long as the closing is before April 23, 1999;

          o the absence of a material adverse change, as that is defined, prior to closing;

          o an amendment to our existing bank agreement, which was completed on February 19, 1999;

          o the execution at closing of a registration rights agreement which has already been negotiated and which covers all of TPG's shares; and

          o    satisfaction of the other conditions.

         See "Sale of Shares to TPG-Conditions of the Sale".

         DISSENT RIGHTS. You will have no dissent rights in connection with the proposed sale of shares to TPG. However, you will have dissent rights in connection with the proposal to change our domicile from Canada to the United States.

         THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED SALE OF SHARES TO TPG. THIS SALE WILL PROVIDE NEEDED FUNDS AT A TIME WHEN OTHER CAPITAL SOURCES ARE UNAVAILABLE. THIS WILL ENABLE US TO GROW IF IT CAN MAKE FAVORABLE ACQUISITIONS.

                       INCREASE OF AUTHORIZED SHARES UNDER
                          EMPLOYEE STOCK PURCHASE PLAN

         Approval of the fourth proposal will amend our employee stock purchase plan by increasing the maximum number of common shares available for sale under the plan from 250,000 shares to 750,000 shares. As of December 30, 1998, only 64,858 common shares were available for purchase under the plan. The shares to be issued on December 31, 1998 exceeded the shares available on the plan by 22,524. As such, the shares purchased by the employees as of December 31 will not be issued until after shareholder approval.

         THE BOARD BELIEVES THIS PLAN IS AN INTEGRAL PART OF OUR OVERALL COMPENSATION STRATEGY AND RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT.


                       INCREASE OF AUTHORIZED SHARES UNDER
                                STOCK OPTION PLAN

         Approval of the fifth proposal will amend our stock option plan to increase the maximum number of common shares reserved for issuance under the option plan by 2,015,756 shares. On December 1, 1998, the board approved the issuance of 1,623,912 additional stock options, subject to shareholder approval, as of January 4, 1999, as part of their annual compensation review. As of February 28, 1999, Denbury had approximately 3,538,718 options outstanding but only 2,519,244 common shares approved by the shareholders and reserved for issuance. In order to complete the issuance of stock options granted on January 4, 1999, you must ratify the board approved increase of 2,015,756 shares.

         If you approve this increase and if you approve the proposed sale of common shares to TPG, the maximum number of common shares reserved for future issuance under the option plan will be 4,535,000 shares, or approximately 10% of the then issued and outstanding common shares.

         THE BOARD BELIEVES THE OPTION PLAN IS AN INTEGRAL PART OF OUR OVERALL COMPENSATION STRATEGY AND RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT.

         INTENT OF MANAGEMENT AND TPG TO VOTE IN FAVOR OF THE PROPOSALS

         As of February 28, 1999, directors and executive officers, excluding those affiliated with TPG, controlled approximately 7% of our outstanding shares. These directors and executive officers intend to vote in favor of all proposals. The TPG affiliates own 33% of the outstanding common shares and have agreed to vote in favor of the move and the proposed changes to the benefit plans. The proposal to sell stock to TPG will require approval by a simple majority of the shareholders voting, excluding any vote by TPG or its affiliates.

            SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA

      We are providing the following financial information to aid you in your analysis of the items to be voted upon. This information is only a summary and you should read it in connection with our historical financial statements and the related notes contained in the annual, quarterly and other reports and information that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

      Between 1997 and 1998, the average net oil prices that we received declined 40% and our average net natural gas prices declined 14%. As a result, cash flow and revenues have been significantly reduced, our debt has increased, and we had a non-cash full cost pool writedown of $280 million during 1998. We have provided additional information about these recent events at Denbury, including updated oil and natural gas reserve information, in the section "The Company".

        CHANGE TO U.S. GAAP. Our move of the corporate domicile to the United States will require that we convert our financial statements to the United States accounting rules. While the United States and Canadian rules are similar, there are differences that have historically affected our financial statements. During the periods shown, these differences related to the way that losses on early extinguishment of debt, preferred dividends and computation of earnings or losses per common share are presented. To further illustrate these changes, we have prepared the following condensed information following both the Canadian and United States accounting rules.

        PRO FORMA EFFECT OF STOCK SALE TO TPG. We initially will use the proceeds from the proposed sale of stock to TPG to pay down bank debt. If you were to assume that this sale of stock had occurred as of January 1, 1998 and the funds were used to reduce bank debt during all of 1998, our expenses and net loss would have decreased by $7.1 million. The weighted average number of common shares outstanding would have increased by 18,552,876 shares to an adjusted total of 44,479,000 shares. This would have reduced the loss per share for the year ended December 31, 1998 to $6.30 per share after taking into account the savings on interest expense and the increased number of common shares outstanding. This information is provided for illustrative purposes only and does not show what the results of operations would have been had the funds actually been received as of January 1, 1998.



                                                                           Year Ended December 31,
                                                                ---------------------------------------------
                                                                    1996             1997            1998
                                                                -------------    ------------     -----------
Canadian GAAP:                                               (in thousands, except per share amounts and ratios)

INCOME STATEMENT DATA:
  Total revenues..............................................  $      53,649    $     86,456     $    83,506
  Total expenses..............................................         39,593          62,658         386,271
  Net income (loss)...........................................          8,744          14,903        (287,145)

  Net income (loss) per common share
    Basic.....................................................  $        0.67    $       0.74     $    (11.08)
    Fully diluted.............................................           0.62            0.70          (11.08)

  Weighted average common shares outstanding..................         13,104          20,224          25,926


SELECTED RATIO:
  Ratio of earnings to fixed charges (a)......................            4.4 x          19.9 x            (b) x




                                                        11

(a) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of debt expense, and imputed preferred stock dividends.
(b) As a result of pre-tax losses of $302,765,000 incurred for the year ended December 31, 1998, we were unable to cover our fixed charges of $17,758,000.


                                                                        Year Ended December 31,
                                                            -----------------------------------------------
                                                               1996             1997               1998
                                                            -----------      -----------        -----------
                                                          (in thousands, except per share amounts and ratios)

United States GAAP:

INCOME STATEMENT DATA:
  Total revenues..........................................  $    53,649      $    86,456        $    83,506
  Total expenses..........................................       37,872           62,658            386,271
  Extraordinary item......................................          290                -
  Net income (loss).......................................       10,025           14,903           (287,145)
  Net income (loss) attributable to
      common shareholders.................................        8,744           14,903           (287,145)

  Net income (loss) per common share
      Basic:
         Income (loss) before extraordinary item..........  $      0.69      $      0.74        $    (11.08)
         Extraordinary item...............................        (0.02)               -                  -
                                                            -----------      -----------        -----------
         Net income (loss)................................  $      0.67      $      0.74        $    (11.08)
                                                            ===========      ===========        ===========
      Diluted:
         Income (loss) before extraordinary item            $      0.65      $      0.70        $    (11.08)
         Extraordinary item...............................        (0.02)               -                  -
                                                            -----------      -----------        -----------
         Net income (loss)................................  $      0.63      $      0.70        $    (11.08)
                                                            ===========      ===========        ===========

  Weighted average common shares outstanding..............       13,104           20,224             25,926
                                                            ===========      ===========        ===========


                                                                          As of December 31,
                                                          -------------------------------------------------
                                                               1996             1997               1998
                                                          -------------      -----------        -----------
Canadian and U.S. GAAP                                                      (in thousands)

BALANCE SHEET DATA:
  Working capital.........................................  $    12,482      $     2,692        $     5,246
  Total assets............................................      166,505          447,548            212,859
  Long-term debt, net of current maturities...............          125          240,000            225,000
  Shareholders' equity (deficit)..........................      142,504          160,223            (32,265)

                                  RISK FACTORS

       You   should   carefully   consider   all   information   in  this  Proxy
Statement/Prospectus, especially the risk factors below in determining how to vote on all the proposals.


               RISKS ARISING OUT OF THE PROPOSED MOVE OF DOMICILE

       The following risks address the first proposal of moving Denbury from Canada to the United States and becoming a Delaware corporation.

POSSIBILITY OF TAXES BEING INCURRED BY YOU OR DENBURY

       CANADIAN TAXES MAY BE INCURRED BY DENBURY. On the date of continuance, Denbury will be treated as if we sold all our property and received the fair market value for those properties. We will be taxed on any income or gain realized on that "sale." We could be subject to an additional tax if the fair market value of our assets, net of liabilities, exceeds the paid-up capital of our issued and outstanding shares.

       We reviewed our assets, liabilities and paid-up capital and obtained a legal opinion from our tax advisors. We believe we will not owe any Canadian federal income taxes as a result of the move. It is possible that the facts on which we based our assumptions and conclusions could change before this transaction is consummated. We have not applied to the federal tax authorities for a ruling on this matter and do not intend to do so as it is highly unlikely that the tax authorities would issue any ruling on this type of transaction. We have also made certain favorable assumptions regarding the tax treatment of this transaction. You should understand that federal tax authorities could reject our valuations or positions and claim that we owe taxes as a result of this transaction.

       UNITED STATES TAXES MAY BE INCURRED BY YOU AND/OR DENBURY. We believe the continuance and merger will qualify as a tax-free reorganization for us and our shareholders. For United States residents and taxpayers, your tax basis and holding period will not change as a result of the reorganization. We have not asked, nor do we intend to ask, for a ruling from the IRS that the continuance and merger will qualify as a tax-free reorganization. There is always the risk that the IRS's interpretation of the reorganization could be unfavorable.

       There is also a tax on United States shareholders if we were determined to be a Passive Foreign Investment Corporation, known as a "PFIC". This would cause certain United States shareholders to recognize ordinary income or loss on the reorganization. We do not believe that this tax applies. We have not asked, and do not intend to ask, for a ruling from the IRS addressing whether this tax applies. In addition, we have not asked for a tax opinion as to whether each individual shareholder would be subject to this tax. There is always the risk that the IRS could determine that we have been a PFIC and that some shareholders are subject to this tax. For a more detailed explanation of the tax consequences to shareholders under the PFIC rules, read the discussion in the tax section under "Moving the Corporate Domicile--Material United State Federal Income Tax Consequences to Shareholders of the Move of Corporate Domicile and Merger - Passive Foreign Investment Company Considerations."

       We have not paid dividends on our common shares in the past and do not expect to pay them in the foreseeable future. If we were to pay dividends to non-United States shareholders, they would be subject to United States withholding taxes. If a dividend was paid to a United States trade or business, it would be subject to the regular United States federal income tax. You may also be subject to "backup withholding" at rates of up to 31% on dividends or the sale or exchange of our stock unless you are a corporation with certain exemptions or an individual who provides a taxpayer identification number and certifies that you are not subject to backup withholding. If any amount is withheld in this manner, it does serve as a credit against your United States federal income tax liability.

       IF YOU ARE A CANADIAN OR UNITED STATES SHAREHOLDER, YOU SHOULD CAREFULLY READ THE MORE DETAILED DISCUSSIONS UNDER THE APPLICABLE TAX SECTIONS OF "MOVING THE CORPORATE DOMICILE OF DENBURY" AND SHOULD ALSO CONSULT WITH YOUR OWN TAX ADVISORS ABOUT THE EFFECT ON YOU INDIVIDUALLY.

EFFECTS OF THE MOVE OF DOMICILE ON SHAREHOLDER RIGHTS

       After the move, you will become a shareholder of Denbury Delaware. Currently we are incorporated in Canada and governed by Canadian law. After the move we will be incorporated in the State of Delaware and governed by Delaware law. We will have a new certificate of incorporation and by-laws. Your rights as a Delaware shareholder will be different than your current rights as a shareholder of a Canadian company. These differences are summarized below; however, you should also read the section "Moving the Corporate Domicile of Denbury-Comparison of Shareholders' Rights" for a more complete description of these differences.

       SMALLER MAJORITY REQUIRED TO AMEND GOVERNING DOCUMENTS OR TO APPROVE IMPORTANT TRANSACTIONS IN DELAWARE. In Canada, amendments to the articles of incorporation and some corporate transactions such as amalgamations, continuances, sales, leases or exchanges of all or substantially all the assets of a corporation, liquidations, and dissolutions usually require approval by 2/3 of the voting shareholders. Changes to the by-laws may be made by the board of directors, subject to approval by a majority of voting shareholders.

       In Delaware, amendments to the certificate of incorporation require a vote of the board of directors followed by the affirmative vote of the holders of a majority of the outstanding stock. If an amendment to the certificate of incorporation alters the powers, preferences or special rights of a particular class or series of stock and may affect them adversely, that class may also vote on the amendment, regardless of any other normal voting rights of that class. Important transactions require approval by shareholders who own a simple majority of the outstanding stock. Changes to the by-laws may be made by the shareholders or the board of directors. Minority stockholders will have less power to prevent amendments to Denbury's governing documents or prevent extraordinary transactions after the move of domicile.

       EASIER FOR MAJORITY SHAREHOLDERS TO OBTAIN WRITTEN CONSENT IN LIEU OF A MEETING IN DELAWARE. Under Canadian law, Denbury Canada may undertake actions requiring shareholder approval without a meeting only if a written resolution authorizing those actions is signed by all the shareholders entitled to vote.

       Under Delaware law, Denbury Delaware may take actions requiring shareholder approval without a meeting if a written consent is signed by holders of shares equal to the minimum number of votes needed to approve the action. In Delaware, it will be easier for Denbury Delaware to undertake actions requiring shareholder approval without calling a shareholders meeting, especially if shareholders approve the sale of common shares to TPG. In that case, TPG will have sufficient votes to approve most actions without a meeting.

       NO DISSENT RIGHTS WILL BE AVAILABLE TO SHAREHOLDERS IN DELAWARE. As a stockholder of Denbury Canada, Canadian law allows you to exercise dissent rights with regard to major changes and demand a cash payment for your common shares equal to their fair value. The move of domicile is one such major change and your dissent rights arising from this proposed move are explained below in the section entitled "Dissenting Shareholders' Right", pages ____.

       Under Delaware law, you may exercise dissent rights in a merger or consolidation and demand a cash payment for your stock equal to the fair value as determined by the corporation or an independent appraiser. There are no appraisal rights if the common shares are listed on a national securities exchange, traded on the NASDAQ , or held of record by more than 2,000 stockholders. Also, these dissent rights do not apply if you own stock in the surviving corporation and the merger did not require the vote of the shareholders of the surviving corporation. You will no longer have dissent rights following the move of domicile, because our common stock trades on a national exchange, the New York Stock Exchange.

       LESS FORMAL METHODS FOR RELIEF OF OPPRESSION BY MAJORITY SHAREHOLDERS IN DELAWARE. As a shareholder of Denbury Canada, you may have explicit statutory rights, called "oppression remedies" for any act or omission of the Company which is oppressive or unfairly prejudicial to your interest. These oppression remedies include your ability to bring suit against Denbury directly or through the Director of the Canada Business Corporations Act.

       Delaware does not provide for an explicit set of oppression remedies as Canadian law does. However, there are a variety of legal and equitable remedies to a corporation's stockholders for improper acts or omissions of a corporation, its officers and directors.

        Once Denbury becomes governed by Delaware law, you will no longer have an explicit statutory method of seeking relief from oppression by majority shareholders. Rather, you will have to rely on other legal methods for protection from oppression by majority stockholders, such as Delaware case law, your ability to bring derivative suits on behalf of Denbury, and the fiduciary duty owed to you by our officers and directors.

       BROADER DIRECTOR QUALIFICATIONS IN DELAWARE. Under the Canadian law, at least one-third of our directors must be residents of Canada. There are other restrictions on eligibility if the corporation is publicly traded or has a small number of directors. These restrictions make individuals such as minors, bankrupts, and the adjudged incompetent ineligible to serve as directors. Delaware law has no such restrictions.

       GREATER INDEMNIFICATION OF DIRECTORS AND OFFICERS ALLOWED IN DELAWARE. We are allowed to indemnify directors and officers in both Canada and Delaware. However, Delaware law allows for the advance payment of expenses before the final disposition of an action. To do so, the person being indemnified must agree to repay the amount advanced if it is later determined that he was not entitled to indemnification. In Delaware, unlike Canada, Denbury will be able to advance payments to officers and directors of Denbury Delaware who are involved in litigation because of their service.

       GREATER LIMITATIONS ON LIABILITY OF DIRECTORS FOR BREACH OF FIDUCIARY DUTY IN DELAWARE. Under Delaware law a corporation's certificate of incorporation may include a provision to limit or eliminate the liability of directors for breach of fiduciary duty as a director under certain circumstances. Directors cannot be protected from liability if their conduct is not in good faith or is conduct which:

          o    involves intentional misconduct or a knowing violation of law;
          o    breaches the duty of loyalty;
          o    involves the payment of unlawful dividends;
          o    expends funds for unlawful stock purchases; or
          o    benefits a director personally.

Denbury Delaware's certificate of incorporation will provide for this type of limitation of liability. There are no similar provisions under Canadian law. Delaware law and Denbury Delaware's certificate of incorporation will limit the liability of the Directors of Denbury Delaware for actions they take in good faith, even if such actions may involve a breach of their fiduciary duty to you as a stockholder.

                      RISKS OF SELLING COMMON SHARES TO TPG

       The following risks address the third proposal asking approval of the sale of common shares to TPG for $100 million.

       TPG WILL BECOME DENBURY'S CONTROLLING SHAREHOLDER. TPG currently owns 32% of Denbury's outstanding common stock. If you approve this sale, TPG's holdings will significantly increase to approximately 60% of Denbury. Accordingly, TPG will be able to determine virtually all matters submitted for shareholder approval. After the sale, TPG will be able to control the election of directors, determine the corporate and management policies of Denbury and approve in its role as shareholder a merger, consolidation or sale of all of Denbury's assets.

       YOUR OWNERSHIP WILL BE DILUTED. If the stock sale to TPG is approved, your percentage ownership of Denbury will be diluted. For example, if you own 10% of our common shares before the sale, you will own approximately 5.9% of our common shares immediately after the sale.

                RECENT RISKS INHERENT IN AN INVESTMENT IN DENBURY

       This last group of risks highlight recent risks inherent in investing in Denbury and particularly in a company which is engaged in the oil and gas business. Because you are already a shareholder, the risks of continuing an investment in a company in the oil and gas business will not change because of the proposals you are being asked to vote upon.

1998 LOSSES; VOLATILITY OF OIL AND NATURAL GAS PRICES.

       Our business is highly dependent on the prices that we receive for oil and natural gas. Between 1997 and 1998, the average net oil prices that we received declined 40% and our average net gas prices declined 14%. Our cash flow and results of operations have been significantly reduced and our debt has increased. We had a non-cash full cost pool writedown of $280 million during 1998. This has reduced our shareholders' equity to a $32.2 million deficit and at year-end our debts exceeded our assets, using year-end prices to evaluate those assets. Our ability to meet our obligations in the future depends on our future performance and prevailing economic conditions and other factors, some of which are beyond our control.

QUESTIONS ABOUT ABILITY TO REPAY DEBT AND MEET DEBT COVENANTS.

       Our debt is at one of the highest levels in our history. As of December 31, 1998, the $115 million net present value of our proved reserves, calculated using the year-end oil and natural gas prices, is insufficient to repay the $100 million outstanding on our senior bank loan, the $125 million of outstanding 9% Senior Subordinated Notes due 2008 and the related interest costs. As a result of the full cost pool writedown during 1998 we have negative equity as of December 31, 1998, giving us a debt to equity ratio greater than one. This casts doubt upon our ability to continue operations in the foreseeable future and to be able to realize assets and satisfy liabilities in the normal course of business. Our ability to continue as a going concern is dependent upon the completion of the sale of stock to TPG or an increase in oil and natural gas prices. If this proposed sale of stock is not consummated before June 16, 1999 or oil and natural gas prices do not increase to enable the repayment of the debt and interest costs, we will be in default of our bank credit agreement and may not be able to service our debt. If we were unable to continue as a going concern, then significant adjustments would be necessary to our financial statements to properly reflect a need to liquidate assets in order to repay debt, to reflect all debt as current and other potential adjustments due to the changes in operations.

FUTURE ACQUISITIONS MAY NOT BE PROFITABLE.

       Much of our  historical  growth has been from  acquisitions  of producing properties. If the sale of shares to TPG is approved, we will pursue acquisitions with the proceeds from that sale. Our amended bank facility requires us to use 75% of the aggregate borrowings for either acquisitions or specific qualifying development expenditures. Successful acquisitions are influenced by many factors, such as an assessment of the recoverable reserves, exploration potential, future product prices, operating costs, potential environment and other liabilities and other factors beyond our control. Although we attempt to analyze and evaluate these factors, we cannot be sure that our acquisitions will perform as anticipated and will be profitable for us.

MARKET PRICE COULD BE HURT BY FUTURE TPG SHALES USING REGISTRATION RIGHTS.

       We have granted registration rights to TPG in the past and will modify these rights if the sale of stock to TPG is approved and consummated. It is possible that the public sale of a substantial number of common shares by TPG could adversely affect the market price of our common shares and could impair our ability to raise additional capital in the future.

                                   THE COMPANY

CORPORATE OVERVIEW

       We are an independent exploration, development and production company headquartered in Dallas, Texas. We acquire oil and gas properties and develop and explore for oil and natural gas on our own properties. Our activities have been focused in the United States Gulf Coast region, primarily onshore in Louisiana and Mississippi.

       As of December 31, 1998, we had proved reserves of 28.3 million barrels of oil and 48.8 billion cubic feet of natural gas or 36.4 million barrels of oil equivalent. These oil and natural gas reserves had a discounted present value, or PV 10 Value," using a 10% discount factor and constant oil and natural gas prices, of $115.0 million. These quantities and values were computed using the December 31, 1998 NYMEX prices of $12.00 per Bbl and $2.15 per MMBtu, with these prices adjusted by field to arrive at an average net price for Denbury of $7.37 per Bbl and $2.23 per Mcf. These NYMEX year-end prices are approximately $6.32 per Bbl and $0.43 per MMBtu lower than the prices used at December 31, 1997. As a result of these price declines, coupled with some downward revisions in our year-end proven reserves, our reserve quantities and value have dropped substantially from the December 31, 1997 levels of 64.9 million barrels of oil equivalent and a PV10 Value of $361.3 million.

       As of December 31, 1998, our eight largest fields constituted approximately 88% of our estimated proved reserves on a quantity basis and 78% of our total estimated PV10 Value. Within these eight fields, we had an average working interest of 91% and operate 95% of the wells which comprise 65% of our PV10 Value. These eight fields are located in three adjacent counties in Mississippi and one parish in Louisiana.

RECENT EVENTS

       LOW OIL PRICES. Between 1997 and 1998, our net oil product prices decreased 40%, or $6.96 per Bbl and our natural gas product prices declined by 14%, or $0.37 per Mcf. This drop in oil and natural gas prices has caused our cash flow and results of operations to drop substantially during 1998 and has contributed to an increase in our debt levels during the year. Furthermore, at these oil price levels, most of our oil development and exploration projects are uneconomical. Thus starting in mid-1998, we significantly curtailed our development expenditures and shifted our focus to potential acquisition opportunities. However, if oil prices do recover to a more normalized level, we have built a significant inventory of oil development projects that will then be economic, subject to the availability of capital.

       FULL COST POOL WRITEDOWNS. As a result of the low oil prices, on June 30, 1998 we had a $165 million non-cash writedown of our full cost pool. This writedown was computed based on a NYMEX oil price of $14.00 per Bbl. As of December 31, 1998, oil prices had deteriorated further to a NYMEX price of approximately $12.00 per Bbl and an average net realized price of $7.37 per Bbl, a drop of $7.06 in the average net realized price since December 31, 1997. As a result of this decrease in product prices, along with some downward revisions in our proven reserves, we incurred an additional writedown of $115 million at December 31, 1998, or a total writedown for the year of $280 million.

       BASIS OF PRESENTATION. As of December 31, 1998, the current net present value (using the year-end oil and natural gas prices) of our reserves is insufficient to repay our senior bank loan, the 9% Senior Subordinated Notes due 2008 and the related interest costs, which casts doubt upon our ability to continue operations in the foreseeable future and to be able to realize assets and satisfy liabilities in the normal course of business. Our ability to continue as a going concern is dependent upon the completion of the sale of stock to TPG or an increase in oil and natural gas prices. If this proposed sale of stock does not close or oil and natural gas prices do not increase to enable the repayment of the debt and interest costs, we will be in default of our bank credit agreement and may not be able to service our debt. If we were unable to continue as a going concern, then significant adjustments would be necessary to our financial statements to properly reflect a need to liquidate assets in order to repay debt, to reflect all debt as current and other potential adjustments due to the changes in operations.

       AMENDMENT TO CREDIT FACILITY. On February 19, 1999, we completed an amendment to our credit facility, thereby meeting one of the required conditions for the proposed sale of stock to TPG. This amendment sets the borrowing base at $110 million, of which $60 million was considered by the banks to be within their normal credit guidelines. The amendment:

         o         provides relief on certain debt covenants;
         o         changes the facility to one that is fully secured;
         o         sets restrictions on the use of funds;
         o         increases the interest rate; and
         o provides that a failure to close the TPG stock sale before June 16, 1999 would be an event of default.

       All of these recent events, plus other 1998 activities, are more fully described in our Form 10-K for the year ended December 31, 1998.

BUSINESS STRATEGY

       As  part  of  our  corporate  strategy,   we  believe  in  the  following
fundamental principles:

         o         remain focused in specific regions;
         o acquire properties where we believe additional value can be created through a combination of exploitation, development, exploration and marketing;
         o acquire properties that give us a majority working interest and operational control or where we believe we can ultimately obtain it;
         o maximize the value of our properties by increasing production and reserves while reducing costs; and
         o maintain a highly competitive team of experienced and incentivized personnel.

ACQUISITIONS OF OIL AND NATURAL GAS PROPERTIES

         Acquisitions have historically been an integral part of our strategy and are expected to become even more important during 1999 due to the low price environment. We also intend to use the majority of the funds from the sale of stock to TPG for acquisitions. As part of this strategy, we strive to acquire properties where we believe significant additional value can be created. Such properties are typically characterized by long production histories; complex geological formations with multiple producing horizons and substantial exploitation potential; a history of limited operational focus and capital investment, often due to their relatively small size and limited strategic importance to the previous owner; and the potential for us to gain control of operations. Due to the low price environment and its effect on debt levels, cash flow, and personnel levels, we believe that this is an excellent time to pursue acquisitions. Although we are primarily interested in acquiring good properties at good prices, if possible, we try to maintain a well-balanced portfolio of oil and natural gas development, exploitation and exploration projects in order to minimize the overall risk profile of our investment opportunities while still providing significant upside potential.

         We attempt to improve our profitability by consolidating our ownership in core properties over which we can exercise operational control and focus technical expertise. Consequently, we may purchase small working interest positions, primarily through negotiated transactions, and sell or trade our non-core assets. The consolidation of ownership allows us to enhance the effectiveness of our technical staff by concentrating on relatively few wells; increase production while adding virtually no additional personnel; and increase ownership in a property so that the potential benefits of value enhancement activities justify the allocation of our resources.

       Prior to the December 1997 acquisition of Heidelberg Field, our oil and gas reserves were obtained almost equally from acquisitions and development activities. Generally speaking, we have emphasized drilling when commodity prices are relatively high and focused on acquisitions when commodity prices are low. From 1993, when we focused our attention exclusively in the United States, through December 31, 1995, we spent a total of $43.4 million on acquisitions. Since then, we have made two key acquisitions, the first in May 1996. At that time, we acquired properties in our core areas of Mississippi and Louisiana from Amerada Hess Corporation for approximately $37.2 million. In December 1997, we acquired oil properties in the Heidelberg Field from Chevron U.S.A., Inc. for approximately $202 million.

       1996 HESS ACQUISITION. During May and June, 1996, the first two months of ownership, the properties acquired from Amerada Hess produced approximately 2,945 BOE per day and as of June 30, 1996, had proved reserves of approximately
5.9 MMBOE. After acquiring the properties, we did extensive development and exploitation on these properties and as a result, increased the production 230% to a peak of 9,731 BOE per day during the second quarter of 1998 and increased the reserves 141% to 14.2 MMBOE as of December 31, 1997. This acquisition has been profitable, even though production has peaked and oil prices have dropped during 1998 to one of the lowest levels in recent history. Production for the third and fourth quarters of 1998 averaged approximately 7,600 and 5,730 BOE per day. These production declines primarily occurred because of production decreases on the horizontal oil wells drilled late in 1997 and early 1998 and the lack of drilling and other development activity on these properties during the latter half of 1998 due to the low oil prices.

       There are additional potential development projects on these properties, plus some exploration potential, once oil prices recover to a more normalized level. As of December 31, 1998, our proved reserves on an SEC basis had dropped to 6.0 MMBOE, primarily due to the effect of low oil prices.

       1997 CHEVRON ACQUISITION. The Heidelberg Field in Jasper County, Mississippi, acquired in the Chevron acquisition is located approximately nine miles from the Eucutta Field, our property with the highest PV10 Value of those acquired in the Hess acquisition. The estimated proved reserves as of January 1, 1998 for the Chevron acquisition properties were approximately 27.6 MMBOE, with average net daily production of approximately 2,900 BOE per day for the fourth quarter of 1997. Due to the low oil price throughout 1998, we have not developed this field as quickly as we originally planned. During the year, we did drill 17 wells, of which 10 were horizontal wells, significantly less than our original plan to drill 11 vertical wells and 32 horizontal wells. During the second half of the year, the development activity virtually ceased, except for the continued development of facilities for the waterfloods currently in process.

       In spite of the scaled back development plan, production at this field averaged approximately 4,200 and 4,250 BOE per day during the third and fourth quarters of 1998, which is a 45% and 47% increase from the fourth quarter of 1997. As of December 31, 1998, the proved reserves on an SEC basis had dropped to 19.9 MMBOE, primarily due to the effect of a $6.92 per barrel average field price being received and used to price reserves in our year-end reserve report.

       We believe the low price environment makes this a good time to pursue acquisitions. Without additional capital our high debt levels make it difficult for us to make any meaningful acquisitions. This is why we are seeking additional funds and are asking you, as a shareholder, to approve the sale of common shares to TPG for $100 million.

CHANGE TO UNITED STATES GAAP

As part of the move of our domicile to the United States, we will convert our consolidated financial statements to United States generally accepted accounting principles ("GAAP"). The primary differences between the Canadian and United States GAAP relate to the loss on early extinguishment of debt, preferred dividends, and computation of earnings or loss per share. For the years ended December 31, 1996, the loss on early extinguishment of debt was reported as an operating expense under Canadian GAAP, while it would have been reported as an extraordinary item under United States GAAP. In addition, for the year ended December 31, 1996, the imputed preferred dividend was also reported as an operating expense under Canadian GAAP while under United States GAAP it would have been a reduction to the net income attributable to common shareholders. The only other reporting difference relates to how fully diluted earnings or loss per common share are computed. This causes a slight difference in fully diluted earnings per share for the year ended December 31, 1996.

                                   THE MEETING

GENERAL

         THIS PROXY  STATEMENT/PROSPECTUS  IS FURNISHED IN  CONNECTION  WITH THE
SOLICITATION BY OUR BOARD OF DIRECTORS AND MANAGEMENT for use at a special meeting of shareholders to be held on _________, April __, 1999 at The Petroleum Club, Viking Room, 319 Fifth Avenue S.W., Calgary, Alberta at 10:00 a.m. (Calgary time), and any adjournments thereof.

         THE BOARD HAS UNANIMOUSLY APPROVED:

               O    THE MOVE OF THE CORPORATE DOMICILE TO DELAWARE;

               O A RESOLUTION GRANTING IT AUTHORITY TO POSTPONE OR ABANDON THE MOVE IF IT IS NOT IN YOUR OR OUR BEST INTERESTS;

               O    THE  SALE  OF  18,552,876   COMMON  SHARES  TO  OUR  LARGEST
                    SHAREHOLDER, TPG, FOR $100 MILLION;

               O THE INCREASE IN THE NUMBER OF COMMON SHARES THAT MAY BE ISSUED UNDER OUR EMPLOYEE STOCK PURCHASE PLAN; AND

               O THE INCREASE IN THE NUMBER OF COMMON SHARES RESERVED FOR ISSUANCE UNDER OUR STOCK OPTION PLAN.

         THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL PROPOSALS. THE FULL TEXT OF THESE RESOLUTIONS ARE ATTACHED TO THIS DOCUMENT AS EXHIBIT G.

RECORD DATE

         The board has set the close of business on March __, 1999 as the record date for the special meeting. Only holders of such common shares of record as of March __, 1999 or transferees of such shares who produce, proper evidence of ownership of such shares before April __, 1999, and request that their name be included on the list of shareholders entitled to vote at the meeting will be entitled to vote at the meeting.

VOTE REQUIRED TO APPROVE THE PROPOSALS

         As of February 28, 1999, 26,801,680 common shares of Denbury were issued and outstanding. Each share has the right to one vote on a ballot at the special shareholder meeting. Any abstentions will be included in the vote totals and thus will have the same effect as a negative vote. Any broker non- votes will not be included in the vote totals and thus will not have any effect on the voting. A quorum for the transaction of business at the meeting is at least two persons that hold or represent not less than 5% of the common shares that are entitled to vote at the meeting.

         MOVE OF DOMICILE. The move of the corporate domicile must be approved by at least 2/3 of the votes cast by shareholders present in person or represented by proxy at the meeting. If the move is not approved, we will continue to be a corporation governed by Canadian law. The board has not considered any alternative action if the move is not approved.

         SALE OF SHARES TO TPG. The proposal to sell common shares to TPG requires the affirmative vote of more than 50% of the votes cast by shareholders present in person or represented by proxy at the meeting. The total vote cast on this proposal must represent over 50% of all common shares entitled to vote on this proposal. TPG's shares may be included in order to reach a 50% participation level, but a majority of the voting shareholders excluding TPG and its affiliates must approve the proposed sale of stock.

         INCREASE UNDER EMPLOYEE PLANS AND AUTHORITY TO ABANDON MOVE. The proposals to authorize additional common shares for issuance under our Employee Stock Purchase Plan, reserve additional shares for issuance under our Stock Option Plan and give the board the authority to abandon the move require the affirmative vote of 50% of the votes cast by common shareholders present in person or represented by proxy at the meeting.

SOLICITATION AND REVOCATION OF PROXIES

         You will find a form of proxy that accompanies the Notice of Special Meeting and this Proxy Statement/Prospectus. In order for your proxy to be valid and used at the meeting, it must be received by the Secretary of Denbury, c/o CIBC Mellon Trust Company, Corporate Trust Department, 600 Dome Tower, 333 - 7th Avenue S.W., Calgary, Alberta, T2P 2Z1, not less than 48 hours, before the time set for the meeting or any adjournment thereof, excluding Saturdays, Sundays and holidays.

         Proxies will be solicited primarily by mail and may also be solicited by our directors or officers. The cost of such solicitation will be borne by Denbury.

         All shares represented at the meeting by properly executed proxies will be voted in accordance with the instructions specified on the proxy card. IF NO SUCH SPECIFICATION IS MADE, AND IF THE PROXY CARD NAMES THE MANAGEMENT DESIGNEES, THEY WILL VOTE IN FAVOR OF ALL PROPOSALS. The management designees are our directors and officers and they have indicated their willingness to represent you.

         THE ENCLOSED PROXY CARD, WHEN PROPERLY SIGNED, CONFERS DISCRETIONARY AUTHORITY TO THE PERSONS NAMED WITH RESPECT TO AMENDMENTS OR VARIATIONS OF MATTERS IDENTIFIED IN THE NOTICE OF MEETING AND ANY OTHER MATTERS WHICH MAY PROPERLY BE BROUGHT BEFORE THE MEETING. AS OF THE DATE HEREOF, WE ARE NOT AWARE THAT ANY AMENDMENTS OR OTHER MATTERS ARE TO BE PRESENTED AT THE MEETING. HOWEVER, IF ANY OTHER MATTERS WHICH ARE NOT CURRENTLY KNOWN TO MANAGEMENT SHOULD PROPERLY COME BEFORE THE MEETING, THEN THE PROXIES NAMED ON THE PROXY CARD INTEND TO VOTE IN ACCORDANCE WITH THE JUDGMENT OF MANAGEMENT.

         Each shareholder may vote in person or by proxy. To be valid, a proxy card must be signed by the shareholder or by the shareholder's attorney, duly authorized in writing.

         YOU HAVE THE RIGHT TO APPOINT A PERSON, WHO DOES NOT NEED TO BE A SHAREHOLDER, ATTEND THE MEETING AND ACT ON YOUR BEHALF AT THE MEETING. YOU DO NOT NEED TO APPOINT THE PERSONS DESIGNATED IN THE ENCLOSED FORM OF PROXY WHO ARE OFFICERS OR DIRECTORS OF DENBURY. You may do so by striking out the names of the persons designated on the enclosed proxy card and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy. The completed and executed proxy must be delivered to Denbury on or before April __, 1999. A shareholder who has given a proxy may revoke it at any time before its use by:

         o    personally attending the meeting and voting in person, or
         o sending an instrument in writing signed by the shareholder or by his duly authorized attorney to the Secretary of Denbury Resources Inc., c/o CIBC Mellon Trust Company, Corporate Trust Department, 600 Dome Tower, 333 - 7th Avenue S.W., Calgary, Alberta T2P 2Z1, prior to the last business day before the time set for the meeting or any adjournment thereof, or
         o giving an instrument in writing signed by the shareholder or his duly authorized attorney to the Chairman of the meeting on the day of the meeting or any adjournment thereof.

         PROPERLY EXECUTED PROXIES WITHOUT INSTRUCTIONS ON HOW TO VOTE ON ANY OF THE PROPOSALS WILL BE VOTED "FOR" THE APPROVAL OF ALL PROPOSALS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table lists, as of February 28, 1999, the shareholders that we are aware of that beneficially own more than 5% of our issued and outstanding common shares and the common shares held by our executive officers and directors, individually and as a group. Unless it is indicated differently, each shareholder identified in the table has sole voting and investment power with respect to their shares. You should note that some shares are listed as being beneficially owned by more than one shareholder.


                                                                           Beneficial Ownership as of
                                                                                February 28, 1999
                                                                     ---------------------------------------
                      Name and Address of
                        Beneficial Owner                                     Shares               Percent
---------------------------------------------------------------      ----------------------    -------------

Ronald G. Greene...............................................                 900,900 (1)       3.4% (1)
     Suite 700, 407 - 2nd Street
     Calgary, Alberta T2P 2Y3
David Bonderman................................................               8,971,438 (2)      33.5% (2)
      201 Main Street, Suite 2420
      Ft. Worth, TX  76102
Wilmot L. Matthews.............................................                 314,400 (3)       1.2% (3)
     1 First Canadian Place, Suite 5101
     Toronto, ON M5X 1E3
William S. Price, III..........................................               8,724,438 (4)      32.6% (4)
       345 California Street, Suite 3300
       San Francisco, CA   94104
David M. Stanton...............................................                   2,000 (5)          *
Wieland F. Wettstein...........................................                  20,600 (6)          *
Gareth Roberts.................................................                 488,512 (7)       1.8% (7)
Phil Rykhoek...................................................                  34,590 (8)          *
Mark A. Worthey................................................                  29,963 (8)          *
Bobby J. Bishop................................................                  10,957 (8)          *
All of the executive officers and directors as a group (10
persons).......................................................              10,776,360 (9)      40.1% (9)
TPG Advisors, Inc..............................................               8,721,438          32.5%
      201 Main Street, Suite 2420
      Ft. Worth, TX  76102
Charles M. Royce...............................................               2,988,672 (10)     11.2% (10)
      1414 Avenue of the Americas
      New York, NY 10019


                                                        25

*     Less than 1%.

(1) Includes 30,150 common shares held by Mr. Greene's spouse in her retirement plan, 900 shares held in trust for Mr. Greene's minor children and 554,703 common shares held by Tortuga Investment Corp., which is solely owned by Mr. Greene.

(2) Includes 250,000 common shares in a family partnership 100% controlled by Mr. Bonderman. Mr. Bonderman is a director, executive officer and shareholder of TPG Advisors, Inc., which is the general partner of TPG GenPar, L.P., which in turn is the general partner of both TPG Partners, L.P., and TPG Parallel I, L.P., which are the direct beneficial owners of the remaining securities attributed to Mr.
      Bonderman.

(3) Includes 200,000 common shares held by a subsidiary of Marjad Inc., which is wholly owned by Mr. Matthews, 9,000 common shares held in various trusts of which Mr. Matthews is a trustee and an income beneficiary and 5,400 common shares as to which Mr. Matthews holds a power of attorney but no beneficial interest.

(4) Includes 1,000 common shares held by Mr. Price and 2,000 common shares held by Mr. Price's spouse. Mr. Price is a director, executive officer and shareholder of TPG Advisors, Inc., which is the general partner of TPG GenPar, L.P., which in turn is the general partner of both TPG Partners, L.P., and TPG Parallel I, L.P., which are the direct beneficial owners of the remaining securities attributed to Mr. Price.

(5) Although Mr. Stanton is not considered to be a "beneficial owner" as that term is defined by the Securities and Exchange Commission, Mr. Stanton is an officer of TPG Advisors, Inc., the general partner of TPG Partners L.P. and TPG Parallel I, L.P. and is a principal of TPG Partners, L.P.

(6) Includes 13,700 common shares held by S.P. Hunt Holdings Ltd., which is solely owned by a trust of which Mr. Wettstein is a trustee .

(7) Includes 138,330 common shares held by a corporation which is solely owned by Mr. Roberts, 2,228 common shares held by his spouse and 25,000 common shares which Mr. Roberts has the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from February 28, 1999. Ownership excludes 38,000 common shares held in a private charitable foundation which he and his spouse control.

(8) Includes 30,000, 10,625 and 7,000 common shares which Mr. Rykhoek, Mr. Worthey and Mr. Bishop, respectively, have the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from February 28, 1999.

(9) Includes 72,625 common shares which the officers and directors as a group have the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from February 28, 1999. Beneficial ownership also includes the shares held by affiliates of TPG, although Mr. Price and Mr. Bonderman, who are directors of Denbury, are not the owners of record of these securities. Mr. Price and Mr. Bonderman are directors, executive officers and shareholders of TPG Advisors, Inc., which is the general partner of TPG GenPar, L.P., which in turn is the general partner of both TPG Partners, L.P. and TPG Parallel I, L.P., which are the direct beneficial owners of these 8,721,438 shares.

(10) Includes 2,960,672 common shares held by Royce & Associates, Inc. and 28,000 common shares held by Royce Management Company. Both Royce & Associates, Inc. and Royce Management Company are controlled by Charles M. Royce. Mr. Royce disclaims any beneficial ownership of these shares.

                          MOVING THE CORPORATE DOMICILE

THE MOVE

      We intend to change our domicile from Canada to the United States by means of a process called continuance in Canada and a domestication in the State of Delaware. Domestication is available to non-United States corporations under
Section 388 of Delaware General Corporation Law. Simultaneously with the domestication into Delaware, Denbury Canada will apply for a certificate of discontinuance under Section 188(7) of the Canada Business Corporations Act, the CBCA, which will end Denbury Canada's existence. After the special meeting, we will file the appropriate documents with both Delaware and Canada and then Denbury will become a Delaware corporation.

      The first proposal to be voted on at the meeting relating to the change of domicile authorizes us to:

         o continue Denbury Canada as Denbury Delaware under the Delaware law and simultaneously discontinue Denbury Canada under Canadian law;

         o approve the certificate of incorporation, which will be filed with the Secretary of State of Delaware along with a certificate of domestication, which are attached as Exhibits D and C to this document;

         o authorize Denbury Canada to apply to the Director of the CBCA for a letter of satisfaction and certificate of discontinuance; and

         o approve the merger of Denbury Delaware and its wholly owned subsidiary immediately following the continuance.

         PROCEDURES UNDER DELAWARE LAW. For Denbury Canada to move its domicile to Delaware, it must file in Delaware a certificate of incorporation that complies with Delaware law and a certificate of domestication, and the Director of the CBCA must issue a letter of satisfaction for submission to the Delaware Secretary of State.

         Once the Delaware filings have been made, the Director of the CBCA will issue a Certificate of Discontinuance and Canadian law will cease to apply. Upon filing these documents, we become subject to Delaware law, but retain our original incorporation date in Canada as our incorporation date for purposes of Delaware law. In addition, Delaware law provides explicitly that the change of domicile does not affect any of our liabilities incurred prior to domestication.

         PROCEDURES UNDER CANADIAN LAW. Simultaneously with the domestication in Delaware, Denbury Canada must terminate its existence under Canadian law. Under Canadian law, a corporation may apply to another jurisdiction requesting to be continued as if it had been incorporated under the laws of that other jurisdiction. An application for continuance requires approval by at least 2/3 of the votes cast by shareholders present in person or represented by proxy at the meeting and satisfaction of the Director of the CBCA that the proposed continuance will not adversely affect creditors or shareholders of the corporation.

THE MERGER

         Essentially at the same time as our move into Delaware, when Denbury Canada becomes Denbury Delaware, its wholly owned subsidiary, Denbury Management Inc., known as "DMI", will be merged into Denbury Delaware. Denbury Delaware will be the surviving entity. Separate shareholder approval of the merger is not required under Delaware law because DMI will be wholly owned subsidiary of Denbury Delaware. The merger will not take place if the move is not consummated. No additional stock issuance will take place as a result of the merger.

EFFECTS OF THE MOVE OF CORPORATE DOMICILE AND MERGER

         ASSETS, LIABILITIES, OBLIGATIONS. Under Delaware law, as of the effective date of the move, all of the assets and liabilities of Denbury Canada immediately prior to the continuance will continue to be the assets and liabilities of Denbury Delaware. Canadian law ceases to apply to Denbury Canada on the date shown on the Certificate of Discontinuance to be issued by the Director of the CBCA.

On the effective date of the move:

         o the property of Denbury Canada will continue to be the property of Denbury Delaware;

          o Denbury Delaware will continue to be liable for the obligations of Denbury Canada;

          o an existing cause of action, claim or liability to prosecution against Denbury Canada will be unaffected;

          o a civil, criminal or administrative action or proceeding pending by or against Denbury Canada may be continued to be prosecuted by or against Denbury Delaware;

          o a ruling, order or judgment in favor of or against Denbury Canada may be enforced by or against Denbury Delaware.

As to the merger of DMI into Denbury Delaware, under Delaware law, as of the effective date of the merger:

          o all of the assets and liabilities of DMI immediately prior to the merger will become the assets, and liabilities of Denbury Delaware;

          o    Denbury Delaware will be liable for the obligations of DMI;

          o Denbury Delaware will become directly liable for the DMI 9% Senior Subordinated Notes due 2008 and will assume all the obligations relating to these notes;

          o an existing cause of action, claim or liability to prosecution against Denbury Delaware will be unaffected;

          o a civil, criminal or administrative action or proceeding pending by or against DMI may be continued to be prosecuted by or against Denbury Delaware;

          o    a  conviction   against  DMI  may  be  enforced  against  Denbury
               Delaware; and

          o a ruling, order or judgment in favor of or against DMI may be enforced by or against Denbury Delaware.

         CAPITAL STOCK. Once the move is completed, holders of Denbury Canada common shares instead will own one share of Denbury Delaware common stock for each common share held before the move. The existing certificates representing Denbury's common shares will not be canceled. Holders of options to purchase Denbury's common shares on the date of the move will continue to hold options to purchase an identical number of shares of Denbury Delaware common stock. Similarly, holders of warrants to purchase Denbury's common shares will continue to hold warrants to purchase an identical number of shares of Denbury Delaware common stock. The common stock of DMI will be canceled in the merger.

         The principal attributes of Denbury Delaware common stock and Denbury Canada common shares are comparable, but there are material differences in shareholder rights. See "Moving the Corporate Domicile-Comparison of Shareholders' Rights" and "Description of Capital Stock."

         BUSINESS AND OPERATIONS. The move, if approved, will change our legal domicile but not our business and operations. The merger will combine the present holding company and its operating subsidiary, but will have no effect on the business or operations of either entity.

         DIRECTORS AND OFFICERS. The directors and officers of Denbury immediately before the move will serve in the same capacities after the move. See "Management." Once the move occurs, the election, duties, resignation and removal of directors and officers shall be governed by Delaware law and the

Certificate of Incorporation and By-laws of Denbury Delaware. As part of the merger, we anticipate that officers of DMI that are not presently officers of Denbury Canada will be elected as officers of Denbury Delaware in the same capacity.

         STOCK EXCHANGE LISTINGS. Denbury's common shares are currently listed and traded on the NYSE and the TSE under the symbol "DNR." We anticipate that we will maintain both listings as Denbury Delaware following the move and merger.

         SECURITIES REGULATION. We also anticipate that we will continue to be a "reporting issuer" in each Province of Canada immediately following the continuance.

BACKGROUND TO AND PRINCIPAL REASONS FOR THE MOVE OF CORPORATE DOMICILE AND
MERGER

         The board believes that it is advantageous for Denbury to move its domicile to Delaware for the following reasons:

         REDUCED TAX COSTS OF CERTAIN TRANSACTIONS. Currently, when we issue securities such as convertible debt and preferred stock, there is an additional cost because of a withholding tax on interest and dividend payments that pass between the United States and Canada. Since all of our assets and operations are conducted through our wholly owned U.S. subsidiary, any funding of dividend or interest payments results in the regular transfer of funds between this U.S. subsidiary and Denbury Canada. Similarly, even though we do not currently intend to pay any dividends, there would be a withholding tax on any dividends declared and paid on our common shares. These costs would be eliminated after the move to Delaware.

         IMPROVED MARKET ACCESS. We would like to be able to issue common stock or other securities in exchange for oil and natural gas properties or for ownership in another company. Since we are a Canadian company, some United States companies are hesitant about accepting the securities of a Canadian issuer due to tax complications. Furthermore, the United States has been our primary source of capital in recent years. We believe that more opportunities and capital may be available to us if we are a United States corporation.

         LESS RESTRICTIVE GOVERNING LAW. Currently Canadian law requires that at least 1/3 of our directors be Canadian residents. We have been able to attract qualified Canadian residents to serve on our board, but this requirement reduces our ability to choose directors. Delaware law does not impose any such requirement, and the move to Delaware will provide us with greater flexibility.

         Furthermore, over 50% of our stock is held by United States residents and we are listed on the NYSE. Thus we must abide by most United States securities and stock exchange requirements as though we were a United States company. The high percentage of United States ownership also prevents us from receiving the benefits of NAFTA, which reduces administrative burdens of Canadian companies doing business in the United States. We must also abide by the Canadian legal and stock exchange requirements as a Canadian corporation. This can be unusually restrictive on our business. We also expect to realize some minor savings in administrative time and expense by the move to Delaware.

         BETTER COMPARISON WITH PEERS. Since all of our business is conducted in the United States, the market generally compares us to similar-sized United States companies. Although the United States and Canadian accounting rules are similar, they are not the same. Occasionally, this results in different accounting treatment for us, making it confusing for investors. This confusion would be eliminated once we become a Delaware corporation, because then we would report using United States GAAP. In addition, there are certain benefits under United States GAAP with regard to accounting rules relating to mergers. These rules may be beneficial in some cases.

         INCREASINGLY LIMITED CONTACT WITH CANADA. While our operations were originally closely associated with Alberta, since 1993 when we focused entirely upon the oil and gas business in the United States, our connections with Canada have continually been reduced. Currently, we have no business operations in Canada. All our employees are located in the United States, and, as of December 31, 1998, more than 75% of our outstanding common shares were held by non-Canadian shareholders. Prior to 1995 our common shares were only traded on the TSE. At the start of 1995 we were admitted to trading on the NASDAQ and moved to the NYSE in May 1997. A majority of our recent equity and debt offerings have been funded by non-Canadian entities or individuals.

         SELECTION OF STATE OF DELAWARE. For many years, Delaware has followed a policy of encouraging incorporation in that state and has adopted comprehensive, modern and flexible corporate laws which are updated and revised to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major corporations have chosen Delaware for their domicile. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware corporations law and establishing specific legal principles and policies regarding Delaware corporations. This has served to provide greater legal predictability with respect to the corporate legal affairs of Delaware corporations. It is anticipated that Delaware corporate law will continue its leadership position in the development of corporate law in the United States, and that the Delaware legislature will continue to ensure that Delaware corporate law itself remains as up to date and as flexible as possible.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CONTINUANCE OUT OF CANADA AND DOMESTICATION OF THE COMPANY UNDER THE PROVISIONS OF DELAWARE LAWS, AND RECOMMEND THAT YOU VOTE FOR THIS PROPOSAL.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MOVE OF CORPORATE DOMICILE AND MERGER

         In the opinion of Burnet, Duckworth & Palmer, Canadian counsel to Denbury, the following is a summary of the material Canadian federal income tax considerations under the Income Tax Act (Canada), the "Canadian Tax Act", with respect to the move generally applicable to Denbury and to you if, for purposes of the Canadian Tax Act, hold your shares of Denbury Canada's common shares and will hold your Denbury Delaware common stock as capital property and who deal at arm's length with Denbury. This opinion does not apply to you if you are or will be a foreign affiliate of any person resident in Canada, or to whom Denbury will be a foreign affiliate following continuation within the meaning of the Canadian Tax Act. This opinion is also not applicable to a corporation which is a "specified financial institution" or to whom the mark-to-market provisions of the Canadian Tax Act otherwise apply.

         Shares will generally be considered to be capital property to you unless such shares are held in the course of carrying on a business or are acquired in a transaction considered to be an adventure in the nature of trade. You should consult your own tax advisors regarding whether you hold your shares of Denbury Canada's common shares as capital property and will hold your Denbury Delaware common stock as capital property for the purposes of the Canadian Tax Act. If you are resident in Canada and your shares might not otherwise qualify as capital property, you may be entitled to obtain this qualification by making an irrevocable election under Subsection 39(4) of the Canadian Tax Act prior to the continuance. If you do not hold your shares as capital property, you should consult your own tax advisors regarding their particular circumstances.

         This opinion is based on the current provisions of the Canadian Tax Act, the regulations thereunder, the Canada-United States Income Tax Convention, 1980, as amended, the "Tax Treaty", and counsel's understanding of the current administrative practices published by Revenue Canada, Customs, Excise and Taxation: "Revenue Canada". This opinion takes into account specific proposals to amend the Canadian Tax Act and regulations publicly announced by the Minister of Finance prior to the date of the Proxy Statement/Prospectus, collectively the "Tax Proposals", and assumes that all Tax Proposals will be enacted in their present form. However, no assurances can be given that the Tax Proposals will be enacted in their present form. This opinion does not take into account or anticipate any other changes in the law, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No ruling has been obtained from Revenue Canada to confirm the tax consequences of any of these transactions.

         These opinions are based on the assumptions that shares of Denbury continue to be listed on a stock exchange which is prescribed for the purposes of the Tax Act, and Denbury Canada common shares and the Denbury Delaware common stock may not reasonably be considered to derive their value, directly or indirectly, primarily from portfolio investment in shares, debt, commodities or any other similar properties.

         This summary does not discuss all aspects of Canadian federal income taxation that may be relevant to you. You should consult your own tax advisors with respect to the tax consequences of these transactions in your particular circumstances.

         TAXATION OF THE COMPANY. Upon the continuance, Denbury will be deemed to have disposed of all of its property for fair market value immediately prior to the continuance. Denbury will be subject to tax under the Canadian Tax Act on any income and net taxable capital gains that result. Denbury will also be subject to an additional tax at the rate of five percent on the amount by which the fair market value of Denbury's assets, net of liabilities, exceeds the paid-up capital of the Denbury's issued and outstanding shares. However, if one of the main reasons for Denbury changing its residence to the United States was to reduce the amount of such additional tax or Canadian withholding tax, the rate of such tax would be 25 percent. Denbury will not be resident in Canada after the continuance for the purposes of the Canadian Tax Act. The management of Denbury, in consultation with some of its advisors, has reviewed Denbury's assets, liabilities and paid-up capital and has advised counsel that no Canadian federal taxes should be due and payable by Denbury under the Canadian Tax Act as a result of the continuance. Based upon key representations made by Denbury, counsel is of the opinion that no Canadian tax liability will result from the continuance. The representations of Denbury which this opinion is based are that the fair market value of Denbury's assets is less than the aggregate value of the paid-up capital of all of Denbury's issued and outstanding shares and all of the liabilities of Denbury, and the deemed disposition of all of Denbury's assets at fair market value upon the continuance will not create income in excess of the Canadian tax deductions available to Denbury.

         Denbury's representations are based on the trading value of Denbury's securities and the price at which securities are to be issued to TPG, and counsel can express no opinion on matters of factual determination. The facts underlying Denbury's assumptions and conclusions may also change prior to the effective date of the continuance. Denbury has not applied to Canadian federal tax authorities for a ruling as to the amount of federal taxes payable by Denbury under the Canadian Tax Act as a result of the continuance and does not intend to apply for such a ruling given the factual nature of the determinations involved. It is possible that the Canadian federal tax authorities will not accept the valuations or the positions that Denbury has adopted. Accordingly, it is possible that the Canadian federal tax authorities will conclude after the effective date of the continuance that Canadian federal taxes are due under the Canadian Tax Act as a result of the continuance.

         TAXATION OF SHAREHOLDERS RESIDENT IN CANADA. The following portion of the opinion applies to you if you are resident in Canada for the purposes of the Canadian Tax Act.

         You will not be considered to have disposed of your Denbury Canada common shares or to have realized a taxable capital gain or loss solely due to the continuance. The continuance will also have no effect on the adjusted cost base to you of your Denbury Canada common shares.

         Following the continuance, dividends received by you on shares of Denbury Delaware common stock will be included in computing income and will generally not be deductible if you are a corporation, and, if you are an individual, such dividends will not receive the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations.

         Also, following the continuance, shares of Denbury Delaware common stock will be a qualified investment for trusts governed by deferred profit sharing plans, registered retirement saving plans and registered income funds, collectively "Deferred Income Plans", provided such shares remain listed on a prescribed stock exchange. SUCH SHARES WILL BE FOREIGN PROPERTY AFTER THE EFFECTIVE DATE OF THE CONTINUANCE, AND ACCORDINGLY, THE HOLDING OF SUCH SHARES BY DEFERRED INCOME PLANS OR BY OTHER TAX-EXEMPT ENTITIES INCLUDING REGISTERED INVESTMENTS AND REGISTERED PENSION PLANS MAY SUBJECT SUCH HOLDERS TO PENALTY TAXES UNDER THE CANADIAN TAX ACT. HOWEVER, THESE HOLDERS OF DENBURY SHARES AT THE TIME OF THE CONTINUANCE MAY BE ENTITLED TO AVAIL THEMSELVES OF A PROVISION OF THE CANADIAN TAX ACT TO ELIMINATE SUCH PENALTY TAX FOR UP TO 24 MONTHS FOLLOWING THE CONTINUANCE. THIS PERMITS DEFERRED INCOME PLANS AND OTHER TAX EXEMPT PERSONS TO EITHER DISPOSE OF THEIR SHARES ON A ORDERLY BASIS, OR TO RE-BALANCE THEIR PORTFOLIOS TO FALL WITHIN THE LIMITS PLACED IN OWNERSHIP OF "FOREIGN PROPERTY". SUCH HOLDERS ARE URGED TO CONTACT THEIR OWN TAX ADVISORS TO DETERMINE THE POTENTIAL APPLICABILITY OF SUCH PENALTY TAXES TO THEM.

         TAXATION OF DISSENTING SHAREHOLDERS. Pursuant to the administrative practices of Revenue Canada, the amount paid to you if you dissent should be treated as proceeds of your common shares. Accordingly, you would recognize a capital gain, or a capital loss, to the extent that the amount received, net of any reasonable costs of disposition, exceeds, or is less than, the adjusted cost base of such holder's common shares. If you are a corporation, any capital loss arising on the disposition of common shares may in certain circumstances be reduced by the amount of any dividends which have been received on such share, and analogous rules apply to a partnership or trust of which a corporation is a member or beneficiary. You will be required to include three-quarters of any capital gain in computing your income for purposes of the Canadian Tax Act and will be entitled to deduct three-quarters of any capital loss only against taxable capital gains in accordance with the Canadian Tax Act.

         TAXATION OF SHAREHOLDERS NOT RESIDENT IN CANADA. The following portion of this summary applies to you if for purposes of the Canadian Tax Act you:

          o are not resident or deemed to be resident in Canada at any time when they held or hold Denbury Canada common shares;

          o do not use or hold and are not deemed to use or hold their Denbury Canada common shares in the course of carrying on a business in Canada; or

         o carry on an insurance business in Canada and elsewhere, and establish that Denbury Canada common shares are "designated insurance property".

         You will not be considered to have disposed of your Denbury Canada common shares or to have realized a taxable capital gain or loss solely due to the continuance. The continuance will also have no effect on the adjusted cost base of your Denbury Canada common shares. After the effective date of the continuance, dividends received by a shareholder on Denbury Delaware Common stock will not be subject to Canadian withholding tax.

         Provided that a Denbury Canada common share is not "taxable Canadian property" to you at the time of disposition of such share, you will not be subject to Canadian tax on any capital gain arising by reason of the disposition of such Denbury Canada common share. After the effective date of the continuance, based on the present activities of Denbury Delaware, Denbury Delaware Common stock will not generally be "taxable Canadian property" to a shareholder at any particular time.

         Pursuant to the administrative practices of Revenue Canada, the amount paid to you if you dissent should be treated as proceeds of disposition of his or her Denbury Canada common shares. Provided that such shares are not taxable Canadian property for the purposes of the Canadian Tax Act, such proceeds of disposition will not be subject to Canadian tax. You should consult your own tax advisors in this regard.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS OF THE MOVE OF CORPORATE DOMICILE AND MERGER

         In the opinion of Jenkens & Gilchrist, a Professional Corporation, "U.S. Special Tax Counsel" to Denbury, the following are the material United States federal income tax considerations arising from and relating to the continuance that are generally applicable to you if you are a "U.S. Shareholder" and in some cases if you are a "non-U.S. Shareholder. You are a U.S. Shareholder if you are a United States citizen or resident, domestic corporation, domestic partnership, estate subject to United States federal income tax on their income regardless of source, or a trust but only if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all the substantial decisions of the trust. You are a non U.S. Shareholder if you are not a U.S. Shareholder. This discussion does not address all aspects of United States federal income taxation that may be relevant to you. Particularly if you directly or constructively own ten percent or more, by vote or value, of the stock of the Company, or if you are subject to special treatment under the United States federal income tax laws. This discussion does not address all aspects of United States federal income taxation that may be relevant to your individual tax circumstances including, without limitation:

          o the tax consequences to U.S. Shareholders who directly or indirectly own ten percent of more, by vote or value, of the stock of Denbury Canada or Denbury Delaware;

          o    the potential application of the alternative minimum tax;

          o    the tax  consequences  of certain  types of investors  subject to special treatment under the United States federal income tax laws, for example:
                    o banks, life insurance companies, tax-exempt organizations, broker-dealers or
                    o holders of Denbury Canada or Denbury Delaware stock who received such stock as compensation.

In addition, this discussion does not address any aspect of state, local or foreign laws.

         This discussion is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations, IRS rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as of March __, 1999, and which are subject to change. Any such change could be retroactive and change the tax consequences discussed below. No advance ruling from the IRS with respect to these matters has been requested.

Accordingly,   it  is  possible  that  the  United  States  federal  income  tax consequences of the continuance may differ from those described below.

         THE FOLLOWING DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES AND TAX SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THESE TRANSACTIONS INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS; POSSIBLE FUTURE CHANGES IN FEDERAL TAX LAWS; AND ANY PENDING OR PROPOSED LEGISLATION.

         TAXATION OF U.S. SHAREHOLDERS. The following discussion applies to you if you are a U.S. Shareholder and:

         o you hold Denbury Canada common shares and/or will hold Denbury Delaware common stock as "capital assets", defined below, within the meaning of Section 1221 of the Code;

         o your ownership, receipt or disposition of Denbury Canada common shares and/or Denbury Delaware common stock is not attributable to a permanent establishment in a country other than the United States for purposes of an income tax treaty to which the United States is a party; and

         o you are not a resident of a country other than the United States for purposes of an income tax treaty to which the United States is a party.

         If you  are a U.S.  Shareholder  and do not  meet  one or  more  of the
foregoing   criteria  you  should  consult  your  tax  advisors  regarding  your particular United States federal income tax consequences.

         The Continuance. For United States federal income tax purposes, the continuance should result in a constructive exchange by you of your Denbury Canada common shares for stock in a new United States corporation, Denbury Delaware common stock, and should qualify as a reorganization within the meaning of Section 368(a) of the Code. This conclusion is based on certain factual assumptions and reliance on representations from the Company.

         Unless you are a Section 1248 Shareholder, as defined below, based on the conclusion that the continuance should qualify as a reorganization, the following will be the material United States federal income tax consequences of the continuance:

         o You will not recognize gain or loss on the constructive exchange of Denbury Canada common shares solely for Denbury Delaware common stock;

         o The tax basis of Denbury Delaware common stock constructively received will be the same as the basis of Denbury Canada common shares constructively surrendered in exchange therefore;

         o The holding period for the shares of Denbury Delaware common stock will include the holding period of Denbury Canada common shares constructively surrendered in exchange therefor; and

         o If you exercise your rights under Canadian law to dissent from the continuance you should be treated as if your Denbury Canada common shares were redeemed for cash and in general you should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and your basis in Denbury Canada common shares surrendered therefor. Section 318 of the Code may apply to dissenting shareholders of the Company that actually or constructively own shares of the Company as to which dissent rights are not being exercised.

         You are a 1248 Shareholder if you actually or constructively own or have owned 10 percent or more of the voting stock of the Denbury Canada at any time in the five year period immediately preceding the continuance.

         Notice Requirement. If you receive Denbury Delaware common stock in exchange for Denbury Canada common shares and take the position that such exchange is eligible for nonrecognition treatment you are required to file a notice with the IRS on or before the last day for filing a United States federal income tax return (taking into account any extensions of time therefor) for your taxable year in which the continuance occurs. The notice must contain the information specifically enumerated in Section 7.367(b)-1 of the United States Treasury Regulations, and you are advised to consult your tax advisors for assistance in preparing such notice. If you are required to give notice as described and do not, and if you fail to establish reasonable cause for the failure, then the IRS will be required to determine, based on all the facts and circumstances, whether the conversion of Denbury Canada common shares into Denbury Delaware common stock is eligible for nonrecognition treatment. In making the determination, the IRS may conclude:

          o that the conversion is eligible for nonrecognition treatment, despite such noncompliance;

          o that the conversion is eligible for nonrecognition treatment, provided that certain other conditions imposed by the United States treasury regulations are satisfied; or

          o that the conversion is not eligible for nonrecognition treatment and that any gain recognized will be taken into account for purposes of increasing the tax basis of Denbury Delaware common stock received pursuant to the continuance.

         Nevertheless, the failure of another U.S. Shareholder to satisfy the foregoing notice requirements should not bar you from receiving nonrecognition treatment with respect to the conversion of your Denbury Canada common shares into Denbury Delaware common stock pursuant to the continuance provided that you satisfy the requirements listed above.

         Passive Foreign Investment Company Considerations. For United States federal income tax purposes, Denbury generally will be classified as a PFIC for any taxable year during which either:

          o 75 percent or more of its gross income is passive income, as defined for United States federal income tax purposes; or

          o on average for such taxable year, 50 percent or more of its assets by value produce or are held for the production of passive income.

         For purposes of applying the foregoing tests, all or some of the assets and gross income of Denbury's subsidiaries will be attributed to it. While there can be no assurance with respect to the classification of Denbury as a PFIC, it believes that it did not constitute a PFIC during any taxable year ending at or prior to consummation of the continuance. In connection with the transactions contemplated herein, U.S. Special Tax Counsel will not be rendering an opinion with regard to the Company's status as a PFIC. In addition, we have not asked, nor do we intend to ask, for a ruling from the IRS addressing whether Denbury has been a PFIC during any taxable year ending at or prior to the consummation of the continuance. There is always the risk that the IRS could determine that Denbury has been a PFIC and that you may be subject to the PFIC rules set forth below.

         Although the matter is not free from doubt, if Denbury is a PFIC prior to the consummation of the continuance and you do not make a qualified electing fund election, a "QEF Election", then:

         o you would be required to allocate gain recognized upon the exchange of Denbury Canada common shares for Denbury Delaware common stock ratably over your holding period for such Denbury Canada common shares;

         o the amount allocated to each year, other than the year of the disposition of Denbury Canada common shares or any year prior to the beginning of the first taxable year of Denbury for which it was a PFIC, would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge would be imposed upon the resulting tax attributable to each such year, would accrue from the due date of the return for the taxable year to which such tax was allocated; and

         o gain recognized upon the disposition of Denbury Canada common shares, including upon the exchange of Denbury Canada common shares for Denbury Delaware common stock in the continuance, would be taxable as ordinary income.

         If you make a QEF Election, then you are generally taxed at ordinary rates on your pro rata share of Denbury's ordinary earnings and net capital gains for each taxable year Denbury is classified as a PFIC, even if no dividend distributions are received by you unless you make an election to defer such taxes.

         This summary of the possible application of the PFIC rules to you is only a summary of some material aspects of those rules. Because the United States federal income tax consequences to you under the PFIC provisions may be significant, you are urged to discuss those consequences with your tax advisors.

         TAXATION OF NON-U.S. SHAREHOLDERS. The following discussion applies to you if you are a non-U.S. Shareholder:

         o    who holds  Denbury  Canada  common  shares  or will  hold  Denbury
              Delaware  common  stock as capital  assets  within the  meaning of
              Section 1221 of the Code;

         o who does not actually or constructively own, nor at any time in the preceding five-year period actually or constructively owned, five percent or more of the stock of Denbury,

         o whose ownership, receipt or disposition of Denbury Canada common shares and/or Denbury Delaware common stock is not attributable either to the conduct of a trade or business in the United States or to a permanent establishment in the United States; and

         o who are not residents of the United States for purposes of United States federal income tax law or an income tax treaty to which the United States is a party.

         If you are a non-U.S. Shareholder who does not meet one or more of the foregoing criteria, you are urged to consult your own tax advisors regarding your particular United States federal income tax consequences.

         The Continuance. If, as expected, the continuance qualifies as a reorganization, then you should have the same United States federal income tax consequences as those described above for a U.S. Shareholder regarding nonrecognition of gain or loss, tax basis and holding period. Except as follows, you will generally not be required to file a notice with the IRS with respect to the continuance.

         Generally, you will not be subject to United States federal income tax on gain recognized, if any, upon the exchange of the shares of Denbury Canada common shares for the shares of Denbury Delaware common stock unless:

          o the gain is effectively connected with the conduct of a trade or business within the United States by you;

          o the gain is attributable to a permanent establishment in the United States,

          o if you are a nonresident alien and hold Denbury Canada common shares as a capital asset, you are present in the United States for 183 or more days in the taxable year and certain other circumstances are present; or

          o you are subject to tax pursuant to the provisions of the Code applicable to some United States expatriates. If you would be subject to United States federal income tax on such gains and take the position that the exchange of Denbury Canada common shares for Denbury Delaware common stock is eligible for nonrecognition treatment will be required to file a notice with the IRS. See "--Taxation of U.S. Shareholders--The Continuance," above.

         Dividends on Denbury Delaware Common Stock. Generally, dividends received by you with respect to Denbury Delaware common stock will be subject to United States withholding tax at a rate of 30 percent, which rate may be subject to reduction by an applicable income tax treaty. For example, 15 percent on dividends paid to residents of Canada who qualify for the benefits of the income tax treaty between the United States and Canada. If the dividends you receive are effectively connected with the conduct of a United States trade or business or are attributable to a permanent establishment in the United States of yours, they will be taxed at the graduated rates that are applicable to United States citizens, resident aliens and domestic corporations and will not be subject to United States withholding tax if you give an appropriate statement to the withholding agent in advance of the dividend payment. A non-U.S. Shareholder that is a corporation may be subject to an additional branch profits tax on effectively connected dividends.

         Sale of Denbury Delaware Common Stock. You will generally not be subject to United States federal income tax on gain recognized, if any, upon the sale of shares of Denbury Delaware Common stock unless:

          o the gain is effectively connected with conduct of a trade or business within the United States;

          o you are a nonresident alien individual and hold the Denbury Delaware Common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year and other specific circumstances are present;

          o you are subject to tax pursuant to the provisions of the Code applicable to United States expatriates; or

          o Denbury is or has been a "United States real property holding corporation," a "USRPHC," for federal income tax purposes, as such term is defined by Section 897(c) of the Code, and you owned directly or pursuant to attribution rules at any time during the five year period ending on the date of disposition more than 5% of Denbury common stock. This assumes that Denbury common stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.

Denbury believes that the as of the date of the continuance, Denbury Delaware will be a USRPHC and that Denbury Delaware common stock will be treated as being traded on an established exchange.

         Estate Tax. Denbury Delaware common stock owned, or treated as such, by an individual may be includible in his or her gross estate for United States federal estate tax purposes and thus if you are an individual you may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

         TAXATION OF THE MERGER. The merger of DMI into Denbury Delaware should qualify as a tax-free liquidation of a wholly owned subsidiary into its parent corporation. Therefore, you will recognize no gain or loss on the merger for United States federal income tax purposes.

         INFORMATION REPORTING AND BACKUP WITHHOLDING. Denbury must report annually to the IRS and to you and all other shareholders the amount of dividends paid that year, and the tax withheld with respect to such dividends, if any. These information reporting requirements apply regardless of whether withholding tax was reduced by an applicable income tax treaty. Copies of these information returns reporting such dividends and withholding are made available to the tax authorities in the country in which a non-U.S. Shareholder resides under the provisions of an applicable income tax treaty or other agreement with the tax authorities in that country.

         In general, information reporting requirements may apply to dividend distributions on Denbury Delaware common stock, or the proceeds of a sale, exchange, retraction or redemption of Denbury Delaware common stock. A 31% backup withholding tax may apply to these payments unless you are a corporation, non-U.S. Shareholder or come within specific exempt categories and, when required, demonstrate your exemption or provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. If you are required to provide your correct taxpayer identification number and fail to do so, you may be subject to penalties imposed by the IRS.

         United States backup withholding tax generally will not apply to dividends paid on Denbury Delaware common stock that are subject to the 30% or reduced treaty rate of withholding previously discussed if the beneficial owner certifies its non-U.S. status under penalties of perjury, otherwise establishes an exemption or, with respect to payments made after December 31, 1999, satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder. Under current law, dividends paid on Denbury Delaware common stock to you at an address outside the United States are generally exempt from backup withholding tax, but not from 30% withholding tax, as discussed above.

          On October 14, 1997 the IRS issued final regulations which affect your United States taxation. Under the these regulations, for dividends paid after December 31, 1999, a non-United States person must generally provide proper documentation indicating their status to a withholding agent in order to avoid backup withholding tax. However, dividends paid to exempt recipients, not including individuals will not be subject to backup withholding even if such documentation is not provided if the withholding agent is allowed to rely on certain presumptions concerning the recipient's non-United States status (i.e. payment to an address outside the United States).

         If you are a non-U.S. Shareholder, payments of proceeds from the sale of Denbury Canada common shares by you made to or through a non-United States office of a broker generally will not be subject to information reporting or backup withholding. However, payments made to or through a nonUnited States office of a United States broker or a non-United States office of a non-United States broker that has certain specified connections with the United States, are generally subject to information reporting, but not backup withholding unless you certify your non-United States status under penalties of perjury or otherwise establish your entitlement to an exemption. Payments of proceeds from the sale of Denbury

Delaware common stock by you made to or through a United States office of a broker are generally subject to both information reporting and backup withholding at a rate of 31% unless you certify your non-United States status under penalties of perjury or otherwise establish your entitlement to an exemption.

         Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a credit against your United States federal income tax, provided that the required information is furnished to the IRS.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO DENBURY OF THE MOVE OF CORPORATE DOMICILE AND MERGER

         In the opinion of U.S. Special Tax Counsel, the following are the material United States federal income tax considerations arising from and relating to the continuance and the merger that are applicable to Denbury. As described in more detail in the preceding section, the continuance should qualify as a "reorganization" within the meaning of Section 368(a) of the Code. This conclusion is based on factual assumptions and reliance on representations from Denbury and principal shareholders of Denbury.

         This discussion is based upon United States laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the IRS regarding the tax consequences of any of the transactions. Accordingly, the United States federal income tax consequences to Denbury of the continuance may differ from those described below.

         CONTINUANCE. A domestication transaction, such as the continuance, is generally treated for federal income tax purposes as a transfer by Denbury Canada of all of its assets and liabilities to a new domestic corporation, Denbury Delaware, in exchange for all of the stock of Denbury Delaware followed by a liquidating distribution by Denbury Canada to its shareholders of Denbury Delaware common stock received in exchange for Denbury Canada's assets and liabilities. Generally, the Code provides non-recognition treatment to the acquired corporation in such a transaction if it otherwise meets the requirements of a reorganization. In certain circumstances occurring in an international reorganization, however, the operation of certain rules overrides the non-recognition treatment normally obtained in a reorganization. Such rules may cause Denbury to recognize gain on the deemed transfer and/or distribution, as described below.

         The deemed transfer by Denbury Canada of all of its assets and liabilities to Denbury Delaware should be treated as a nontaxable event if Denbury Delaware common stock received by the Company is a United States real property interest: "USRPI". If Denbury Delaware common stock is not a USRPI, then the Company may be subject to United States federal income tax on the gain or loss resulting from the disposition of its assets that are USRPIs. Denbury Delaware common stock will be a USRPI, however, if Denbury Delaware is a USRPHC. As discussed above, under "Material United States Federal Income Tax Consequences to Shareholders--Taxation of Non-U.S. Shareholders," Denbury has represented that it believes that Denbury Delaware will be a USRPHC. Based on this representation, U.S. Special Tax Counsel has concluded that Denbury Delaware common stock will be a USRPI and, therefore, the deemed transfer should not result in United States federal income taxation.

         Even though Denbury's deemed transfer to Denbury Delaware should be a non-recognition event for United States federal income tax purposes, the deemed liquidating distribution by Denbury of Denbury Delaware common stock to its shareholders may be a taxable event if Denbury Delaware common stock is a USRPI. As discussed above, U.S. Special Tax Counsel has concluded that Denbury Delaware common stock will be a USRPI.

         In general, notwithstanding any non-recognition provision of the Code, Denbury Canada will recognize gain on the distribution including a deemed distribution of a USRPI, such as Denbury Delaware common stock, in an amount equal to the excess of the fair market value of such USRPI at the time of the distribution over Denbury's adjusted basis in the USRPI. The Code requires such corporations to deduct and withhold a tax equal to 35 percent of the gain recognized on such distribution. Denbury believes that the adjusted basis of Denbury Delaware common stock will be substantially in excess of its fair market value at the time of the continuance. Therefore, no gain will be recognized on Denbury's distribution of Denbury Delaware common stock to its shareholders. Denbury will apply for a withholding certificate from the IRS to confirm that the Company has no withholding tax payment obligation. There can be no assurance, however, that the IRS will agree with Denbury's calculation of its tax basis in Denbury Delaware common stock or with Denbury's calculation of the fair market value of such stock. Any disagreement or change could result in Denbury owing United States federal income tax.


         MERGER. The merger should qualify as tax-free to Denbury Delaware and DMI with the following United States federal income tax consequences:

          o Denbury Delaware will recognize no gain or loss on the receipt of DMI's assets;

          o DMI will recognize no gain or loss on the distribution of its assets to Denbury Delaware;

          o Denbury Delaware will take a tax basis in the assets of DMI equal to DMI's tax basis immediately prior to the merger; and

          o Denbury Delaware's holding period in the DMI assets received will include DMI's holding period in such assets.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

         All shareholders of Denbury Canada will become stockholders of Denbury Delaware after the move. Denbury Canada is a corporation organized under Canadian law. Denbury Delaware will be a corporation organized under and governed by Delaware law. The principal attributes of Denbury Delaware common stock and Denbury Canada common shares are comparable, but there are material differences in shareholder rights. The following is a summary of these material differences which arise from differences between United States and Canadian securities laws, between the Canada Business Corporations Act, the "CBCA", the Delaware General Corporation Law, the "DGCL", and between Denbury Canada's present charter and by-laws and the proposed certificate of incorporation and by-laws of Denbury Delaware. The proposed Delaware governing documents are attached to this document as Exhibits D and E.

         THIS  SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE ARTICLES
OF  INCORPORATION   AND  BY-LAWS  OF  DENBURY  CANADA  AND  THE  CERTIFICATE  OF
INCORPORATION AND BY-LAWS OF DENBURY DELAWARE ATTACHED TO THIS DOCUMENT.

--------------------------------------------------------------------------------
        CANADA                                                   DELAWARE
--------------------------------------------------------------------------------
                 VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

   Under the CBCA, shareholders holding        The DGCL requires the affirmative
not less than 2/3 of the votes cast by     vote of a majority of the outstanding
the shareholders entitled to vote on       stock entitled to vote thereon to
specific extraordinary corporate actions   authorize any merger, consolidation,
must approve those special actions.        dissolution or sale of substantially
These include certain amalgamations,       all of the assets of a corporation.
continuances, liquidations, dissolutions   However, an authorizing stockholder
and sales, leases or exchanges of all or   vote is not required of a corporation
substantially all the assets of a          surviving a merger if:
corporation, other than in the ordinary
course of business. In certain cases, a    o   such corporation's certificate of
special resolution to approve an               incorporation is not amended in
extraordinary corporate action is also         any respect by the merger;
required to be approved separately by the
holders of a class or series of shares.    o   each share of stock outstanding
                                               immediately prior to the merger
                                               will be an identical share of the
                                               corporation after the merger; and

                                           o   no shares of common stock or
                                               those convertible into common
                                               stock will be issued in the
                                               merger, or the common stock to be
                                               issued in the merger does not
                                               exceed 20% of such corporation's
                                               outstanding common stock
                                               immediately prior to the merger.

                                               No stockholder approval is
                                           required under the DGCL for mergers
                                           of a parent and a subsidiary, of
                                           which it owns 90% or more.

--------------------------------------------------------------------------------
        CANADA                                                   DELAWARE
--------------------------------------------------------------------------------
                                               Denbury Canada currently does not
                                           have a shareholders' rights plan.
                                           Shareholders' rights plans are common
                                           to  many  corporations  incorporated
                                           in the  United States.  They give a
                                           corporation's  board of directors the
                                           opportunity  to withstand an
                                           unsolicited  takeover  attempt while
                                           taking  sufficient  time to  evaluate
                                           an offer and to consider  alternative
                                           measures or transactions  that may be
                                           appropriate  in  responding  to the
                                           offer. The DGCL permits shareholders'
                                           rights plans in general  and  permits
                                           the adoption of  shareholders' rights
                                           plans by a board of directors without
                                           shareholder approval.

                        AMENDMENT TO GOVERNING DOCUMENTS

    Under the CBCA, amendments to the          The DGCL requires that any
articles of incorporation generally        amendment to the corporation's
require approval by holders of not less    certificate of incorporation must
than 2/3 of the votes cast by              be approved by the holders of a
shareholders entitled to vote. The         majority of the outstanding stock of
directors may amend or repeal any by-law   each class entitled to vote.  The
unless the articles of incorporation or    certificate of incorporation can
by-laws otherwise provide. When the        require a greater level of approval.
directors amend or repeal a by-law, they   The proposed certificate of
are required under the CBCA to submit the  incorporation for Denbury Delaware
change to the shareholders at the next     will not require a greater level of
meeting of shareholders. Shareholders may  approval.
confirm, reject, amend or repeal the
by-law amendment by the vote of holders        If an amendment adversely alters
of a majority of the votes cast by         the rights or preferences of a
shareholders present and entitled to       particular class or series of stock,
vote.                                      that class or series must approve the
                                           amendment as a class even if the
                                           certificate of incorporation does not
                                           provide this right.  The DGCL also
                                           reserves the power to amend or repeal
                                           the by-laws to stockholders unless
                                           the certificate of incorporation
                                           confers such power on the board of
                                           directors in addition to the
                                           stockholders. The proposed
                                           certificate of incorporation  of
                                           Denbury Delaware expressly authorizes
                                           the board of directors to adopt,
                                           amend or repeal Denbury Delaware's
                                           by-laws.

--------------------------------------------------------------------------------
        CANADA                                                   DELAWARE
--------------------------------------------------------------------------------
                                   DISSENT RIGHTS

    The CBCA provides that shareholders        Under the DGCL, shareholders have
entitled to vote on certain matters may    have the right to dissent from a
exercise dissent rights and demand         merger or consolidation by demanding
payment for the fair value of their        payment in cash for their shares
shares. For this purpose the CBCA does     equal to the fair value of such
not distinguish between listed and         shares. Fair value is to be
unlisted shares. Dissent rights exist      determined by agreement with the
when there is a vote upon matters such     corporation or by an independent
as:                                        appraiser appointed by a court in an
    o   any amalgamation with another      action timely brought by the
        corporation, other than with       corporation or the dissenters and
        specified affiliated               excludes any appreciation or
        corporations;                      depreciation as a consequence, or in
    o   an amendment to the corporation's  expectation, of the transaction. The
        articles of incorporation;         DGCL grants dissenters' appraisal
    o   adding, changing or removing any   rights only in the case of mergers or
                                           consolidations and not in the case of
        provisions which restrict the      a sale or transfer of assets or a
        issue, transfer or ownership of    purchase of assets for stock,
        shares;                            regardless of the number of shares
    o   a continuance under the laws of    being issued. No appraisal rights are
        another jurisdiction; and          available for shares listed on a
    o   a sale, lease or exchange of all   national securities exchange or
        or substantially all the property  designated for trading on the NASDAQ
        of the corporation other than in   or held of record by more than 2,000
        the ordinary course of business.   stockholders. However, dissent rights
                                           are available if the agreement of
    However, a shareholder is not          merger or consolidation does not
entitled to dissent if an amendment to     convert such shares into:
the articles of incorporation is effected
by a court order approving a               o   stock of the surviving
reorganization or by a court order made        corporation;
in connection with an action for an        o   stock of another corporation
oppression remedy. Under the CBCA, a           which is listed on a national
shareholder may seek an oppression remedy      securities exchange or designated
for any corporate act or omission which        for trading on the NASDAQ or held
is oppressive or unfairly prejudicial to       of record by more than 2,000
or that unfairly disregards a                  stockholders; and
shareholder's interest.                    o   cash in lieu of fractional shares
                                               or some combination of the three.

                                           In addition, dissent rights are
                                           unavailable if the stockholders of
                                           the surviving corporation are not
                                           required to vote upon the merger.

--------------------------------------------------------------------------------
        CANADA                                                   DELAWARE
--------------------------------------------------------------------------------
                                  OPPRESSION REMEDY

    Section 241 of the CBCA provides an        The DGCL does not provide for a
oppression remedy.  A court may make any   similar remedy. However, the DGCL
order, both interim and final, to rectify  provides a variety of legal and
the matters complained of, if satisfied    equitable remedies to a corporation's
that:                                      stockholders for improper acts or
                                           omissions of a corporation, its
 o any act or omission of the corporation  officers and directors. Under the
   or any of its affiliates;               DGCL, only stockholders can bring an
 o the conduct of its business or the      action alleging a breach of fiduciary
   acts of its directors or affiliates     duty by the directors of a
   have been oppressive or unfairly        corporation. In order to be
   prejudicial to, or that  unfairly       successful, the stockholder must show
   disregards  the interests of, any       that the act or omission is not
   security holder, creditor, director or  protected by the "business judgment
   officer of the corporation.             rule." This rule presumes that
                                           disinterested directors' decisions
A complainant  includes a present or       are made in good faith and in the
former shareholder, officer or director    best interests of the corporation,
of the corporation or any of its           absent a showing of intentional
affiliates, or the Director of the CBCA.   director misconduct, gross negligence
                                           or a conlict of interest.
     Because of the breadth of the
conduct covered by the oppression remedy and the wide scope of the court's remedial powers, the oppression remedy is very flexible. It is frequently relied upon to safeguard the interest of shareholders and others with a substantial interest in the corporation.
Under the CBCA, it is not necessary to
prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. It is sufficient to prove that their actions were oppressive, unfairly prejudiced to, or unfairly disregarded the interests of, any security holder, director, officer or creditor. Although the court may order the corporation to pay the interim expenses such as legal fees of a complainant, ultimately the complainant may be held accountable for such interim costs.

--------------------------------------------------------------------------------
        CANADA                                                   DELAWARE
--------------------------------------------------------------------------------
                                  DERIVATIVE ACTION

     Under the CBCA, a complainant may         A derivative action may be
apply to the court for leave to bring an   brought in Delaware by a stockholder
action in the name of and on behalf of a   of, and for the benefit of, the
corporation or any of its subsidiaries,    corporation. The DGCL provides that
or to intervene in an existing action to   the person must allege that he was a
which they are a party. Under the CBCA,    stockholder at the time when the
in order to bring an action, a             transaction took place. A stockholder
complainant must first give reasonable     may not sue derivatively without
notice to the directors of the             first demanding that the corporation
corporation of the intention to apply to   bring suit, which demand has been
the court. The court must be satisfied     refused, unless it is shown that such
that:                                      demand would have been futile.

    o    the directors of the corporation
         will not bring, diligently
         prosecute or defend the action;
    o    the complainant is acting in
         good faith; and
    o    it appears that the action is in
         the interest of the corporation.

    Under  the  CBCA,  the court in a
derivative action may make any order it thinks fit, including orders pertaining to conduct of the lawsuit or the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

                     SHAREHOLDER CONSENT IN LIEU OF MEETING

     Under the CBCA, shareholders can          Under the DGCL and under Denbury
take an action by written resolution and   Delaware's certificate of
without a meeting only if all              incorporation, any action to taken at
shareholders sign the written resolution.  a meeting of stockholders may be taken without a meeting if a consent
                                           in writing  is signed by the required
                                           number of shareholders.  The vote
                                           required is the same vote required at
                                           a stockholders' meeting. The
                                           corporation is required to give
                                           prompt  notice of the taking  of
                                           corporate action to stockholders who
                                           have  not consented in writing.

--------------------------------------------------------------------------------
        CANADA                                                   DELAWARE
--------------------------------------------------------------------------------
                                SHAREHOLDER QUORUM

     Under the CBCA and  Denbury Canada's      Under  the DGCL and under Denbury
charter, a quorum is present at a meeting  Delaware's proposed by-laws, a quorum
if two shareholders  are  represented in   for any meeting of the shareholders
person or by proxy and hold at least 5%    consists of 1/3 of the shares
of Debury Canada's outstanding shares.     entitled to vote at a meeting, in
                                           person or by proxy.

                             DIRECTOR QUALIFICATIONS

     Under the CBCA,  1/3 of the               Delaware does not have comparable
directors must be Canadian residents. In   requirements.
addition, because the  securities of
Denbury Canada are publicly traded, it must have at least three directors. At least two of the directors must not be officers or employees of Denbury Canada or its affiliates.

                          FIDUCIARY DUTIES OF DIRECTORS

    Directors of corporations incorporated or organized under the CBCA and the DGCL have fiduciary obligations to the corporation and its shareholders. Under these fiduciary obligations, the directors must act in accordance with the legal principle of "duty of care."

     Section 122 of the CBCA requires          Under the DGCL, the duty of care
directors of a Canadian corporation to     requires that directors act in an
act honestly and in good faith with a      informed and deliberative manner and
view to the best interests of the          prior to making a business decision,
corporation.  The duty of care requires    inform themselves of all material
that the directors exercise the care,      information reasonably available to
diligence and skill that a reasonably      them. The duty of loyalty requires
prudent person would exercise in           directors to act in good faith, not
comparable circumstances.                  out of self-interest, and in a manner
                                           which the directors reasonably
                                           believe to be in the best interest of
                                           the stockholders pursuant to the
                                           "business judgment rule."

-------------------------------------------------------------------------------
        CANADA                                                   DELAWARE
--------------------------------------------------------------------------------
                      INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under the CBCA and pursuant to             The DGCL permits a corporation to
Denbury Canada's by-laws, it may           indemnify its present or former
indemnify present or former directors or   directors or officers made a party to
officers against all expenses and          any third party proceeding because of
settlement amounts or judgments arising    their service as director or officer
out of actions against such individuals    of the corporation. Indemnification
because of their service as directors or   can cover expenses, judgments, fines
officers.  In order to qualify for         and settlement amounts. In order to
indemnification such director or officer   qualify for indemnification such
must:                                      director or officer must:

    o    have acted honestly and in good     o    have acted in good faith and
         faith with a view to the best            in a manner such person
         interest of the company; and             reasonably believed to be in
    o    in the case of a criminal or             or not opposed to the best
         administrative action enforced           interests of the corporation;
         by a monetary penalty, have had          and
         reasonable grounds for believing    o    with respect to any criminal
         that his or her conduct was              action or proceeding, had no
         lawful.                                  reason to believe that such
                                                  conduct was unlawful.
     Indemnification will be provided to
an eligible director or officer who meets      In a derivative action, or an
both these tests or was entitled to such   action in the right of the
indemnity or was substantially successful  corporation, the corporation is
on the merits in the action.               permitted to indemnify directors and
                                           officers against expenses if they
     A corporation may, if the person      acted in good faith and in a manner
meets the conditions above and it is       that they reasonably believed to be
approved by a court, also indemnify an     in or not opposed to the best
eligible director or officer in an action  interests of the corporation.
by or on behalf of the corporation.        However, in such a case, no
                                           indemnification shall be made if such
     The officers and directors of         person is adjudged liable to the
Denbury Canada currently have              corporation. Even if an adjudication
indemnification contracts which survive    of liability occurs, such person may
the termination of their service as        be indemnified for expenses to the
officers or directors. These contracts     extent that the court in the action
will continue after the move of domicile   determines that such directors or
to Delaware.                               officers are fairly and reasonably
                                           entitled to indemnity.

                                               The DGCL allows the corporation
                                           to advance expenses before the
                                           resolution of an action if such
                                           person agrees to repay advances if
                                           they are not entitled to
                                           indemnification. The CBCA does not
                                           expressly provide for such advance
                                           payment.

-------------------------------------------------------------------------------
        CANADA                                                   DELAWARE
--------------------------------------------------------------------------------
                                DIRECTOR LIABILITY

    The CBCA limits or eliminates the          The DGCL provides that a
liability of directors to the corporation  corporation's certificate of
or its stockholders for malfeasance or     incorporation may limit or eliminate
nonfeasance by them. In some               the liability of directors to the
circumstances, if a director proves that   corporation or its stockholders for
he did not know and could not have known   monetary damages for breach of
of the unlawful act, he will not be        fiduciary duty as a director. Such
liable. Also, most actions to enforce a    liability cannot arise from
liability imposed by the CBCA must be      proscribed conduct, including:
brought within two years of the date of
the act. Further, a director will not be       o    acts or omissions not in
liable under portions of the CBCA if he             good faith;
relied in good faith on:                       o    acts involving intentional
                                                    misconduct;
    o    financial statements fairly           o    acts which violate the law;
         represented to him by an officer      o    breach of the duty of
         or in a written report of the              loyalty;
         auditor to reflect the                o    payment of unlawful
         corporation's financial                    dividends;
         condition; or                         o    expenditure of funds for
    o    a report of a lawyer,                      unlawful stock purchases; or
         accountant, engineer, appraiser       o    redemptions or transactions
         or other person whose profession           from which such director
         lends credibility to a statement           derived an improper personal
          made by him.                              benefit.

                                               The proposed certificate of
                                           incorporation of Denbury Delaware
                                           limits director liability to the
                                           corporation or its stockholders,
                                           except, for liability for:

                                               o    any breach of the director's
                                                    duty of loyalty to the
                                                    corporation or its
                                                    stockholders;
                                               o    acts or omissions not in
                                                    good faith or which involve
                                                    intentional misconduct or a
                                                    knowing violation of law;
                                               o    certain unlawful
                                                    distributions by the
                                                    corporation; or
                                               o    any transaction from which
                                                    the director derived an
                                                    improper personal benefit.

-------------------------------------------------------------------------------
        CANADA                                                   DELAWARE
--------------------------------------------------------------------------------
        ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS


     Policies of certain Canadian              Section 203 of the DGCL prohibits
securities regulatory authorities,         a "business combination" between the
including Policy 9.1 of the Ontario        corporation and an "interested
Securities Commission, contain             stockholder" within three years of
requirements for related party             the stockholder becoming an
transactions. A related party transaction  "interested stockholder" unless is any transaction in which a corporation  certain conditions are met. Denbury
acquires or transfers an asset or          Delaware will expressly opt out of
securities or liability from or to         this provision. An "interested
directors, senior officers and holders of  stockholder" is a person who controls
at least 10% of the voting securities of   15% or more of the outstanding voting
the corporation.                           stock at any time within the prior
Policy 9.1 requires:                       three-year period. A "business
                                           combination" includes a merger or
    o    more detailed disclosures in the  consolidation, a sale of 10% or more
         proxy material pertaining to a    of the corporation's assets or
         related party transaction;        aggregate market value and some
    o    preparation of a formal           transactions that would increase the
         valuation of the transaction;     interested stockholder's
         and                               proportionate ownership in the
    o    a summary of the valuation in     corporation.
         the proxy material.

Policy 9.1 also requires  minority         This provision does not apply where:
shareholders to approve the transaction,
by either a simple majority or two-thirds      o    either the business
of the votes cast,  depending  upon the             combination or the
circumstances.                                      transaction making the
                                                    person an interested
                                                    stockholder is approved by
                                                    the corporation's previous
                                                    board of directors;
                                               o    after the transaction making
                                                    the person an interested
                                                    stockholder, that person
                                                    owned at least 85% of the
                                                    outstanding voting stock of
                                                    the corporation;
                                               o    the business combination is
                                                    approved by a majority of
                                                    the board of directors and
                                                    the disinterested
                                                    shareholders owning
                                                    two-thirds of the
                                                    outstanding shares entitled
                                                    to be cast;
                                               o    the corporation is not a
                                                    public company because of
                                                    stock exchange listings or
                                                    inter-dealer quotations and
                                                    has less than 2,000
                                                    stockholders
                                               o    the corporation has opted
                                                    out of Section 203.

-------------------------------------------------------------------------------
        CANADA                                                   DELAWARE
--------------------------------------------------------------------------------
                          ACCESS TO CORPORATE RECORDS

     Under the CBCA, you, other                Under the DGCL, any shareholder
shareholders and the creditors of a        of a corporation, their agents or
corporation, their agents or legal         legal representatives may make a
representatives as well as the Director    written demand to examine the records
under the CBCA may examine:                of that corporation. Such a demand to
                                           examine the corporation's records
     o   the articles of incorporation,    must have a proper purpose, be sworn
         by-laws, unanimous  shareholder   under oath, and directed to that
         agreements of Denbury Canada;     corporation at its principal place of
     o   the minutes and resolutions of    business or its registered office in
         shareholders;                     Delaware. A proper purpose is one
     o   all notices pertaining to the     that is reasonably related to that
         term of office, election of, or   shareholder's interest in the
         change of directors of Denbury    corporation as a shareholder. The
         Canada; and                       certificate of incorporation of a
    o    the securities register of        Delaware corporation may also provide
         Denbury Canada free of charge     these examination powers to holders
         during normal business hours.     of the corporation's debt securities.
                                           The proposed certificate of
     Since Denbury Canada is public,  any  incorporation of Denbury Delaware
person may examine the  aforementioned     will contain such a provision.
records for a reasonable  fee. All
shareholders of Denbury Canada may
request a copy of the articles of
incorporation, by-laws, unanimous
shareholder agreements of that
corporation free of charge.

DISSENTING SHAREHOLDERS' RIGHTS

       Section 190 of the CBCA is reprinted in its entirety as Exhibit B to this document. Shareholders may dissent from the proposal to move our corporate domicile. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF SECTION 190 OF THE CBCA.

       If you wish to dissent and do so in compliance with Section 190, you will be entitled to be paid the fair value of the shares you hold. Fair value is determined as of the day before the move is approved by shareholders and excludes the investment of $100 million by TPG, even if that sale is approved by shareholders.

       If you wish to dissent, you must send written objection to the move to us before the special meeting. If you vote in favor of the move, you lose your rights to dissent. If you abstain or vote against the move, you preserve your dissent rights. It is not sufficient to vote against the move or abstain. You must also provide a separate dissent notice. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the move in order to prevent the proxy holder from voting such shares in favor of the move and thereby voiding your right to dissent. Under the CBCA, you have no right of partial dissent. Accordingly, you may only dissent as to all your shares.

       We are required to notify each shareholder who has filed a dissent notice when and if the move has been approved. This must be sent within 10 days after shareholders approve the move. We will not send a notice to any shareholder who voted to approve the move or who has withdrawn their dissent notice.

       Within 20 days after receiving the above notice from us, or if you do not receive such notice within 20 days after learning that the move has been approved, you must send us a payment demand containing:

       o   your name and address;
       o   the number of shares you own; and
       o   a demand for payment of the fair value of your shares.

       Within 30 days after sending a payment demand, you must send via our transfer agent, to the Secretary of Denbury Resources Inc., c/o CIBC Mellon Trust Company, Corporate Trust Department, 600 Dome Tower, 333 7th Avenue S.W., Calgary, Alberta T2P 2Z1, the certificates representing your shares. If you fail to send us a dissent notice, a payment demand or your share certificates within the appropriate time frame, you forfeit your right to dissent and your right to be paid the fair value of your shares. Our transfer agent will endorse on your share certificates a notice that you are a dissenting shareholder and will return the share certificates to you.

       Once you send a payment demand to us, you cease to have any rights as a shareholder. Your only remaining right is the right to be paid the fair value of your shares. Your rights as a shareholder will be reinstated if:

       o   you withdraw your payment demand;
       o   we fail to make you an offer of payment; or
       o   if the move of domicile does not happen.

       Within seven days of the closing of the move or the date we receive your payment demand, we must send you a written offer to pay for your shares. This offer must include a written offer to pay you an amount considered by the board of directors to be the fair value of your shares. The offer must include a statement showing the manner used to calculate the fair value. Every offer to pay any shareholder must be on the same terms. We must pay you for your shares within 10 days after you accept our offer. Any such offer lapses if we do not receive your acceptance within 30 days after the offer to pay has been made to you.

       If we fail to make an offer to pay for your shares, or if you fail to accept the offer within 50 days after the date of the move, we may apply to a court to fix a fair value for your shares. If we fail to apply to a court, you may apply to a court for the same purpose within a further period of 20 days. You are not required to give security for costs in such a case.

       All dissenting shareholders whose shares have not been purchased will be joined as parties and bound by the decision of the court. We are required to notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel. The court may determine whether any person who is a dissenting shareholder should be joined as a party. The court will then fix a fair value for the shares of all dissenting shareholders who have not accepted a payment offer from us. The final order of a court will be rendered against us for the amount of the fair value of the shares of all dissenting shareholders. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder.

       THIS IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE CBCA. THEY ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT IF YOU WANT TO AVAIL YOURSELF OF YOUR RIGHTS THAT YOU SEEK YOUR OWN LEGAL ADVICE. FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE CBCA MAY PREJUDICE YOUR RIGHT OF DISSENT. For a general summary of income tax implications to a dissenting shareholder, see "Move the Corporate Domicile-Material Canadian Federal Income Tax
Consequences of the Move of Corporate Domicile and Merger--Taxation of Dissenting Shareholders" and "-Shareholders Not Resident in Canada-Dissenting Shareholders" and "Moving the Corporate Domicile of Denbury--Material United States Federal Income Tax Consequences to Shareholders of the Move of Corporate Domicile and Merger".

                  GRANTING THE BOARD OF DIRECTORS AUTHORITY TO
                    ABANDON OR POSTPONE THE MOVE OF DOMICILE

       The second proposal asks you to grant authority to the board of directors to postpone or abandon the move, even if approved by the shareholders, if the board later determines such a move or its timing would not be in the best interests of you or us. Although it is difficult to foresee all possibilities or reasons to postpone or abandon the move, if the following situations arise, which are the two most likely, then the board could decide to postpone or abandon the move:

       o if it appeared that there would be adverse tax consequences to shareholders or Denbury because of a significant increase in the market value of Denbury between the date of this document and the date of the move; or

       o if the holders of more than 5% of the outstanding common shares exercise their dissent rights and request payment for the fair value of their shares; although the board may also make such decision if it believes that the amount anticipated to be paid as the fair value to dissenting shareholders is likely to exceed $5 million.

 THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

                              SALE OF SHARES TO TPG

       The third proposal asks you to approve the sale of 18,552,876 common shares to TPG, our largest shareholder, for $100 million, or $5.39 per share. If shareholders approve the sale to TPG, it will take place whether or not the move occurs.

       REASONS FOR SEEKING SHAREHOLDER APPROVAL. The NYSE and the TSE require shareholders to approve substantial sales of shares to a significant shareholder. The NYSE also requires that holders of at least 50% of the outstanding shares vote on the proposed sale. TPG's shares will be included to determine whether 50% have voted, but a majority of the votes cast by shareholders, other than TPG and its affiliates, must approve this proposal.

       BACKGROUND OF THE TRANSACTION AND TPG'S INTEREST IN DENBURY. David Bonderman, James G. Coulter and William S. Price, III founded the Texas Pacific Group in 1992 to pursue public and private investment opportunities. The principals of TPG manage TPG Partners, L.P., TPG Parallel I, L.P, and TPG Partners II, L.P., the buyer of the shares discussed here, plus other investment funds. TPG Partners, L.P. and TPG Parallel I, L.P. currently own 7,931,048 and 790,390 common shares of Denbury, respectively. TPG's other investments include such branded consumer product companies such as Beringer Wine Estates Holdings, Inc., Ducati Motors, S.p.A., Favorite Brands International, Inc. and J. Crew Group, Inc.

       TPG first invested $40.0 million in Denbury in December 1995 to purchase common shares, Convertible First Preferred Shares and warrants. In October 1996 at the time of our public offering of 4,940,000 common shares, TPG purchased 800,000 of those shares for approximately $9.6 million directly from Denbury at the same price that shares were offered to the public less underwriting discounts, $12.035 per share. In February 1998, TPG purchased 313,400 shares for $5.0 million, $15.955 per share at the time of Denbury's public offering of 4,240,780 common shares, again at the public offering price less underwriting discounts. As of February 28, 1999, TPG owned approximately 32% of Denbury's issued and outstanding common shares.

       EXISTING AGREEMENT WITH TPG. Under a December 1995 agreement signed when TPG made their first investment in Denbury, TPG is entitled to nominate three of the seven board members, who have been Messrs. Stanton, Price and Bonderman since late 1995. As part of the same agreement, Denbury is entitled to nominate three board members and Mr. Greene, Chairman of the board, is nominated by both parties. However, this entire 1995 agreement will terminate upon the closing of the TPG stock purchase transaction. Although TPG has indicated that they do not have any current plans to make changes to the board, after this transaction they will have adequate voting power to do so at their discretion.

       Additionally, as part of TPG's original purchase in 1995, we amended our charter so that the following actions require approval by 2/3 of the directors:

       o   an acquisition with a purchase price in excess of 20% of our assets;

       o   a change in the number of our directors;

       o   amendment to the certificate of incorporation or by-laws;

       o any issuance of equity securities or securities convertible into equity securities other than under our stock option or employee benefit plans;

       o   creation of any series of preferred stock;

       o   issuance of debt securities in excess of 10% of our assets; and

       o borrowings other than under existing credit lines or specified increases in those credit lines.

Because three of our seven directors are affiliates of TPG, at least one of the TPG affiliated directors must approve the actions listed above. These same provisions are contained in the proposed certificate of incorporation of Denbury Delaware and therefore, this approval requirement will continue to exist after the move.

       TPG'S INTENTIONS AFTER THE SALE. TPG intends to review continuously the equity positions of its affiliates in Denbury. Depending upon future evaluations of our business prospects and upon other developments, including general economic and business conditions and money market and stock market conditions, TPG or its affiliates may determine to increase or decrease their equity interest by acquiring additional common shares or other securities convertible into common shares or by disposing of all or a portion of their Denbury holdings, subject to any applicable legal and contractual restrictions on its ability to do so. TPG has no current intention to cause any of its affiliates to increase their ownership of our outstanding common shares other than through the current TPG purchase.

       PURPOSE OF THE SALE OF SHARES. The primary purpose of the TPG stock sale is to raise funds for acquisitions. At this time traditional financing for the oil and gas industry is generally unavailable because of the downturn in the U.S. equity and debt markets for our industry during the summer of 1998, along with decreases in the oil and natural gas prices. The purchase prices for oil and gas properties have decreased because of these factors. This increases the likelihood of making attractive acquisitions. We perceive it to be an attractive time to make acquisitions, especially if we have additional equity to buy properties. With our current debt levels, it is doubtful that we could make any meaningful acquisitions without this additional equity. This stock sale also improves our debt ratios.

       We will initially use the estimated $98.5 million net proceeds of the sale to reduce our outstanding debt, although we ultimately plan to use these funds primarily for acquisitions. Because of the low oil and gas prices and reduced cash flows, we have scaled back our capital expenditures. Accordingly, we do not plan to use any significant portion of these funds for development or exploration activities. See also "Use of Proceeds."

       ALTERNATIVES CONSIDERED. A private sale of equity to TPG was the first alternative we considered because of TPG's familiarity with us, TPG's substantial current ownership in Denbury, their interest in increasing their investment in Denbury and the difficulty of finding another party that could make such a substantial single investment on a timely basis. Because of TPG's affiliation with Denbury, the board of directors created a Special Transactions Committee, the "Committee," to negotiate with TPG. See "Conflicts of Interest and Creation of the Special Transactions Committee" below. During the course of negotiations with TPG, the Committee considered several other alternatives:

       o The first was the sale of non-voting common stock to TPG. TPG responded that it would expect to purchase such non-voting shares at a discount from the price paid for voting shares. The Committee determined that it would not benefit us to forego any premium in order to sell TPG non-voting stock since TPG currently nominates three of seven board members and is our largest shareholder.

       o The Committee also considered seeking out other private investors with the goal of obtaining a higher price. However, the Committee was not confident that a better price could be obtained from another party. TPG agreed to pay a 41% premium over market price at the time of pricing. The attractiveness to another investor of making a substantial purchase would be substantially reduced by TPG's existing significant ownership interest in Denbury. The search for an interested third party would only result in delays. Since we already are receiving a premium over market price from TPG, a third party offer might not be as attractive.

       o The Committee also considered the alternative of a rights offering to existing shareholders. However, rights offerings are typically sold at a discount to current market. If stock were to be offered at a premium in a rights offering, few if any shareholders other than TPG, would be likely to acquire additional shares. Thus, in a rights offering TPG might have been able to acquire control with a smaller premium than the price you are being asked to approve.

       BENEFITS TO TPG OF THE SALE. The effect of selling the shares to TPG and its main benefit to TPG will be to give TPG control of us. The sale will increase TPG's ownership of our issued and outstanding common shares from approximately 32% to approximately 60%. Currently, we do not expect this transaction to result in any changes to our board, management or operations. If the transaction is approved, after the sale TPG will be able to control the election of directors, to determine the corporate and management policies of Denbury and to effect the shareholder approval of a merger, consolidation or sale of all or substantially all of the assets of Denbury.

       If our legal domicile is moved to Delaware, the Certificate of Incorporation of Denbury Delaware will opt out of the provisions of Section 203 of the Delaware General Corporation Law due to terms of the stock purchase.
Section 203 prohibits an interested shareholder, such as TPG, from engaging in a "business combination" with a company for three years after the stockholder becomes the direct or indirect owner of 15% of that company's stock, unless approved by the holders of 2/3 of the company's issued and outstanding common shares. A "business combination" includes a merger, sale of substantially all of a company's assets or sale of its shares to an interested shareholder such as TPG.

         CONFLICTS  OF  INTEREST  AND  CREATION  OF  THE  SPECIAL   TRANSACTIONS
COMMITTEE. The sale of shares to TPG is subject to a number of conflicts of interest:

          o    TPG is our largest shareholder;

          o Three of the officers and directors of TPG's controlling entity are members of our board;

          o the requirement for 2/3 approval by our board of directors of certain major actions described under "Existing Agreement with TPG" above, requires approval of those actions by our directors that are affiliated with TPG;

          o TPG has historically had the right to maintain its pro rata interest in our outstanding common shares by buying a portion of any shares we issued on the same terms and conditions. This right has been waived by TPG in each sale of equity securities since 1995 and this right will terminate upon the closing of the TPG purchase.

         Therefore, the board created a Special Transactions Committee. None of the members of the Special Transactions Committee are members of management or are affiliated in any way with TPG. Mr. Greene, the Chairman of the board and the Chairman of the Committee, and Messrs. Wettstein and Matthews are members of the Committee.

         NEGOTIATION OF TPG PURCHASE PRICE. The Committee negotiated the price with TPG taking into account discussions with management and financial information prepared by Credit Suisse First Boston, our financial advisor. Negotiations were concluded on December 1, 1998.

         FACTORS CONSIDERED BY THE SPECIAL TRANSACTIONS COMMITTEE. The factors considered by the Committee in negotiating the sale of shares to TPG and in recommending that shareholders approve the transaction are:

         o The $5.39 per share price was the midpoint of a November 24, 1998 preliminary financial analysis of our per share value prepared by Credit Suisse First Boston. In subsequent financial analyses prepared by Credit Suisse First Boston dated December 16, 1998, the estimated equity reference ranges were approximately $0.39 per share lower than those in Credit Suisse First Boston's preliminary financial analyses, primarily due to decreases in oil prices in the interim period.

         o    The  $100  million  provides  us with  substantial  funds  to make acquisitions  at a  time  when  attractive  opportunities  may  be available to us if we have sufficient capital. If we make successful acquisitions, we can continue to grow. However, no acquisitions by Denbury were proposed at the time of the purchase agreement, and no consideration was given to any proposed acquisition at the time the price was set.

         o Credit Suisse First Boston has provided the board with an opinion, attached to this document as Exhibit A, regarding the fairness, from a financial point of view, to Denbury of the purchase price paid for its shares by TPG.

         o The $5.39 per share price represented a 41% premium over the closing market price for our common shares at the time of pricing on December 1, 1998. As of the date hereof, March __, 1999, the $5.39 per share price was _____% higher than the closing market price for the common shares on the NYSE. However, there have been brief periods since the pricing date that our common stock has traded above $5.39, meaning that the price to be paid by TPG could be a discount to market price.

         o The Committee considered other alternatives discussed below. Because of TPG's current equity interest in us, it is unlikely that another entity would be willing to pay a higher price than TPG is willing to pay.

         FAIRNESS OF THE TRANSACTION. Given the large number of shares being purchased, the Committee believes that TPG is paying a fair price for the shares despite fluctuations in the market place that could result in TPG purchasing the shares at a discount. The purchase price was a substantial premium over the market price at the time of pricing. The transaction must also be approved by a majority of disinterested shareholders. In addition, Credit Suisse First Boston has provided the board a written opinion dated December 16, 1998 as to the fairness, from a financial point of view, to Denbury of the purchase price paid for its shares by TPG.

         CONDITIONS OF THE SALE. On December 16, 1998, Denbury and an affiliate of TPG entered into a Stock Purchase Agreement specifying the terms of TPG's $100 million purchase of 18,552,876 newly-issued common shares, which is a purchase price of $5.39 per common share. If the move of corporate domicile is approved by our shareholders, the shares will be purchased from Denbury Delaware rather than Denbury Canada. Several remaining conditions must be met before the sale can be closed:

          o a majority of the non-TPG shareholders voting must approve the sale;

          o the TSE must approve the purchase price if closing does not occur before April 23, 1999;

          o no "material adverse effect" (as defined below) shall have occurred prior to the closing;

          o we must amend our bank credit agreement, which was completed on February 19, 1999;

          o Denbury and TPG must sign the registration rights agreement covering all of TPG's shares, the terms of which have already been negotiated by Denbury and TPG; and

          o    other conditions specified in the agreement must be satisfied.

     Material Adverse Effect. - As used in the agreement, a "material adverse effect" means a material adverse effect on the financial condition, results of operations, business or assets of Denbury. However this does not include:

          o    an adverse effect on our financial statements;
          o non-cash writedowns in the book value of our oil and gas properties;
          o    a decline in our reserve quantities or value;
          o    a decline in our production volumes; or
          o    a decrease in the borrowing base under our bank credit facility,

         IF THESE THINGS RESULT PRIMARILY AND DIRECTLY FROM:

              o prevailing oil prices or prevailing natural gas prices, provided that the weighted average price realized by us over any 28 consecutive day period between December 16, 1998 and the closing does not fall below 80% of the per barrel or per Mcf price realized by us for the week commencing December 6, 1998, or

              o a decrease in our production, provided that the average daily production on a BOE basis during any 28 consecutive day period between December 16, 1998 and the closing does not fall to a level below 13,000 BOE per day.

         We have agreed not to pursue any sale of more than 25% of our stock, mergers or consolidations with any third parties and to pay TPG a break-up fee of $3.0 million if any such transaction is agreed upon. TPG may terminate the agreement if the stock sale is not approved at the shareholders meeting, if the transaction is not consummated before the earlier of June 16, 1999 or the expiration of the approval of the purchase price by the TSE. TPG is entitled to a $1.0 million fee if any such termination takes place. This fee will be included in the $3.0 million described above if that is also payable.

         We have agreed to indemnify TPG and its affiliates for any losses incurred by them as a result of our breach of any representation, warranty, agreement or covenant made by it in the Stock Purchase Agreement or the TPG Registration Rights Agreement or in any certificate delivered by us pursuant thereto or any claim by a third party relating to the TPG purchase transaction, except for losses resulting from such a claim that is finally judicially determined to have resulted primarily from the conduct of TPG and its affiliates. TPG has agreed to indemnify Denbury and its representatives for any losses incurred by them as a result of TPG's breach of any representation, warranty, agreement or covenant made by TPG in the Stock Purchase Agreement or the TPG Registration Rights Agreement or in any certificate delivered by TPG pursuant thereto.

         THE REGISTRATION RIGHTS AGREEMENT. The new registration rights agreement covers the shares proposed to be sold to TPG, plus the shares currently owned by TPG, a total of 27,274,314 shares. The agreement will provide TPG "piggyback" registration rights and also gives TPG the right to cause us to file up to four demand registrations, including one shelf registration. These demand rights expire on the sixth anniversary of the closing and are subject to customary exceptions and black-out periods. We will bear the expenses of each "piggyback" registration and the expenses of three of the four demand registrations. Under this agreement, Denbury cannot grant any registration rights more favorable than those granted to TPG to any other person. Denbury also will indemnify TPG for specified items with regard to the registration statements. Although TPG has had demand and "piggyback" registration rights since December 1995, those rights have not been exercised to date.

         LIQUIDITY OPINION. In addition, Denbury has received a liquidity opinion from Griffiths McBurney & Partners, Calgary, Alberta, Canada, an independent registered dealer, that the market for our common shares is liquid and will not be materially less liquid following the purchase by TPG. The TSE has delivered a letter to the Ontario and Quebec Securities Commissions indicating the concurrence of the TSE with the liquidity opinion. A copy of the liquidity opinion is attached to this document as Exhibit F.

         NO DISSENT RIGHTS IN TPG TRANSACTION. Shareholders will have no dissent rights as to the proposed sale of shares to TPG. However, dissent rights are available to shareholders in connection with the proposal to move the domicile from Canada to the United States as a Delaware corporation.

         EXPENSES OF THE TRANSACTION. The expenses of the TPG purchase transaction, estimated to be $1.5 million, are to be paid by us, and include the fee due to Credit Suisse First Boston and legal, accounting, filing fee, printing and proxy solicitation expenses. Proxy solicitation expenses and the related legal, accounting, filing fees and printing costs are related not only to shareholder approval of the sale of shares to TPG, but also to the other matters submitted to shareholders for approval. A substantial portion of those expenses relate to the proposed move from Canada to Delaware.

         The board of directors recommends that shareholders vote in favor of the proposed sale of shares to TPG. This sale will provide needed equity capital at a time when other capital sources are unavailable, which will enable us to grow if we can find favorable acquisitions.

OPINION OF CREDIT SUISSE FIRST BOSTON

         Credit Suisse First Boston was retained by Denbury to render an opinion as to the fairness from a financial point of view to Denbury of the consideration to be received by Denbury in the TPG purchase transaction. Credit Suisse First Boston was selected by Denbury based on Credit Suisse First Boston's experience and expertise. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse First Boston rendered to the board a written opinion dated December 16, 1998 to the effect that, as of such date and based upon and subject to those matters stated in such opinion, the consideration to be received by Denbury pursuant to the TPG purchase transaction was fair to Denbury from a financial point of view.

         THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION TO THE BOARD, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT A TO THIS DOCUMENT AND IS INCORPORATED HEREIN BY REFERENCE. YOU ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO THE BOARD AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED IN THE TPG PURCHASE TRANSACTION FROM A FINANCIAL POINT OF VIEW TO DENBURY, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED TPG PURCHASE TRANSACTION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO MATTERS RELATING TO THE TPG PURCHASE TRANSACTION. THE SUMMARY OF THE OPINION OF CREDIT SUISSE FIRST BOSTON SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

         In arriving at its opinion, Credit Suisse First Boston reviewed the stock purchase agreement and publicly available business and financial information relating to Denbury. Credit Suisse First Boston also reviewed other information relating to Denbury, including financial forecasts and reserve reports, provided to or discussed with Credit Suisse First Boston by Denbury, and met with the management of Denbury to discuss the business and prospects of Denbury. Credit Suisse First Boston also considered financial and stock market data of Denbury, and compared those data with similar data for other publicly held companies in businesses similar to Denbury and considered, to the extent publicly available, the financial terms of other transactions recently effected. Credit Suisse First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant. Credit Suisse First Boston's opinion was rendered during a period of volatility in the financial and commodity markets and was necessarily subject to the absence of further material developments in financial, economic and market conditions from those prevailing on the date of such opinion.

         In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by Credit Suisse First Boston and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston was advised, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Denbury's management as to its future financial performance. Credit Suisse First Boston also assumed, with Denbury's consent, that the reserve reports reviewed by Credit Suisse First Boston were reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparers of such reports as to the oil and gas reserves of Denbury.

         Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of Denbury's assets or liabilities, contingent or otherwise, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based upon information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of Denbury's common shares when issued pursuant to the TPG purchase transaction or the prices at which Denbury's common shares will trade subsequent to the TPG purchase transaction. In connection with its engagement, Credit Suisse First Boston was not requested to, and did not, participate in the negotiation and structuring of the TPG purchase transaction, nor was Credit Suisse First Boston requested to, and Credit Suisse First Boston did not, solicit third party indications of interest in acquiring all or any part of Denbury. Although Credit Suisse First Boston evaluated the consideration to be received by Denbury in the TPG purchase transaction from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the TPG purchase transaction, which consideration was determined through negotiations between Denbury and TPG. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed by Credit Suisse First Boston in rendering its opinion.

         In preparing its opinion to the board, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses set forth below does not purport to be a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

          In its analyses, Credit Suisse First Boston made numerous assumptions with respect to Denbury, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Denbury. No company, transaction or business used in such analyses as a comparison is identical to Denbury or the proposed TPG purchase transaction, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

         Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the board in its evaluation of the proposed TPG purchase transaction and should not be viewed as determinative of the views of Denbury's board or management with respect to the TPG purchase transaction or the consideration payable in the TPG purchase transaction.

         The following is a summary of the material analyses performed by Credit Suisse First Boston in connection with its opinion dated December 16, 1998:

         DISCOUNTED CASH FLOW ANALYSIS. Based on financial forecasts provided by Company management and sensitivities to such forecasts, Credit Suisse First Boston estimated the present value of Denbury's forecasted streams of unlevered free cash flows using discount rates ranging from 10.0% to 12.0%. These unlevered free cash flows were developed based on specific operating and financial assumptions, estimates and other information and sensitivities to such estimates regarding Denbury's business, including estimated commodity prices, production, operating costs and related capital expenditures which were discussed with Denbury management. This analysis indicated an implied enterprise reference range for Denbury of approximately $310 million to $380 million.

         SELECTED COMPANIES ANALYSIS. Credit Suisse First Boston compared publicly available financial, operating and stock market data of Denbury to corresponding data of the following selected publicly traded companies in the oil and gas exploration and production industry, collectively the "Selected Companies":

         o    Belco Oil & Gas Corporation;
         o    Coho Energy, Inc.;
         o    Comstock Resources, Inc.;
         o    Cross Timbers Oil Company;
         o    Forest Oil Corporation;
         o    HS Resources, Inc.;
         o    Patina Oil & Gas Corporation;
         o    Stone Energy Corporation;
         o    Vintage Petroleum, Inc.; and
         o    The Wiser Oil Company.

All multiples were based on closing stock prices as of December 15, 1998. Applying a range of selected multiples for the Selected Companies of enterprise value to estimated 1998 and 1999 earnings before interest, taxes, depreciation, amortization and exploration expense, commonly known as EBITDAX, of 6.5x to 7.5x and 5.0x to 6.0x, respectively; enterprise value to 1997 proved reserves of $4.50 to $5.50 per BOE; and enterprise value to 1997 after-tax Standardized Measure of Discounted Future Net Cash Flows, as defined by the SEC, of 0.9x to 1.1x to corresponding financial data of Denbury , indicated an implied enterprise reference range for Denbury of approximately $280 million to $340 million.

         SELECTED TRANSACTIONS ANALYSIS. Using publicly available and other information, Credit Suisse First Boston analyzed the purchase prices and implied transaction multiples paid in selected recent transactions in the oil and gas exploration and production industry, collectively the "Selected Transactions".

         Credit Suisse First Boston reviewed the following transactions with respect to Denbury's Mississippi properties, collectively the "Mississippi Selected Transactions":

          o    the investment in Coho Energy,  Inc. by Hicks, Muse, Tate & Furst
               Inc.;
          o    Denbury's acquisition of properties of Chevron Corporation;
          o the acquisition by an undisclosed acquirer of properties from Murphy Oil Corporation;
          o    Denbury's  acquisition of properties of Amerada Hess Corporation;
               and
          o the acquisition by Howell Corporation of properties of Norcen Energy Resources Ltd.

         Credit Suisse First Boston reviewed the following transactions with respect to Denbury's Louisiana properties, collectively the "Louisiana Selected Transactions":

          o    the  acquisition  by Swift Energy  Company of properties of Sonat
               Inc.;
          o the merger of McMoRan Oil & Gas Company and Freeport-McMoRan Sulphur Inc.;
          o the acquisition by The Meridian Resource Corporation of properties of Shell Oil Company;
          o the acquisition by Cross Timbers Oil Company of properties of EEX Corporation;
          o the acquisition by Forest Oil Corporation of properties of LLOG Exploration Company;
          o    the merger of Texoil, Inc. and Cliffwood Oil & Gas Corporation;
          o the acquisition by Comstock Resources, Inc. of properties of Bois d'Arc Resources;
          o the acquisition by Equitable Resources, Inc. of properties of Chevron Corporation;
          o    the  acquisition  by Rio Grande,  Inc. of  properties  of Bechtel
               Energy;
          o the acquisition by Norcen Energy Resources Ltd. of properties of Flores & Rucks, Inc.;
          o the acquisition by Canadian Occidental Petroleum Ltd. of properties of Shell Oil Company;
          o the acquisition by American Exploration Company of properties of Zilkha Energy Company;
          o the acquisition by Flores & Rucks, Inc. of properties of Mobil Corporation; and
          o the acquisition by Newscope Resources Ltd., now Denbury, of properties of an undisclosed seller.

All multiples were based on financial information available at the time of the transaction. Applying a range of selected multiples for the selected transactions of the enterprise value to proved reserves of $5.00 to $6.00 per BOE for Denbury's total proved reserves, $4.75 to $5.75 per BOE for Denbury's Mississippi proved reserves, and

$6.00 to $7.00 per BOE for Denbury's Louisiana proved reserves to corresponding reserve data of Denbury, indicated an implied enterprise reference range for Denbury of approximately $325 million to $390 million.

         AGGREGATE REFERENCE RANGES. On the basis of the valuation methodologies employed in the analyses described above, Credit Suisse First Boston derived aggregate enterprise and equity reference ranges for Denbury of approximately $310 million to $380 million and $99 million to $169 million, respectively, or approximately $3.70 to $6.31 per diluted common share.

         OTHER FACTORS. In preparing its opinion, Credit Suisse First Boston performed other analyses and considered other information and data, including, among other things:

          o the potential pro forma effect of the TPG purchase transaction on Denbury's estimated 1999 net income and cash flow;

          o the latest 12 months pro forma credit statistics for Denbury resulting from the TPG purchase transaction, including EBITDAX to interest expense, earnings before interest and taxes to interest expense, cash flow from operations to net debt and net debt to net book capitalization;

          o    the trading characteristics of Denbury's common shares;

          o the share price premiums paid in selected oil and gas exploration and production transactions; and

          o the comparative trading characteristics for Denbury and selected other oil and gas exploration and production companies relative to estimates of net asset value.

         MISCELLANEOUS. Under the terms of Credit Suisse First Boston's engagement, Credit Suisse First Boston will receive a fee for its services in connection with the delivery of its opinion. We also have agreed to reimburse Credit Suisse First Boston for out-of-pocket expenses incurred by Credit Suisse First Boston in performing its services, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related persons and entities against liabilities, including liabilities under the federal securities laws, arising out of Credit Suisse First Boston's engagement.

         In the past, Credit Suisse First Boston has provided financial services to TPG and its affiliates unrelated to the proposed TPG purchase transaction, and for those services has received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Denbury for their own accounts and for the accounts of customers and, thus, may at any time hold long or short positions in such securities.

USE OF PROCEEDS

         The net proceeds to us from the TPG purchase transaction are estimated to be approximately $98.5 million. We intend to use the net proceeds to reduce outstanding borrowings under our bank credit facility. The undrawn balance under the credit facility will then be available for capital expenditures and general corporate purposes, although our primary use of these funds will be for acquisitions of additional oil and natural gas properties. As of February 28, 1999, the credit facility had an outstanding balance of $110 million and an average interest rate of 6.8% per annum.

CAPITALIZATION AS ADJUSTED FOR TPG SHARE PURCHASE

         The following table sets forth as of December 31, 1998 (i) the actual capitalization of Denbury, and (ii) the capitalization of Denbury as adjusted to give effect to the TPG purchase transaction and the use of the net proceeds from that sale to reduce bank debt and increase the cash balance. See also "Use of Proceeds." This table excludes 1,890,531 outstanding stock options as of December 31, 1998 exercisable at various prices ranging from $4.71 to $22.24 per share with a weighted average price of approximately $13.00 (of which 398,474 were currently exercisable), and 75,000 common shares reserved for issuance upon exercise of common share purchase warrants.


                                                                                      As of December 31, 1998
                                                                                 ----------------------------------
                                                                                                      As Adjusted
                                                                                    Company           for the TPG
                                                                                   Historical          Purchase
                                                                                 --------------     ---------------
                                                                                           (in thousands)
Cash and cash equivalents....................................................... $        2,049     $         2,049
                                                                                 ==============     ===============
Short-term debt:
         Credit Facility........................................................ $            -     $             -
                                                                                 --------------     ---------------
Long-term debt:
         Credit Facility........................................................        100,000               1,500
         9% Senior Subordinated Notes Due 2008..................................        125,000             125,000
                                                                                 --------------     ---------------
              Total long-term debt..............................................        225,000             126,500
                                                                                 --------------     ---------------
Shareholders' equity (deficit):
     Common shares, no par value; unlimited shares authorized;
        26,801,680 outstanding; 45,354,556 outstanding as adjusted for
        the TPG Purchase........................................................        227,796             326,296
     Accumulated deficit........................................................       (260,061)           (260,061)
                                                                                 --------------     ---------------
        Total shareholders' equity (deficit)....................................        (32,265)             66,235
                                                                                 --------------     ---------------
               Total capitalization............................................. $      192,735     $       192,735
                                                                                 ==============     ===============


                       INCREASE OF AUTHORIZED SHARES UNDER
                          EMPLOYEE STOCK PURCHASE PLAN

     The fourth proposal to be voted on is amending our Employee Stock Purchase Plan. If approved, the stock purchase plan will be amended by increasing the maximum number of common shares under the plan from 250,000 shares to 750,000 shares. As of December 30, 1998, only 64,858 common shares were available for purchase under the plan. The number of shares issued each quarter has steadily increased due to the addition of several employees since the stock purchase plan was adopted in 1996 and the recent decline in our stock price. The shares to be issued on December 31, 1998 exceeded the shares available in the plan by 22,524. As such, the shares purchased by the employees as of December 31 will not be issued until after shareholder approval.

     THE BOARD BELIEVES THAT THE STOCK PURCHASE PLAN IS AN INTEGRAL PART OF OUR OVERALL COMPENSATION PLAN AND RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT.

                       INCREASE OF AUTHORIZED SHARES UNDER
                                STOCK OPTION PLAN

     The fifth proposal to be voted upon is amending our Stock Option Plan. This was increased to 2,000,000 shares in 1997 and further increased to 2,648,000 shares in May, 1998. The board further amended the stock option plan on December 1, 1998 to increase the total number of shares reserved for future issuance to 4,535,000, subject to shareholder and regulatory approval.

     The numbers shown below include 1,623,912 grants made on January 4, 1999, subject to shareholder approval. Since the disclosures made in the 1998 Information Circular - Proxy Statement as of February 28, 1998, the following activity in the stock option plan has taken place:


                                                                  Stock Options
                                       Actual Stock Options       Available for          Reserved for
                                            Outstanding           Future Grants        Future Issuance
                                       ---------------------   -------------------   --------------------
Balance February 28, 1998                          1,976,378               671,622              2,648,000
       Granted                                     1,703,124            (1,703,124)                     -
       Exercised                                    (128,756)                    -               (128,756)
       Canceled                                      (12,028)               12,028                      -
       Authorized increases                                -             2,015,756              2,015,756
                                       ---------------------   -------------------   --------------------
Balance February 28, 1999                          3,538,718               996,282              4,535,000
                                       =====================   ===================   ====================
Percent of common shares
       outstanding February 28, 1999,
       as adjusted (1)                                  7.8%                  2.2%                  10.0%
                                       =====================   ===================   ====================

       Since August 9, 1995, the effective date of the Plan, the following activity has taken place:


                                                                  Stock Options
                                       Actual Stock Options       Available for          Reserved for
                                            Outstanding           Future Grants        Future Issuance
                                       ---------------------   -------------------   --------------------
Balance August 9, 1995                               614,425               435,575              1,050,000
       Granted                                     3,586,908            (3,586,908)                     -
       Exercised                                    (610,587)                    -               (610,587)
       Canceled                                      (52,028)               52,028                      -
       Authorized increases                                -             4,095,587              4,095,587
                                       ---------------------   -------------------   --------------------
Balance February 28, 1999                          3,538,718               996,282              4,535,000
                                       =====================   ===================   ====================
Percent of common shares
       outstanding February 28, 1999,
       as ajusted (1)                                   7.8%                  2.2%                  10.0%
                                       =====================   ===================   ====================

----------------------

(1) Balance outstanding February 28, 1999 as adjusted for the proposed sale of common stock to TPG.

       Since the last annual meeting held in May 1998, the board of directors authorized a 2,015,756 share increase subject to shareholder and regulatory approval. The board of directors also authorized a grant of 1,623,912 stock options made to all of our employees on January 4, 1999, in accordance with the terms of the plan. These board authorized grants were meant to provide a similar level of compensation to the employees as the employees received in prior years and are an integral part of our overall compensation plan. These options will be subject to shareholder and regulatory approval. If this amendment to the stock option plan is approved, the stock options available for future grants under the plan will be 996,282 common shares, and the maximum number of common shares reserved for future issuance under the plan will be 4,535,000 common shares, or approximately 2.2% and 10%, respectively, of the issued and outstanding common shares as at February 28, 1999, as adjusted for the proposed sale of 18,552,876 common shares to TPG. The board of directors approved this increase to ensure that there will be sufficient stock options available for option grants made on January 4, 1999 and for additional option grants which may be approved during fiscal 1999 or beyond. Pursuant to TSE regulations, this increase in the common shares reserved for issuance under the plan must be approved by the shareholders. Accordingly, at the special meeting an Ordinary Resolution to approve the amendment to our Stock Option Plan will be presented which increases the Common Share Maximum, as defined in the plan, by 2,015,756 common shares.

       This resolution must be approved by a simple majority of votes cast by shareholders who vote in person or by proxy at the meeting in respect of the above resolution.

       WE BELIEVE THAT THE STOCK OPTION PLAN IS AN INTEGRAL PART OF OUR OVERALL COMPENSATION STRATEGY. THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS AMENDMENT.

                                   MANAGEMENT

       The names of our directors and officers, their ages and the offices held by them are set forth below. Each officer and director holds office for one year or until his death, resignation or removal or until his successor is duly elected and qualified. The officers set forth below hold the same position in both Denbury and DMI, unless otherwise noted.


            Name                   Age            Position(s)
--------------------------------- ----  ----------------------------------------
Ronald G. Greene (a)(b)(c)(d)....  50   Chairman of the Board of Denbury
David Bonderman..................  56   Director of Denbury
Wilmot L. Matthews (a)...........  62   Director of Denbury
William S. Price, III (b)(c)(d)..  42   Director of Denbury
David M. Stanton.................  36   Director of Denbury
Wieland F. Wettstein (a).........  49   Director of Denbury
Gareth Roberts...................  46   President, Chief Executive Officer and
                                        Director
Phil Rykhoek.....................  42   Chief Financial Officer and Secretary
                                        and Director of DMI
Mark A. Worthey..................  40   Vice President, Operations and Director
                                        of DMI
Bobby J. Bishop..................  38   Controller and Chief Accounting Officer
Ron Gramling.....................  53   President of DMI marketing subsidiary
Lynda Perrard....................  55   Vice President, Land of DMI

(a)    Member of the Audit Committee.
(b)    Member of the Compensation Committee.
(c)    Member of the Stock Option Plan Committee.
(d)    Member of the Stock Purchase Plan Committee.

Ronald G. Greene is the Chairman of the board and a director of Denbury, positions he has held since 1995. Mr. Greene is the founder and Chairman of the Board of Renaissance Energy Ltd. and was Chief Executive Officer of Renaissance from its inception in 1974 until May 1990. He is also the sole shareholder, officer and director of Tortuga Investment Corp., a private investment company. Mr. Greene also serves on the board of directors of a private Western Canadian airline.

David Bonderman has been a director of Denbury since 1996. Mr. Bonderman is a co-founder and partner of TPG. Before forming TPG in 1992, Mr. Bonderman was the Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone, Inc.), joining them in 1983. Keystone, Inc. is the personal investment vehicle of Fort Worth, Texas-based investor Robert M. Bass. Mr. Bonderman serves on the boards of AerFi Group plc; Bell & Howell Company, Carr Realty
Corporation; Continental Airlines; Inc.; Ducati Motors S.P.A.; National Education Corporation; Ryanair, Limited; Virgin Cinemas, Limited; and Washington Mutual, Inc.

Wilmot L. Matthews was first elected as director of Denbury on December 9, 1997. Mr. Matthews, a Chartered Accountant, has been involved in all aspects of investment banking by serving in various positions with Nesbitt Burns Inc. and its predecessor companies from 1964 until his retirement in September 1996, most recently as Vice Chairman and Director. Mr. Matthews is currently President of Marjad Inc., a personal investment company, and also serves on the board of directors of Renaissance Energy Ltd. and several private companies.

William S. Price, III has been a director of Denbury since 1995. Mr. Price is a founding partner of TPG. Before forming TPG in 1992, Mr. Price was Vice-President of Strategic Planning and Business Development for G.E. Capital, and from 1985 to 1991 was employed by the management consulting firm of Bain & Company, attaining officer status and acting as co-head of the Financial
Services Practice. Mr. Price serves on the Boards of Directors of AerFi Group plc, Belden & Blake Corporation, Beringer Wine Estates Holdings, Inc., Continental Airlines, Inc., Del Monte Foods Company, Favorite Brands International, Inc., Vivra Specialty Partners, Inc. and Zilog, Inc. and is a managing member of Sandhill L.L.C.

David M. Stanton has been a director of Denbury since 1995. Mr. Stanton is a partner of TPG. From 1991 until he joined TPG in 1994, Mr. Stanton was a venture capitalist with Trinity Ventures where he specialized in information technology, software and telecommunications investments. Mr. Stanton also serves on the board of directors of Belden & Blake Corporation, Paradyne Partners, L.P., TPG Communications, Inc. and Zilog, Inc.

Wieland F. Wettstein has been a director of Denbury since 1990. Mr. Wettstein is the Executive Vice President of, and indirectly controls 50% of, Finex Financial Corporation Ltd., a merchant banking company in Calgary, Alberta, a position he has held for more than five years. Mr. Wettstein serves on the board of directors of a public oil and natural gas company, BXL Energy, and on the board of directors of a private technology firm.

Gareth Roberts is President, Chief Executive Officer, a director and is the founder of DMI, which was founded in April 1990. Mr. Roberts has more than 20 years of experience in the exploration and development of oil and natural gas properties with Texaco, Inc., Murphy Oil Corporation and Coho Resources, Inc. His expertise is particularly focused in the Gulf Coast region where he specializes in the acquisition and development of old fields with low productivity. Mr. Roberts holds honors and masters degrees in Geology and Geophysics from St. Edmund Hall, Oxford University. Mr. Roberts also serves on the board of directors of Belden & Blake Corporation.

Phil Rykhoek is Chief Financial Officer and a Certified Public Accountant. He joined Denbury and was appointed to the position of Chief Financial Officer and Secretary in June 1995. Before joining the Company,

Mr. Rykhoek was Executive Vice President and co-founder of Petroleum Financial, Inc., a private company formed in May 1991 to provide oil and natural gas accounting services on a contract basis to other entities. From 1982 to 1991 (except for 1986), Mr. Rykhoek was employed by Amerac Energy Corporation (formerly Wolverine Exploration Company), most recently as Vice President and Chief Accounting Officer. He retained his officer status during his tenure at Petroleum Financial, Inc.

Mark A. Worthey as Vice President, Operations, is a geologist and is responsible for all aspects of operations in the field. He joined Denbury in September 1992. Previously, he was with Coho Resources, Inc. as an exploitation manager, beginning his employment there in 1985. Mr. Worthey graduated from Mississippi State University with a Bachelor of Science degree in petroleum geology in 1984.

Bobby J. Bishop is Controller and Chief Accounting Officer. He is a Certified Public Accountant and joined Denbury as Controller in August 1993 and was appointed to the position of Chief Accounting Officer in December, 1997. Before joining Denbury, Mr. Bishop was the Chief Financial Officer for Arcadia Exploration and Production Company, a private company. He also worked for Lake Ronel Oil Company and TXO Production Corp. Mr. Bishop graduated from the University of Oklahoma with a Bachelor of Business Administration in Accounting in 1983.

Ron Gramling is President of our marketing subsidiary. He joined Denbury in May 1996 when Denbury purchased the subsidiary's assets. Before becoming affiliated with Denbury, he was employed by Hadson Gas Systems as Vice President of term supply. Mr. Gramling has 27 years of marketing, transportation and supply experience in the natural gas and crude oil industry. He received his Bachelor of Business Administration degree from Central State University, Edmond, Oklahoma in 1970.

Lynda  Perrard is Vice  President,  Land of DMI,  a position  she has held since
April 1994. Ms. Perrard has over 30 years of experience in the oil and gas industry as a petroleum landman. Before joining Denbury, Ms. Perrard was the President and Chief Executive Officer of Perrard Snyder, Inc., a corporation performing contract land services. Ms. Perrard also served as Vice President, Land for Snyder Exploration Company from 1986 to 1991.

Mr. Matthew Deso resigned from his position as Vice President of Exploration on January 6, 1999 to pursue other interests.

COMPENSATION OF DIRECTORS AND OFFICERS

       Information concerning compensation received by our executive officers and directors was presented under the caption "Statement of Executive Compensation" in the Proxy Statement for the 1998 Annual Meeting and is incorporated by reference.

                          DESCRIPTION OF CAPITAL STOCK

       Denbury Canada's authorized capital consists of an unlimited number of common shares without nominal or par value. The authorized capital of Denbury Delaware under the proposed certificate of incorporation will be 100,000,000 shares of common stock, $0.001 par value per share and 25,000,000 shares of preferred stock $0.001 par value per share. As of December 31, 1998, there were 26,801,680 common shares of Denbury outstanding. No preferred shares are outstanding.

DENBURY CANADA AND DENBURY DELAWARE COMMON STOCK

       The principal attributes of Denbury Delaware common stock and Denbury Canada common shares are comparable, but there are material differences in shareholder rights. The summary of these material differences are described under "Comparison of Shareholders' Rights." The holders of Denbury Delaware common stock will be entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote, to receive any dividend declared thereon, and, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Denbury Delaware, to receive the remaining property of Denbury Delaware upon dissolution.

DENBURY DELAWARE PREFERRED STOCK

       The certificate of incorporation for Denbury Delaware authorizes the future issuance of preferred shares, with such designations, rights, privileges, restrictions and conditions as may be determined from time to time by the board of directors. The board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of Denbury Delaware's common stock. In the event of issuance, the preferred shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Denbury Delaware. Such actions could have the effect of discouraging bids for Denbury Delaware and, thereby, preventing shareholders from receiving the maximum value for their shares. Although Denbury Delaware has no present intention to issue any additional preferred shares, there can be no assurance that Denbury Delaware will not do so in the future. No preferred shares will be outstanding upon consummation of the proposed move of domicile or sale of shares to TPG.


                          NATURE OF THE TRADING MARKET

       Our common shares have been listed on the NYSE since May 8, 1997 and were listed on the NASDAQ from August 25, 1995 through May 8, 1997. Our common shares have also been listed on the TSE in Toronto, Canada, since February 14, 1984. Our common shares currently trade under the symbol "DNR" on both the NYSE and TSE. The following table summarizes the high and low last reported sale prices (adjusted for the one-for-two reverse stock split in October 1996) as reported by each exchange for each quarterly period during the last two fiscal years and to date during 1999.

                                                            NYSE / NASDAQ                        TSE
                                                       -----------------------          ----------------------
                                                          High         Low                High         Low
                                                       ----------   ----------          ---------   ----------
                                                               (US $)                           (C $)
1997
       First Quarter...................................     16.00        12.00              21.75        16.40
       Second Quarter..................................     17.63        13.13              24.50        18.00
       Third Quarter...................................     23.75        16.13              33.00        22.20
       Fourth Quarter..................................     24.63        17.88              33.50        25.50

1998
       First Quarter...................................     20.63        16.13              29.00        23.00
       Second Quarter..................................     17.75        12.75              25.00        18.50
       Third Quarter...................................     13.50         6.00              19.90         8.75
       Fourth Quarter..................................      8.50         3.50              13.10         5.40

1999
       First Quarter (through February 28, 1999).......      6.19         3.94               9.05         5.80

                                  LEGAL MATTERS

     Certain matters of Canadian law in connection with the continuance will be passed upon by Burnet, Duckworth & Palmer. Certain legal matters in connection with the shares of Denbury Delaware capital stock to be issued in connection with the continuance will be passed upon by Jenkens & Gilchrist, a Professional Corporation, Houston, Texas on behalf of Denbury Delaware.

                                     EXPERTS

     The consolidated  financial  statements and the related financial statement schedule incorporated in this document by reference from Denbury's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, chartered accountants, as stated in their reports, which are incorporated herein by reference, which reports express an unqualified opinion and for U.S. Readers had a Canada-U.S. reporting difference which would require the addition of an explanatory paragraph following the opinion paragraph relating to Denbury's ability to continue as a going concern, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     Our SEC filings are available to the public over the Internet at the SEC's web site at http//www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Our filings can also be inspected at the New York Stock Exchange, 20 Broad St., New York, New York 10005.

     We have filed a Registration Statement with the SEC on Form S-4 to register the common shares that will be deemed to be issued to stockholders in the move of our corporate domicile. This Proxy

Statement/Prospectus is part of such Registration Statement and constitutes a prospectus in addition to being a proxy statement of Denbury for the special meeting. As allowed by SEC rules, this ProxyStatement/Prospectus does not contain all the information contained in the Registration Statement or in the exhibits to the Registration Statement.

INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to include information in this document by "incorporating by reference," which means that we can disclose important information to you by referring to those documents. The following documents have been filed by Denbury with the SEC and are incorporated by reference in this Proxy Statement/Prospectus and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

         1.  Annual Report on Form 10-K for the year ended December 31, 1998;

         2. Current Reports on Form 8-K dated December 2, 1998 and December 17, 1998; and

         3.  Management Proxy Circular of Denbury dated March 30, 1998 prepared
             in  connection  with  Denbury's  annual  and  special  meeting   of
             shareholders held on May 19, 1998.

         YOU MAY REQUEST A COPY OF THESE FILINGS AT NO COST BY WRITING OR TELEPHONING US AT DENBURY RESOURCES INC., 17304 PRESTON ROAD, SUITE 200, DALLAS, TEXAS 75252, TELEPHONE NUMBER (972) 673- 2000, ATTENTION: SECRETARY. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE
BY MARCH __, 1999.

FORWARD-LOOKING STATEMENTS

         The statements contained in this Proxy Statement/Prospectus that are not historical facts, are forward-looking statements, that involve a number of risks and uncertainties. Such forward-looking statements may be or may concern, among other things, capital expenditures, drilling activity, acquisition plans and proposals and dispositions, development activities, cost savings, production efforts and volumes, hydrocarbon reserves, hydrocarbon prices, liquidity, Year 2000 issues, regulatory matters and competition. Such forward-looking statements generally are accompanied by words such as "plan," "estimate," "expect," "predict," "anticipate," "projected," "should," "assume," "believe" or other words that convey the uncertainty of future events or outcomes. Such forward-looking information is based upon management's current plans, expectations, estimates and assumptions and is subject to a number of risks and uncertainties that could significantly affect current plans, anticipated actions, the timing of such actions and Denbury's financial condition and results of operations. As a consequence, actual results may differ materially from expectations, estimates or assumptions expressed in or implied by any forward-looking statements made by or on behalf of Denbury. Among the factors that could cause actual results to differ materially are: fluctuations of the prices received or demand for the Denbury's oil and natural gas, the uncertainty of drilling results and reserve estimates, operating hazards, acquisition risks, requirements for capital, general economic conditions, competition and government regulations, as well as the risks and uncertainties discussed in this Proxy Statement/Prospectus, and the uncertainties set forth from time to time in Denbury's other public reports, filings and public statements.

             INTERESTS OF CERTAIN PERSONS AND COMPANIES AND MATTERS
                                TO BE ACTED UPON

         Management of Denbury is not aware of any material interest of any director, senior officer or anyone who has held office as such since the beginning of Denbury's last financial year or of any associate or affiliate of any of the foregoing persons in any matter to be acted on at the meeting except as disclosed herein.

                                  OTHER MATTERS

         Our board does not intend to bring any matters before the special meeting other than those proposals contained in this Proxy Statement/Prospectus. We do not know of any matters to be brought before the meeting by others. If any other matters properly come before the special meeting, it is the intention of the persons named in accompanying proxies to vote such proxies in accordance with the judgment of the board.

         All information contained in this Proxy Statement/Prospectus relating to the occupations, affiliations and securities holdings of directors and officers of Denbury and their relationship and transactions with Denbury is based upon information received from them. All information relating to any beneficial owner of more than 5% of the common shares of Denbury is based upon information contained in reports filed by them with the SEC.

                    SERVICE AND ENFORCEMENT OF LEGAL PROCESS

         Denbury is currently incorporated in Canada. Some of our directors and experts are residents of Canada and most, if not all, of these persons' assets are located outside of the United States. It may be difficult for a shareholder in the United States to effect service or realize anything from a judgment against these Canadian residents or Denbury as a result of any possible civil liability resulting from a violation of the United States federal securities laws. This has been confirmed by our Canadian legal counsel, Burnet, Duckworth & Palmer in Calgary, Alberta.

                           APPROVAL AND CERTIFICATION

         The contents and sending of this Proxy Statement/Prospectus have been approved by the board.

         This document contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

         DATED as of the _____ day of March, 1999.

                             DENBURY RESOURCES INC.

        Gareth Roberts                                      Phil Rykhoek
        President and                                 Corporate Secretary and
   Chief Executive Officer                             Chief Financial Officer

                                    GLOSSARY

The  terms   defined   in  this   section   are  used   throughout   this  Proxy
Statement/Prospectus.

     Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Bcf. One billion cubic feet of natural gas.

     BOE. One barrel of oil equivalent using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.

     Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

     MBbl. One thousand barrels of crude oil or other liquid hydrocarbons.

     MBOE. One thousand BOEs.

     MBtu. One thousand Btus.

     Mcf. One thousand cubic feet of natural gas.

     MMBbl. One million barrels of crude oil or other liquid hydrocarbons.

     MMBOE. One million BOEs.

     MMBtu. One million Btus.

     MMcf. One million cubic feet of natural gas.

     PV10 VALUE. When used with respect to oil and natural gas reserves, PV10 Value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted to present value using an annual discount rate of 10% in accordance with the guidelines of the Commission.

     PROVED DEVELOPED RESERVES. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     PROVED RESERVES. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     PROVED UNDEVELOPED RESERVES. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Tcf. One trillion cubic feet of natural gas.

     WORKING INTEREST. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property as well as to a share of production.

                                    EXHIBIT A

             [Letterhead of Credit Suisse First Boston Corporation]


December 16, 1998

Board of Directors
Denbury Resources Inc.
17304 Preston Road, Suite 200
Dallas, Texas  75252


Members of the Board:

You have asked us to advise you with respect to the fairness to Denbury Resources Inc. ("Denbury") from a financial point of view of the consideration to be received by Denbury pursuant to the terms of the Stock Purchase Agreement, dated as of December 16, 1998 (the "Stock Purchase Agreement"), between Denbury and TPG Partners II, L.P. ("TPG"). The Stock Purchase Agreement provides for, among other things, a U.S.$100 million equity investment in Denbury by TPG (the "TPG Investment") pursuant to which TPG will purchase an aggregate of 18,552,876 newly issued common shares of Denbury (the "Denbury Common Shares") for a purchase price of U.S.$5.39 per share in cash (the "Consideration").

In arriving at our opinion, we have reviewed the Stock Purchase Agreement and certain publicly available business and financial information relating to Denbury. We have also reviewed certain other information relating to Denbury, including financial forecasts and reserve reports, provided to or discussed with us by Denbury, and have met with Denbury's management to discuss the business and prospects of Denbury. We have also considered certain financial and stock market data of Denbury, and we have compared those data with similar data for other publicly held companies in businesses similar to Denbury, and we have considered, to the extent publicly available, the financial terms of certain other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. The opinion expressed herein is being rendered during a period of volatility in the financial and commodity markets and is necessarily subject to the absence of further material developments in financial, economic and market conditions from those prevailing on the date hereof.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Denbury's management as to the future financial performance of Denbury. We also have assumed, with your consent, that the reserve reports reviewed by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparers of such reports as to the oil and gas reserves of Denbury. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Denbury, nor have we been furnished with any such evaluations or

Board of Directors
Denbury Resources Inc.
December 16, 1998
Page 2

appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. Weare not expressing any opinion as to what the value of Denbury Common Shares actually will be when issued pursuant to the TPG Investment or the prices at which the Denbury Common Shares will trade subsequent to the TPG Investment. In connection with our engagement, we were not requested to, and we did not, participate in the negotiation or structuring of the TPG Investment, nor were we requested to, and we did not, solicit third party indications of interest in acquiring all or any part of Denbury.

We have acted as financial advisor to Denbury in connection with this opinion and will receive a fee for such services, a significant portion of which will be payable upon the delivery of this opinion. In the past, we have provided financial services to TPG and certain of its affiliates unrelated to the proposed TPG Investment, for which services we have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Denbury for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Denbury in connection with its evaluation of the TPG Investment, does not constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the proposed TPG Investment, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by Denbury pursuant to the TPG Investment is fair to Denbury from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                    EXHIBIT B

         SHAREHOLDERS HAVE THE RIGHT TO DISSENT TO THE MOVE OF THE CORPORATE DOMICILE OF THE COMPANY. SUCH RIGHT OF DISSENT IS DESCRIBED IN THE INFORMATION CIRCULAR. SEE "MOVING THE CORPORATE DOMICILE OF THE COMPANY--DISSENTING SHAREHOLDERS' RIGHTS" FOR FULL DETAILS OF THE RIGHT TO DISSENT AND THE PROCEDURE FOR COMPLIANCE WITH THE RIGHT OF DISSENT. THE FULL TEXT
OF SECTION 190 OF THE CBCA IS SET FORTH BELOW.

               SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

190. (4) RIGHT TO DISSENT -- Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

         a. amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

         b. amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

         c.    amalgamate otherwise than under section 184;

         d.    be continued under section 188; or

         e. sell, lease or exchange all or substantially all of its property under subsection 189(3).

(5) FURTHER RIGHT. -- A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(6) PAYMENT FOR SHARES. -- In addition to any other right he may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which he dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(7) NO PARTIAL DISSENT. -- A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(8) OBJECTION. -- A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of his right to dissent.

(9) NOTICE OF RESOLUTION. -- The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn his objection.

(10) DEMAND FOR PAYMENT -- A dissenting shareholder shall, within twenty days after he receives a notice under subsection (6) or, if he does not receive such notice, within twenty days after he learns that the resolution has been adopted, send to the corporation a written notice containing

          a.   his name and address;

          b.   the number  and class of shares in respect of which he  dissents;
               and

          c.   a demand for payment of the fair value of such shares.

(11) SHARE CERTIFICATE. -- A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which he dissents to the corporation or its transfer agent.

(12) FORFEITURE. -- A dissenting shareholder who fails to comply with subsection
(8) has no right to make a claim under this section.

(13) ENDORSING CERTIFICATE. -- A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(14) SUSPENSION OF RIGHTS. -- On sending a notice under subsection (7), a dissenting shareholder cases to have any rights as a shareholder other than the right to be paid the fair value of his shares as determined under this section except where

          a.   a  dissenting   shareholder   withdraws  his  notice  before  the
               corporation makes an offer under subsection (12),

          b. the corporation fails to make an offer in accordance with subsection (12) and the dissenting shareholder withdraws his notice, or

          c. the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case his rights as a shareholder are reinstated as of the date he sent the notice referred to in subsection (7).

(15) OFFER TO PAY. -- A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the noticed referred to in subsection (7), send to each dissenting shareholder who has sent such notice

         a. a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

         b. if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(16) SAME TERMS. -- Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(17) PAYMENT. -- Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(18) CORPORATION MAY APPLY TO COURT. -- Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(19) SHAREHOLDER APPLICATION TO COURT. -- If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(20) VENUE. -- An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(21) NO SECURITY FOR COSTS. -- A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(22)  PARTIES. -- On an application to a court under subsection (15) or (16),

          a. all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

          b. the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be head in person or by counsel.

(23) POWERS OF COURT.  -- On an application to a court under  subsection (15) or
(16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(24) APPRAISERS. -- A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(25) FINAL ORDER. -- The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of his shares as fixed by the court.

(26) INTEREST. -- A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(27) NOTICE THAT SUBSECTION (26) APPLIES. -- If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(28) EFFECT WHERE SUBSECTION (26) APPLIES. -- If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

          a. withdraw his notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder; or

          b. retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(29) LIMITATION. -- A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

          a. the corporation is or would after the payment be unable to pay its liabilities as they become due, or

          b. the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities. 1994, c.24, s.23.

                                    EXHIBIT C

                          CERTIFICATE OF DOMESTICATION
                                       OF
                             DENBURY RESOURCES, INC.


         The undersigned, Phil Rykhoek, Secretary of Denbury Resources Inc. (the "Corporation"), a corporation organized and existing under the laws of Canada, in accordance with the provisions of Section 388 of Title 8 of the Delaware code, does hereby certify as follows:

         FIRST: The Corporation was first incorporated in the Providence of Manitoba (Canada) as a specially limited company on March 7, 1951. On February 16, 1968, by supplementary letters patent, the Corporation was converted to a limited company. On September 13, 1984, the Corporation was continued under the Canada Business
Corporations Act.

         SECOND: The name of the Corporation immediately prior to the filing of this Certificate of Domestication was Denbury Resources Inc.

         THIRD: The name of the Corporation under which it is filing a Certificate of Incorporation is Denbury Resources Inc.

         FOURTH: The jurisdiction that constituted the seat, siege social, principal place of business or central administration for the Corporation immediately prior to the filing of this Certificate of Domestication was Canada.

         FIFTH: A Certificate of Incorporation of Denbury Resources Inc. is being filed contemporaneously with this Certificate of Domestication.

         IN WITNESS WHEREOF, I being the Secretary of the Corporation, and being duly authorized to sign this Certificate of Domestication on behalf of the Corporation have made, signed and sealed this Certificate of Domestication on this ___ day of ________________, 1999.


                                                    DENBURY RESOURCES INC.


                                                    By:
                                                       -------------------------
                                                         Phil Rykhoek, Secretary

                                    EXHIBIT D

                          CERTIFICATE OF INCORPORATION
                                       OF
                             DENBURY RESOURCES INC.


         The undersigned, a natural person acting as incorporator of a corporation under the General Corporation Law of the State of Delaware, as the same exists or may hereafter from time to time be amended (the "DGCL"), hereby makes this Certificate of Incorporation for such corporation.

                                    ARTICLE I

                                      NAME

   The name of the corporation is Denbury Resources Inc. (the "Corporation").

                                   ARTICLE II

                           REGISTERED OFFICE AND AGENT

         The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                   ARTICLE III

                       PURPOSES AND STOCKHOLDER LIABILITY

         (a) Purposes. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the DGCL.

         (b) Stockholder Liability. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

                                   ARTICLE IV

                            AUTHORIZED CAPITAL STOCK

         The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 125,000,000 shares, consisting of:
(i) 100,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), and (ii) 25,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the "Board of Directors") may from time to time determine. Each share of Common Stock shall be entitled to one vote.

         A. Preferred Stock. The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors. The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board of Directors setting forth the designation of the series and fixing and determining the relative rights and preferences thereof (a "Directors' Resolution"). The Board of Directors is hereby authorized to fix and determine the powers, designations, preferences, and relative, participating, optional or other rights, including, without limitation, voting powers, full or limited, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into Common Stock, Preferred Stock of any series or other securities, any right of the Corporation to exchange or convert shares into Common Stock, Preferred Stock of any series or other securities, or redemption provision or sinking fund provisions, as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions thereof, if any, all as shall be stated in a Directors' Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in the Directors' Resolution. Except where otherwise set forth in the Directors' Resolution providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors. The shares of Preferred Stock of any one series shall be identical with the other shares in the same series in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

         B. Reacquired Shares of Preferred Stock. Shares of any series of any Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise), purchased by the Corporation, or which, if convertible or exchangeable, have been converted into, or exchanged for, shares of stock of any other class or classes or any evidences of indebtedness shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the Directors' Resolution providing for the issuance of any series of Preferred Stock and to any filing required by law.

         C. Increase in Authorized Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote without the separate vote of holders of Preferred Stock as a class.

                                    ARTICLE V

                                    EXISTENCE

         The existence of the Corporation is to be perpetual.

                                   ARTICLE VI

                              NO PREEMPTIVE RIGHTS

         No stockholder shall be entitled, as a matter of right, to subscribe for or acquire additional, unissued or treasury shares of any class of capital stock of the Corporation whether now or hereafter authorized, or any bonds, debentures or other securities convertible into, or carrying a right to subscribe to or acquire such shares, but any shares or other securities convertible into, or carrying a right to subscribe to or acquire such shares may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

                                   ARTICLE VII

                              NO CUMULATIVE VOTING

         At each election of directors, every stockholder entitled to vote at such election shall have the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. No stockholder shall have the right to cumulate his votes in any election of directors.

                                  ARTICLE VIII

                               BOARD OF DIRECTORS

         A. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred upon the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation (this "Certificate of Incorporation"), the Board of Directors is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the Bylaws of the Corporation (the "Bylaws"); provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation, or any amendments thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.

         B. Number, Election and Terms. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by the members of the Board of Directors then in office subject to Section D(2) of this
Article VIII. Each director shall hold office until the next annual meeting and shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

         C. Bylaws. Subject to Section D(3) of this Article VIII, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, or adopt new Bylaws, without any action on the part of the stockholders, except as may be otherwise provided by applicable law or the Bylaws.

         D. Special Voting Requirements. The following matters shall be decided by a majority of not less than 2/3 of the members of the Board of Directors of the Corporation voting in favor of a resolution in respect of any of the following matters:

                    (1) an acquisition having a purchase price in excess of 20% of the Assets (as herein defined) of the Corporation or a disposition having a sale price in excess of 20% of the Assets of the Corporation;

                    (2) any increase or decrease in the total number of members of the Board of Directors of the Corporation;

                    (3) any amendment to the Certificate of Incorporation or Bylaws of the Corporation;

                    (4) any issuance of equity securities or securities convertible into equity securities of the Corporation (other than pursuant to any rights, options, warrants or convertible or exchangeable securities outstanding prior to the date of this Certificate of Incorporation is made effective, and other than pursuant to any stock option plan or employee benefit plans of the Corporation existing from time to time); or

                    (5) the creation of any series of Preferred Stock and the rights, privileges, restrictions and conditions attached thereto; any change in the rights, privileges, restrictions and conditions attached to unissued shares of any series; the issuance of any debt securities in excess of 10% of the Assets of the Corporation and (i) any borrowings by the Corporation, other than advances against existing credit lines and (ii) any increase in the existing credit lines of the Corporation, in each case, in excess of 10% of the Assets of the Corporation in respect of which the Corporation is required to grant security for the debt obligations or any borrowed money.

         For the purposes of subsections (a) and (e) above, "Assets" shall mean the total assets of the Corporation as reported on the consolidated balance sheet at the end of the last fiscal quarter of the Corporation, prepared in accordance with generally accepted accounting principles.

                                   ARTICLE IX

                                 INDEMNIFICATION

         A. Mandatory Indemnification. Each person who at any time is or was a director or officer of the Corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the
Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is an alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, or any other applicable law as may from time to time be in effect (but, in the case of any such amendment or enactment, only to the extent that such amendment or law permits the Corporation to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Corporation to provide), against all expense, liability and loss (including, without limitation, court costs and attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with a Proceeding, and such indemnification shall continue as to a person who has ceased to be a director or officer of the

Corporation or a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, and shall inure to the benefit of such person's heirs, executors and administrators. The Corporation's obligations under this Section A include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification.

         B. Prepayment of Expenses. Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding to the fullest extent permitted by, and only in compliance with, the DGCL or any other applicable laws as may from time to time be in effect, including, without limitation, any provision of the DGCL which requires, as a condition precedent to such expense advancement, the delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Section A of this Article IX or otherwise. Repayments of all amounts so advanced shall be upon such terms and conditions, if any, as the Corporation's Board of Directors deems appropriate.

         C. Vesting. The Corporation's obligation to indemnify and to prepay expenses under Sections A and B of this Article IX shall arise, and all rights granted to the Corporation's directors and officers hereunder shall vest, at the time of the occurrence of the transaction or event to which a Proceeding relates, or at the time that the action or conduct to which such Proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such Proceeding is first threatened, commenced or completed. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, no action taken by the Corporation, either by amendment of this Certificate of Incorporation or the Bylaws of the Corporation or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under Sections A and B of this Article IX which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is effective or taken, whichever is later.

         D.  Enforcement.  If a  claim  under  Section  A or  Section  B or both
Sections A and B of this Article IX is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit in a court of competent jurisdiction against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL or other applicable law to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (including its Board of Directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit as to whether indemnification is proper in the circumstances based upon the applicable standard of conduct set forth in the DGCL or other applicable law shall neither be a defense to the action nor create a presumption that the claimant has not met the applicable standard of conduct. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

         E. Nonexclusive. The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, bylaw, other provisions of this Certificate of Incorporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         F. Permissive Indemnification. The rights to indemnification and prepayment of expenses which are conferred to the Corporation's directors and officers by Sections A and B of this Article IX may be conferred upon any employee or agent of the Corporation if, and to the extent, authorized by the Board of Directors.

         G. Insurance. The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the provisions of this Article IX, the Corporation's Bylaws, the DGCL or other applicable law.

         H. Implementing Arrangements. Without limiting the power of the Corporation to procure or maintain insurance or other arrangement on behalf of any of the persons as described in Section G of this Article IX, the Corporation may, for the benefit of persons eligible for indemnification by the Corporation,
(i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation, or (iv) establish a letter of credit, guaranty or surety arrangement.

                                    ARTICLE X

                           LIMITED DIRECTOR LIABILITY

         No director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article X shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as it may hereafter be amended from time to time, for any unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

         If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of this Article X will apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal.

                                   ARTICLE XI

                           ARRANGEMENTS WITH CREDITORS

         Whenever  a  compromise  or   arrangement   is  proposed   between  the
Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under
Section 291 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If the majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                   ARTICLE XII

               BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

         The Corporation shall not be governed by Section 203 of the DGCL.

                                  ARTICLE XIII

                        INSPECTION RIGHTS OF BONDHOLDERS


         The holders of any bonds, debentures or other obligations issued or to be issued by the Corporation shall have the same right of inspection of the Corporation's books, accounts and other records which the stockholders of Corporation have.

                                   ARTICLE XIV

                                  INCORPORATOR

         The name and mailing address of the incorporator:

                                   --------------------------------------
                                   --------------------------------------
                                   --------------------------------------
                                   --------------------------------------

                                   ARTICLE XV

                                  DOMESTICATION

         The Corporation was first incorporated in the Providence of Manitoba (Canada) as a specially limited company on March 7, 1951. On February 16, 1968, by supplementary letters patent, the Corporation was converted to a limited company. On September 13, 1984, the Corporation was continued under the Canada Business Corporations Act. Simultaneously with the filing of this Certificate of Incorporation, the Corporation has filed its Certificate of Domestication with the Secretary of State of the State of Delaware in order to domesticate itself in the State of Delaware. This Certificate of Incorporation amends and supersedes in all respects the previously adopted Articles of Incorporation, as amended to date, of the Corporation. Each share of the common stock of the Corporation outstanding on the effective date of this Certificate of Incorporation is hereby converted into one share of the Common Stock without any further action by the Corporation or any stockholder, and the currently outstanding share certificates representing such shares of common stock outstanding on the effective date of this Certificate of Incorporation shall represent one share of the Common Stock until such share certificate is surrendered for transfer or reissue.

         I, the undersigned, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby declaring under the penalties of perjury that this is my act and deed and that the facts stated herein are true, and accordingly have executed this Certificate of Incorporation on _______________, 1999.

                                    EXHIBIT E


                             DENBURY RESOURCES INC.

                                     BYLAWS


                                    ARTICLE I

                                     OFFICES

         Section 1.1. Registered Office. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

         Section 1.2. Other Offices. The corporation may also have offices at such other places, either within or without the State of Delaware, as the board of directors may from time to time to determine or as the business of the corporation may require.
                                    ARTICLE 2

                            MEETINGS OF STOCKHOLDERS

         Section 2.l. Place of Meetings. All meetings of the stockholders shall be held at the office of the corporation or at such other places as may be fixed from time to time by the board of directors, either within or without the State of Delaware, and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

         Section 2.2. Annual Meetings. Annual meetings of stockholders, commencing with the year 1999, shall be held at the time and place to be selected by the board of directors. At the meeting, the stockholders shall elect a board of directors by written ballot and transact such other business as may properly be brought before the meeting. The board of directors acting by resolution may postpone and reschedule any previously scheduled annual meeting of stockholders.

         Nominations of persons for election to the board of directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the notice of meeting, (b) by or at the direction of the board of directors, or (c) by any stockholder of the corporation who was a stockholder of record at the record date for the meeting, who is entitled to vote at the meeting.

          Section 2.3. Notice of Annual Meeting. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

          Section 2.4. Voting List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

          Section 2.5 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, shall be called by the board of directors or by holders of capital stock representing at least twenty-five percent (25%) of the aggregate voting power of the issued and outstanding capital stock of the corporation. The board of directors acting by resolution may postpone and reschedule any previously scheduled special meeting of stockholders called by the board of directors, but shall have such right with respect to any special meeting called by stockholders of the corporation only with the consent of such shareholders calling the meeting.

         Section 2.6. Notice of Special Meetings. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting. Business transacted at any special meeting of the stockholders shall be limited to the purposes stated in the notice.

         Section 2.7. Quorum. The holders of one-third (1/3) of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

         Section 2.8. Order of Business. At each meeting of the stockholders, one of the following persons, in the order in which they are listed (and in the absence of the first, the next, and so on), shall serve as chairman of the meeting: chairman of the board, president, vice presidents (in the order of their seniority if more than one) and secretary. The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the voting polls.

         Section 2.9. Majority Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the statutes or of the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

         Section 2.10. Method of Voting. Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three (3) years from its date, unless the proxy provides for a longer period.

         Section 2.11. Action Without Meeting. Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The writing or writings shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

                                    ARTICLE 3

                                    DIRECTORS

         Section 3.1. General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by law or by the certificate of incorporation of the corporation or by these bylaws directed or required to be exercised or done by the stockholders.

         Section 3.2. Number of Directors. Except as otherwise fixed by the certificate of incorporation of the corporation, the board of directors shall have not less than three (3) nor more than fifteen (15) directors. The number of directors constituting the board shall be such number as from time to time shall be specified by resolution of the board of directors; provided, however, no director's term shall be shortened by reason of a resolution reducing the number of directors.

         Section 3.3. Election Qualification and Term of Office of Directors. Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws, wherein other qualifications for directors may be prescribed. Each director, including a director elected to fill a vacancy, shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Elections of directors need not be by written ballot.

         Section 3.4. Regular Meetings. Written notice of the regular meetings of the board of directors stating the place, date and hour of any of the regular meetings shall be given to each director not less than two (2) nor more than sixty (60) days before the date of any such meeting.

         Section 3.5. Special Meetings. Special meetings of the board may be called by the chairman of the board or the president, and shall be called by the president or secretary on the written request of two (2) directors unless the board consists of only a sole director, in which case special meetings shall be called by the president or secretary in like manner and on like notice on the written request of the sole director.

         Section 3.6. Quorum, Majority Vote. At all meetings of the board, a majority of the entire board of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

         Section 3.7. Action Without Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the board or committee.

         Section 3.8. Telephone and Similar Meetings. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

         Section 3.9. Notice of Meetings. Notice of each meeting of the board shall be given to each director by telegraph, facsimile, electronic mail, overnight delivery or be given personally or by telephone, at least two (2) days before the meeting is to be held. Notice need not be given to any director who shall, either before or after the meeting, submit a signed waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to such director. Every such notice shall state the time and place but need not state the purpose of the meeting.

         Section 3.10. Rules and Regulations. The board of directors may adopt such rules and regulations not inconsistent with the provisions of law, the certificate of incorporation of the corporation or these bylaws for the conduct of its meetings and management of the affairs of the corporation as the board may deem proper.

         Section 3.11. Resignations. Any director of the corporation may at any time resign by giving written notice to the board of directors, the chairman of the board, the president or the secretary of the corporation. Such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

         Section 3.12. Removal of Directors. Unless otherwise restricted by statute or by the certificate of incorporation, any director or the entire board of directors may be removed, with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

         Section 3.13. Vacancies. Subject to the rights of the holders of any class or series of stock having a preference over the common stock of the corporation as to dividends or upon liquidation, any vacancies on the board of directors resulting from death, resignation, removal or other cause, shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director, and newly created directorships resulting from any increase in the number of directors shall be filled by the board of directors, or if not so filled, by the stockholders at the next annual meeting thereof or at a special meeting called for that purpose in accordance with Section 2.5 of these bylaws. Any director elected in accordance with the preceding sentence of this Section 3.13 shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such successor shall have been elected and qualified.

         Section 3.14. Compensation of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                                    ARTICLE 4

                         EXECUTIVE AND OTHER COMMITTEES

         Section 4.1. Executive Committee. The board of directors may, by resolution adopted by a majority of the entire board, designate annually one (1) or more of its members to constitute members or alternate members of an executive committee, which committee shall have and may exercise, between meetings of the board, all the powers and authority of the board in the management of the business and affairs of the corporation, including, if such committee is so empowered and authorized by resolution adopted by a majority of the entire board, the power and authority to declare a dividend and to authorize the issuance of stock, and may authorize the seal of the corporation to be affixed to all papers which may require it, except that the executive committee shall not have such power or authority with reference to:
                    (a) amending the certificate of incorporation of the corporation;
                    (b) adopting an agreement of merger or consolidation involving the corporation;
                    (c) recommending to the stockholders the sale, lease or exchange of all or substantially all of the property and assets of the corporation;

                    (d) recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution;
                    (e)  adopting, amending or repealing any Bylaw;
                    (f) filling vacancies on the board or on any committee of the board, including the executive committee;
                    (g) fixing the compensation of directors for serving on the board or on any committee of the board, including the executive committee; or
                    (h) amending or repealing any resolution of the board which by its terms may be amended or repealed only by the board.

          Section 4.2. Other Committees. The board of directors may, by resolution adopted by a majority of the entire board, designate from among its members one or more other committees, each of which shall, except as otherwise prescribed by law, have such authority of the board as may be specified in the resolution of the board designating such committee. A majority of all the members of such committee may determine its action and fix the time and place of its meetings, unless the board shall otherwise provide. The board shall have the power at any time to change the membership of, to increase or decrease the membership of, to fill all vacancies in and to discharge any such committee, or any member thereof, either with or without cause.

         Section 4.3. Procedure; Meetings; Quorum. Regular meetings of the executive committee or any other committee of the board of directors may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof. Special meetings of the executive committee or any other committee of the board shall be called at the request of any member thereof. Notice of each meeting of the executive committee or any other committee of the board shall be given to each member of such committee by mailing written notice, addressed to each member's residence, usual place of business or such other place as designated by the member in writing provided to the secretary of the corporation or shall be sent to such member at such place by telegraph, facsimile, electronic mail or overnight delivery or to be given personally or by telephone at least two (2) days before the meeting is to be held. Notice need not be given to any member who shall, either before or after the meeting, submit a signed waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of such notice to such member. Every such notice shall state the time and place but need not state the purpose.

         Any special meeting of the executive committee or any other committee of the board shall be a legal meeting without any notice thereof having been given, if all the members thereof shall be present thereat. Notice of any adjourned meeting of any committee of the board need not be given if scheduled at the original meeting. The executive committee or any other committee of the board may adopt such rules and regulations not inconsistent with the provisions of law, the certificate of incorporation of the corporation or these bylaws for the conduct of its meetings as the executive committee or any other committee of the board may deem proper. A majority of the executive committee or any other committee of the board shall constitute a quorum for the transaction of business at any meeting, and the vote of a majority of the members thereof present at any meeting at which a quorum is present shall be the act of such committee. In the absence or disqualification of a member, the remaining members, whether or not a quorum, may fill a vacancy. The executive committee or any other committee of the board of directors shall keep written minutes of its proceedings, a copy of which is to be filed with the secretary of the corporation, and shall report on such proceedings to the board.

                                    ARTICLE 5

                                     NOTICES

         Section 5.l. Method. Except as otherwise specifically provided herein or required by law, all notices required to be given to any director, officer or stockholder shall be given in writing, by hand delivery or mail, addressed to such director, officer or stockholder, at his or her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be hand delivered or deposited in the United States mail. Except as otherwise required by law, notice to directors shall also be given in accordance with Section 3.9 of these bylaws.

         Section 5.2. Waiver. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                    ARTICLE 6

                                    OFFICERS

         Section 6.1. Election, Qualification. The officers of the corporation shall be chosen by the board of directors and shall be a president, one or more vice presidents, a secretary and a treasurer. The board of directors may also choose a chairman of the board, one or more assistant secretaries and assistant treasurers and such other officers and agents as it shall deem necessary. Any number of offices may be held by the same person, unless the certificate of incorporation or these bylaws otherwise provide.

         Section 6.2. Salary. The salaries of all officers and agents of the corporation shall be fixed by the board of directors.

         Section 6.3. Term, Removal. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

         Section 6.4. Resignation. Subject at all times to the right of removal as provided in Section 6.3 of these bylaws, any officer may resign at any time by giving notice to the board of directors, the president or the secretary of the corporation. Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein; provided that the president or, in the event of the resignation of the president, the board of directors may designate an effective date for such resignation which is earlier than the date specified in such notice but which is not earlier than the date of receipt of such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

         Section 6.5. Vacancies. A vacancy in any office because of death, resignation, removal or any other cause may be filled for the unexpired portion of the term in the manner prescribed in these bylaws for election to such office.

         Section 6.6. Chairman of the Board. The chairman of the board shall, if there be such an officer, preside at meetings of the board of directors and at meetings of the stockholders. The chairman of the board shall counsel with and advise the president and perform such other duties as the president or the board or the executive committee may from time to time determine. Except as otherwise provided by resolution of the board, the chairman of the board shall be ex-officio a member of all committees of the board. The chairman of the board may sign and execute in the name of the corporation deeds, mortgages, bonds, contracts or other instruments authorized by the board or any committee thereof empowered to authorize the same.

         Section 6.7. President. The president shall be the chief executive officer of the corporation, shall preside, if present, and in the absence of the chairman of the board, at all meetings of the board of directors and at all meetings of the stockholders, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect. He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.

         Section 6.8. Vice Presidents. In the absence of the president and the chairman of the board or, in the event of their inability or refusal to act, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice presidents shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

         Section 6.9. Secretary. The secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision he shall be. He shall have custody of the corporate seal of the corporation and he, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

         Section 6.10. Assistant Secretary. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

         Section 6.11. Treasurer. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors. He shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all his transactions as treasurer and of the financial condition of the corporation. If required by the board of directors, he shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

         Section 6.12. Assistant Treasurer. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors (or if there be no such determination, then in the order of their election), shall, in the absence of the treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

                                    ARTICLE 7

                          INDEMNIFICATION OF DIRECTORS,
                         OFFICERS, EMPLOYEES AND AGENTS

         Section 7.1. Indemnification. The corporation shall indemnify any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, as provided in the certificate of incorporation.

         Section 7.2. Definitions of Certain Terms. For purposes of indemnification pursuant to the certificate of incorporation or this Article 7, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 7 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         For purposes of this Article 7, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article 7.

         Section 7.3. Liability of Directors. Notwithstanding any provision of the certificate of incorporation or any other provision herein, no director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable (a) under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law), or any amendment thereto or successor provision thereto, for any unlawful payment of dividend of a dividend or unlawful stock purchase or redemption, or (b) by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit.

                                    ARTICLE 8

                              CERTIFICATES OF STOCK

         Section 8.1. Certificates. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the chairman or vice chairman of the board of directors, or the president or a vice president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him in the corporation.

         Section 8.2. Facsimile Signatures. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

         Section 8.3. Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

         Section 8.4. Transfers of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

         Section 8.5. Fixing Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten
(10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

         Section 8.6. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

                                    ARTICLE 9

                             AFFILIATED TRANSACTIONS

         Section 9.1. Validity. Except as otherwise provided for in the certificate of incorporation, if Section 9.2 of these bylaws is satisfied, no contract or transaction between the corporation and any of its directors, officers or security holders, or any corporation, partnership, association or other organization in which any of such directors, officers or security holders are directly or indirectly financially interested, shall be void or voidable solely because of this relationship, or solely because of the presence of the director, officer or security holder at the meeting authorizing the contract or transaction, or solely because of his or their participation in the authorization of such contract or transaction or vote at the meeting therefor, whether or not such participation or vote was necessary for the authorization of such contract or transaction.

         Section 9.2. Disclosure, Approval; Fairness. Section 9.1 shall apply only if:
                  (a) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known:

                           (i) to the board of directors (or committee  thereof)
                  and it nevertheless in good faith authorizes or ratifies the contract or transaction by a majority of the directors present, each such interested director to be counted in determining whether a quorum is present but not in calculating the number necessary to carry the vote; or

                           (ii) to the stockholders and they nevertheless authorize or ratify the contract or transaction by a majority of the shares present at a meeting considering such contract or transaction, each such interested person (stockholder) to be counted in determining whether a quorum is present but not in calculating the number necessary to carry the vote; or

                  (b) the contract or transaction is fair to the corporation as of the time it is authorized or ratified by the board of directors (or committee thereof) or the stockholders.

         Section 9.3. Nonexclusive. This provision shall not be construed to invalidate a contract or transaction which would be valid in the absence of this provision.

                                   ARTICLE 10

                               GENERAL PROVISIONS

         Section 10.1. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

         Section 10.2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

         Section 10.3. Annual Statement. The board of directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

         Section 10.4. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

         Section 10.5. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

         Section 10.6. Seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed, affixed, reproduced or otherwise.

                                   ARTICLE 11

                                   AMENDMENTS

         Section 11.1. Amendments. These bylaws may be altered, amended or repealed or new bylaws may be adopted by not less than two-thirds (2/3) of all the members of the board of directors, at any meeting of the board of directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such meeting. The stockholders of the corporation shall have the power to adopt, amend or repeal any provisions of the bylaws.

                         GRIFFITHS McBURNEY & PARTNERS

February 25, 1999

The Independent Committee of the Board of Directors
Denbury Resources Inc.
17304 Preston Road Suite 200
Dallas, Texas
75252

Dear Sirs:

              RE: LIQUIDITY OF DENBURY RESOURCES INC. COMMON SHARES

Griffiths McBurney & Partners ("GMP", "we" or "our") has been retained by the independent committee of the board of directors of Denbury Resources Inc. ("Denbury" or the "Company") in connection with a proposal (the "Proposal") by Denbury to sell 18,552,876 common shares of the Company from treasury to an affiliate of the Texas Pacific Group ("TPG") for US$100,000,000 or US$5.39 per common share. Concurrent with seeking shareholder approval for the Proposal, the Company is also seeking shareholder approval to move the corporate domicile of Denbury from Canada to the United States as a Delaware corporation as well as increasing the number of common shares that may be issued pursuant to the Company's Employee Stock Purchase Plan and Stock Option Plan.

In connection with our mandate, we have been expressly requested to provide our opinion that there was a liquid market in common shares of Denbury for the period prior to the proposed sale of common shares to TPG pursuant to the Proposal and that the market would not be materially less liquid following the completion of such sale.


DEFINITION OF  LIQUID MARKET
----------------------------

For purposes of this opinion, the term liquid market is defined as a market for the subject securities with sufficient breadth and depth to provide a reasonable opportunity for the average retail investor to buy and sell shares without materially impacting the market price. Factors we view as affecting liquidity include the total market value of the subject securities, the "public float" of securities, the number of shareholders, share trading

--------------------------------------------------------------------------------
            407 2nd Street S.W., Suite 310, Calgary, Alberta T2P 2Y3
                   Telephone:(403)543-3030 Fax:(403)543-3038
volumes, the consistency of daily trading and the number of exchanges on which the subject securities are traded.


LIQUIDITY OF DENBURY COMMON SHARES
----------------------------------

In considering the liquidity of Denbury common shares, we reviewed the trading volumes of the Company in respect of such shares over a twelve month period on both The Toronto Stock Exchange and the New York Stock Exchange. In addition, over the same time frame, we compared the trading volumes of the Company to those of selected senior and intermediate oil and gas companies listed on The Toronto Stock Exchange, generally considered by GMP to be "liquid".

Set forth below is our understanding of the common share capitalization of the Company as of September 30, 1998 prior to giving effect to the Proposal and pro-forma after giving effect to the purchase of common shares by TPG as contemplated by the Proposal. In addition, we have included the interest in the Company held by TPG currently and their pro-forma interest. All common share information has been obtained from the Form S-4 Registration Statement of the Company as amended, filed with the United States Securities and Exchange Commission.

                                              Proposed          Pro-Forma
                        Common Shares       Common Share      Common Shares
                    Issued and Outstanding  Issue to TPG  Issued and Outstanding
--------------------------------------------------------------------------------
DENBURY                   26,801,680         18,552,876        45,354,556

HELD BY TPG                8,721,438         18,552,876        27,274,314

Percentage thereon             32.5%             100.0%             60.1%


For the twelve month period ended February 25, 1999, the trading on The Toronto Stock Exchange and the New York Stock Exchange of the common shares of the Company and key statistical information is as follows:

                               TSE            NYSE        COMBINED
--------------------------------------------------------------------------------
AVERAGE DAILY VOLUME         21,500          30,500         52,000
AVERAGE WEEKLY VOLUME       107,900         153,000        260,900
12 MONTH VOLUME           5,500,000       7,800,000     13,300,000

DENBURY PUBLIC FLOAT                                    18,080,242

Percentage of public float
traded in 12 months                                            74%

As a comparison, a summary of trading statistics of selected Senior and Intermediate oil and gas producers listed on The Toronto Stock Exchange is outlined in the table below:

          Average Percentage of Public Float Traded
                       in 12 months:
--------------------------------------------------------------

Selected Senior Producers                       73%
Selected Intermediate Producers                 58%



According to information provided The Toronto Stock Exchange by Company Management, Denbury has approximately 1300 common shareholders. Computation of the common share holding of the average retail shareholder are outlined in the table below:

              Average Retail Holding
----------------------------------------------
Denbury Public Float               18,080,242

Institutional Holdings (1)          8,540,000
                                    ---------

Estimated Retail Holdings           9,540,242
                                    =========

AVERAGE RETAIL HOLDING                  7,300

COVERAGE OF AVERAGE DAILY VOLUME    7.1 TIMES

(1) Source - Bloomberg

We have performed a review of the combined daily trading volumes of Denbury common shares over the 12 month period and found that the daily trading activity levels appear to be without any period of market inactivity.

Since the date of the Denbury public announcement of the Proposal, December 17, 1998, we have reviewed the trading activity of Denbury on both The Toronto Stock Exchange and the New York Stock Exchange, and have found the volume of trading of the common shares of Denbury has, in most cases, exceeded the normal trading averages established.

OPINION
-------

Having given consideration to the foregoing, it is the opinion of Griffiths McBurney & Partners that the market for the common shares of Denbury is liquid and that the market would not be materially less liquid following the completion of the sale of common shares of Denbury to TPG contemplated by the Proposal.


Yours truly,

GRIFFITHS McBURNEY & PARTNERS

(signed)

                                    EXHIBIT G

                          Special Resolution Approving
        the Change of Corporate Domicile from Canada to the United States

     BE IT RESOLVED as a special resolution of the shareholders of Denbury Resources Inc. (the "Company") that:

     1. the change of domicile of the Company from Canada to the United States whereby the Company will be domesticated under the laws of the State of Delaware pursuant to section 388 of the Delaware General Corporation Law (the "DGCL")and discontinued under the provisions of section 188(7) of the Canada Business Corporations Act (the "CBCA") be and the same is hereby approved and authorized and the Company be and it is hereby authorized to apply to the Secretary of State of the State of Delaware for the purposes of domesticating the Company under the laws of the State of Delaware pursuant to section 388 of the DGCL and thereafter apply to the Director under the CBCA for a Certificate of Discontinuance pursuant to section 188(7) of the CBCA;

     2. the Certificate of Incorporation and the Certificate of Domestication, which are attached as Exhibits "C" and "D", respectively, to the Information Circular - Proxy Statement of the Company mailed to the shareholders of the Company for the purposes of the Special Meeting, subject to changes as the Secretary of State of the State of Delaware may require or as the Board of Directors of the Company may approve, be and the same are hereby adopted, approved and authorized;

     3. any one director or officer of the Company be and is hereby authorized for and on behalf of the Company to do all such acts and things and to execute, deliver and file all such deeds, documents and other instruments as may be necessary or desirable to carry out the provisions of this resolution which, without limiting the generality of the foregoing, shall include the execution and filing with the Secretary of State of the State of Delaware of the Certificate of Domestication and the Certificate of Incorporation, the application to the Director under the CBCA to authorize and approve the Continuance, the application to the Director under the CBCA for a Certificate of Discontinuance pursuant to section 188(7) of the CBCA and all other requisite notices and filings in respect of the domestication required pursuant to applicable laws; and

     4. conditional upon the domestication of the Company under the laws of the State of Delaware in accordance with all legal requirements relating thereto being made effective, the merger of the Company with its wholly-owned subsidiary, Denbury Management Inc., whereby the Company will be the surviving entity, be and the same is hereby approved and authorized.

                         Ordinary Resolution Authorizing
             the Board the Authority to Postpone or Abandon the Move

     BE IT RESOLVED as a special resolution of the shareholders of Denbury Resources Inc. (the "Company") that:

     1. the directors of the Company may, in their sole discretion and notwithstanding that this resolution has been duly passed by the shareholders of the Company, postpone or abandon the move of the corporate domicile of the Company without further action or approval of the shareholders if the Board of Directors determines that such a move or timing of the domestication would not be in the Company's best interests.

   Ordinary Resolution Approving the Sale of Shares to the Texas Pacific Group

                  WHEREAS Denbury Resources Inc. (the "Company") has entered into a stock purchase agreement (the "TPG Purchase Agreement") dated December 16, 1998 with an affiliate of the Texas Pacific Group ("TPG"), pursuant to which TPG has agreed to purchase 18,552,876 newly-issued Common Shares of Denbury Resources Inc. for a total purchase price of U.S. $100 million, representing a subscription price of U.S. $5.39 per Common Share, which agreement provides, among other things, that the consummation of the sale of the shares to TPG is conditional upon the approval by holders of the majority of the Common Shares of the Company voting that are disinterested shareholders;

                  NOW THEREFORE BE IT RESOLVED, as an ordinary resolution of the shareholders of the Company, that:

     1. the private placement by the Company to TPG of an aggregate 18,552,876 Common Shares at a subscription price of U.S. $5.39 per share for an aggregate purchase price of U.S. $100 million pursuant to the terms and conditions of the TPG Purchase Agreement be and the same is hereby authorized and approved and the TPG Purchase Agreement and all transactions contemplated thereby be and the same are hereby ratified, approved and confirmed including any and all other agreements, documents and instruments and the performance of such further and other actions as may be necessary or desirable in order to give full effect to the TPG Purchase Agreement and the obligations of the Company with respect thereto including the actions, documents, agreements and instruments contemplated thereby or hereby;

     2. any one director or officer of the Company be and is hereby authorized for and on behalf of the Company to do all such acts and things and to execute, deliver and file all such deeds, documents and other instruments as may be necessary or desirable to carry out the provisions of this resolution; and

     3. the directors of the Company may, in their sole discretion and notwithstanding that this resolution has been duly passed by the shareholders of the Company, revoke this resolution before it is acted upon without further action or approval of the shareholders.

                          Ordinary Resolution Approving
 Increase of Authorized Shares under the Company's Employee Stock Purchase Plan

     BE IT RESOLVED as an ordinary resolution of the shareholders of Denbury Resources Inc. (the "Company") that:

     1. the amendment to the employee stock purchase plan of the Company made effective February 1, 1996 (the "Employee Stock Purchase Plan"), by increasing the maximum number of Common Shares of the Company which shall be available for sale under the Employee Stock Purchase Plan from 250,000 Common Shares to 750,000 Common Shares be and the same is hereby ratified, approved and authorized; and

     2. any one director or officer of the Company be and is hereby authorized for and on behalf of the Company to do all such acts and things and to execute, deliver and file all such deeds, documents and other instruments as may be necessary or desirable to carry out the provisions of this resolution including, without liming the generality of the foregoing, all necessary notices, filings and applications to the Toronto and New York stock exchanges in respect of the amendment to the Employee Stock Purchase Plan and the additional listing of Common Shares issued under the Employee Stock Purchase Plan.

                          Ordinary Resolution Approving
       Increase of Authorized Shares under the Company's Stock Option Plan

                  BE IT RESOLVED that an ordinary resolution of the shareholders of Denbury Resources Inc. (the "Company") that:

     1. the amendment to the stock option plan of the Company made effective August 9, 1995 (the "Stock Option Plan"), as amended, by the increase of an additional 2,015,756 Common Shares issuable under the Stock Option Plan such that the maximum number of Common Shares reserved for future issuance under the Stock Option Plan will be 4,535,000 Common Shares representing approximately 10% of the outstanding Common Shares after giving effect to the proposed sale of 18,552,876 Common Shares to Texas Pacific Group, and pursuant to which the "Common Share
          Maximum" as defined in section 4(a) of the Stock Option Plan is increased to 5,145,587 Common Shares be and the same is hereby ratified, approved and authorized; and

     2. any one director or officer of the Company be and is hereby authorized for and on behalf of the Company to do all such acts and things and to execute, deliver and file all such deeds, documents and other instruments as may be necessary or desirable to carry out the provisions of this resolution including, without liming the generality of the foregoing, all necessary notices, filings and applications to the Toronto and New York stock exchanges in respect of the amendment to the Stock Option Plan and the additional listing of Common Shares issuable upon exercise of options granted under the Stock Option Plan.

                             DENBURY RESOURCES INC.
                        Suite 2550, 140 - 4th Avenue S.W.
                            Calgary, Alberta T2P 3N3

                               Instrument of Proxy
                         Special Meeting of Shareholders

         The undersigned shareholder of Denbury Resources Inc., "Denbury" or the "Company", hereby appoints Ronald G. Greene, Chairman of the board of Denbury, of the City of Calgary, in the Province of Alberta, or failing him, Phil Rykhoek, Chief Financial Officer and Secretary of Denbury, of the City of Dallas, in the State of Texas, or instead of either of the foregoing, , as proxyholder of the undersigned, with full power of substitution, to attend, act and vote for and on behalf of the undersigned at the Special Meeting of shareholders of Denbury, the "Meeting", to be held on ___________, April __, 1999, at 10:00 a.m. (Calgary time) and at any adjournment or adjournments thereof, and on every ballot that may take place in consequence thereof, to the same extent and with the same powers as if the undersigned were personally present at the Meeting with authority to vote at the said proxyholder's discretion, except as otherwise specified below.

         Without limiting the general powers hereby conferred, the undersigned hereby directs the said proxyholder to vote the shares represented by this Instrument of Proxy in the following manner:

     1. FOR [ ] or AGAINST [ ] the Special Resolution approving the move of Denbury's corporate domicile from Canada to the United States as a Delaware corporation;

     2. FOR [ ] or AGAINST [ ] the Ordinary Resolution granting the board of directors of Denbury the authority to postpone or abandon the move of the corporation domicile from Canada to the United States, even if approved by the shareholders, if the board in its discretion determines such move or the timing thereof is not to be in Denbury's best interest;

     3. FOR [ ] or AGAINST [ ] the Ordinary Resolution approving the U.S. sale of 18,552,876 common shares of Denbury to an affiliate of the Texas Pacific Group, Denbury's largest shareholder, for $100 million or $5.39 per share;

     4. FOR [ ] or AGAINST [ ] the Ordinary Resolution approving an increase in the number of common shares reserved for issuance under Denbury's Employee Stock Purchase Plan;

     5. FOR [ ] or AGAINST [ ] the Ordinary Resolution approving an increase in the number of common shares reserved for issuance under Denbury's Stock Option Plan; and

     6. At the discretion of the said proxyholder, upon any amendment or variation of the above matters or any other matter that may be properly brought before the Meeting or any adjournment thereof in such manner as such proxy, in such proxy's sole judgement, may determine.

         THIS INSTRUMENT OF PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF DENBURY. THE SHARES REPRESENTED BY THIS INSTRUMENT OF PROXY WILL, WHERE THE SHAREHOLDER HAS SPECIFIED A CHOICE WITH RESPECT TO THE ABOVE MATTERS, BE VOTED AS DIRECTED ABOVE, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN FAVOUR OF THE ABOVE MATTERS.

         EACH SHAREHOLDER HAS THE RIGHT TO APPOINT A PROXYHOLDER, OTHER THAN THE PERSONS DESIGNATED ABOVE, WHO NEED NOT BE A SHAREHOLDER, TO ATTEND AND TO ACT FOR HIM AND ON HIS BEHALF AT THE MEETING.

         The undersigned hereby revokes any proxies heretofore given with respect to the undersigned's Denbury common shares with respect to the said Meeting.

   Dated this _____day of__________________, 1999.

                                              ----------------------------------
                                              Shareholder's Signature

                                              ----------------------------------
                                              Name of Shareholder (Please Print)

                              (See over for notes)

                                     Notes:

1. If the shareholder is a corporation, its corporate seal must be affixed or it must be signed by an officer or attorney thereof duly authorized.

2. This Instrument of Proxy must be dated and the signature hereon should be exactly the same as the name in which the shares are registered. If the Instrument of Proxy is undated, it shall be deemed to bear the date on which it is mailed by the person making the solicitation.

3. Persons signing as executors, administrators, trustees, etc. should so indicate and give their full title as such.

4. This Instrument of Proxy will not be valid and not be acted upon or voted unless it is completed as outlined herein and delivered to the attention of the Secretary of Denbury Resources Inc., c/o CIBC Mellon Trust Company, Corporate Trust Department, 600 Dome Tower, 333 - 7th Avenue S.W., Calgary, Alberta, T2P 2Z1, Attention: Norma Blasetti or faxed to the attention of Norma Blasetti at (403)264-2100, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time set for the holding of the Meeting or any adjournment thereof. A proxy is valid only at the meeting in respect of which it is given or any adjournment(s) of that meeting.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Canada

         Section 124(1) of the Canada Business Corporations Act ("CBCA") provides that, except in respect of an action by or on behalf of a corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if:

       (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

       (b) in a case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

       Section 124(2) of the CBCA provides that even if such a person is named in an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify such a person with court approval if such person meets the standards set forth in Section 124(1). Additionally, a person named in Section 124(1) is entitled to indemnity from the corporation if the person seeking indemnity:

       (a) was substantially successful on the merits in his defense of the action or proceeding; and

       (b)     fulfills the conditions set forth above.

       Section 5.02 of the Company's Bylaws contains the same standards set forth in Section 124(1), but makes indemnification in such circumstances mandatory by the Company.

Texas

       DMI has authority under Articles 2.02(A) (16) and 2.02-1 of the Texas Business Corporation Act (the "TBCA") to indemnify its directors and officers to the extent provided for in such statute. Section 3.06 of DMI's Bylaws provides that the board of directors of DMI may authorize DMI to pay expenses incurred by, so as to satisfy a judgment or fine rendered or levied against, present or former directors, officers or employees of DMI as provided by Article 2.02(A)(16) of the TBCA.

       The TBCA provides in part that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that (i) such person conducted himself in good faith; (ii) reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interest, and, in all other cases, that his conduct was not opposed to the corporation's best interests; and
(iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

       A corporation may indemnify a person under the TBCA against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

       A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

       In addition to the above provisions, both the Company and DMI have also entered into an indemnity agreement with their officers and directors, which, subject to the CBCA and TBCA, respectively, sets forth the procedures by which a person may seek indemnity and clarifies the situations in which a person may be entitled to indemnity by the Company or DMI, both.

       Effective in August 1997, the Company modified the directors and officers insurance covering each of its officers and directors. The insurance provides up to $15 million of coverage for the officers and directors with deductibles ranging from zero to $350,000, depending on the type of claim, and $15 million of coverage for the Company. The Company has paid for 100% of the cost of this insurance.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits.

EXHIBIT NO.       DESCRIPTION OF EXHIBIT
-----------       ----------------------

3(a) Articles of Continuance of Denbury Resources Inc., as amended (incorporated by reference as Exhibits 3(a), 3(b), 3(c), 3(d) of the Company's Registration Statement on Form F-1 dated August 25, 1995, Exhibit 4(e) of the Company's Registration Statement on Form S-8 dated February 2, 1996 and Exhibit 3(a) of the Pre-effective Amendment No. 2 of the Company's Registration Statement on Form S-1 dated October 22, 1996).

3(b) General By-Law No. 1: A By-Law Relating Generally to the Conduct of the Affairs of Denbury Resources Inc., as amended (incorporated by reference as Exhibit 3(e) of the Company's Registration Statement on Form F-1 dated August 25, 1995,
                 Exhibit 4(d) of the Registrant's Registration Statement on Form S-8 dated February 2, 1996.

3(c)             Restated Articles of Incorporation of Denbury  Management, Inc.
                 (incorporated by reference as Exhibit 3(c) of the Registrant's Registration Statement on Form S-3 dated February 19, 1998).

3(d) Bylaws of Denbury Management, Inc. (incorporated by reference as Exhibit 3(c) of the Registrant's Registration Statement on Form S-3 dated February 19, 1998).

3(e)             Certificate   of  Domestication   of  Denbury   Resources  Inc.
                 (attached as Exhibit C to the Prospectus of this Registration Statement).

3(f) Form of Articles of Incorporation of Denbury Resources Inc., a Delaware corporation (attached as Exhibit D to the Prospectus of this Registration Statement).

3(g)             Form  of  By-laws  of  Denbury   Resources   Inc.,  a  Delaware
                 corporation (attached as Exhibit E to the Prospectus of this Registration Statement).

4(a) See Exhibits 3(a), 3(b), 3(c) and 3(d) for provisions of the Articles of Continuance and General By-Law No. 1 of the Company defining the rights of the holders of Common Shares.

4(b) Form of Indenture between DMI and Chase Bank of Texas National Association, as trustee (incorporated by reference as Exhibit 4(b) of Registrant's Registration Statement on Form S-3 dated February 19, 1998).

4(c) Section 190 of the Canada Business Corporation Act (attached as Exhibit B to the Prospectus of this Registration Statement).

EXHIBIT          DESCRIPTION OF EXHIBIT
-------          ----------------------

5(a)**           Form   of  legality  opinion   of   Jenkens  &   Gilchrist,   a
                 Professional Corporation.

8(a)** Form of opinion of Burnet, Duckworth & Palmer as to Canadian tax matters.

8(b)**           Form  of  opinion  of   Jenkens  &  Gilchrist,  a  Professional
                 Corporation as to United States tax matters.

10(a) Stock Purchase Agreement dated December 16, 1998 between the Company and TPG Partners II, L.L.C. (incorporated by reference as Exhibit 99.1 of the Registrant's Form 8-K dated December 17,
                 1998).

10(b)* Consent letter and form of Fourth Amendment to First Restated Credit Agreement, by and among Denbury Management, as borrower, Denbury Resources Inc., as guarantor, NationsBank of Texas, N.A. as administrative agent and NationsBank of Texas, N.A. as bank, dated November 30, 1998.

12*              Statement of Ratio of Earnings to Fixed Charges.

13 Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (incorporated by reference and separately filed).

21 Subsidiaries of the Denbury Resources Inc., (incorporated by reference as Exhibit 21 of Registrant's Form 10-K for the year ended December 31, 1997).

23(a)**          Consent of Deloitte & Touche LLP.

23(b)** Consent of Burnet, Duckworth & Palmer (contained in its opinion filed as Exhibit 8 (a).

23(c)** Consent of Jenkens & Gilchrist, a Professional Corporation (contained in its opinion filed as Exhibit 5(a)).

23(d)** Netherland, Sewell & Associates Reserve Summary Letter as to reserves at December 31, 1998.

24(a)* Power of Attorney (contained on the signature page of this Registration Statement).

99.1*            Consent of Credit Suisse First Boston Corporation.

99.2** Termination of securities purchase agreement Letter Agreement dated March 1, 1999, by and between TPG Partners, L.P. and TPG Parallel I, L.P., as purchaser and Denbury Resources Inc., as seller.

99.3** Opinion of Griffiths, McBurney and Partners regarding liquidity of Registrant's trading market (attached as Exhibit F to the Prospectus of this Registration Statement).

---------------------------

  * Previously filed.
** Filed herewith.

ITEM 22.     UNDERTAKINGS

             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

             The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 3, 1999.

                                                DENBURY RESOURCES INC.


                                                By: /s/ Phil Rykhoek
                                                   -----------------------------
                                                   Phil Rykhoek
                                                   Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, in multiple counterparts with the effect of one original.


    Signatures                    Title                                Date
    ----------                    -----                                ----

/s/ Gareth Roberts         President, Chief Executive Officer      March 3, 1999
---------------------      and Director of Denbury
Gareth Roberts             (Principal Executive Officer)

/s/ Phil Rykhoek           Chief Financial Officer, Secretary and  March 3, 1999
---------------------      Authorized Representative of Denbury
Phil Rykhoek               (Principal Financial Officer)

/s/ Bobby J. Bishop        Controller and Chief Accounting         March 3, 1999
---------------------      Officer of Denbury
Bobby J. Bishop            (Principal Accounting Officer)

/s/ Ronald G. Greene*      Chairman of the Board and               March 3, 1999
---------------------      Director of Denbury
Ronald G. Greeene

/s/ Wieland Wettstein*     Director of Denbury                     March 3, 1999
---------------------
Wieland Wettstein

/s/ Wilmot Matthews *      Director of Denbury                     March 3, 1999
---------------------
Wilmot Matthews


By:    /s/ Phil Rykhoek
-----------------------
Phil Rykhoek *Attorney-in-Fact pursuant to
Power of Attorney contained in
original filing of the Registration
Statement.